Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-239047
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Offering price per share(3)	Aggregate offering price(3)	Amount of registration fee(3)
Class A ordinary shares, par value $0.00025 per share	78,200,000	US$39.00	US$3,049,800,000	US$332,733.18

(1)
The Class A ordinary shares are represented by American depositary shares, each of which represents one Class A ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (333-227062) and Form F-6 (333-248194).

(2)
Includes 68,000,000 Class A ordinary shares being offered by us and up to 10,200,000 Class A ordinary shares the underwriters have an option to purchase from us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT Issued December 11, 2020
(To Prospectus dated June 9, 2020)
68,000,000 American Depositary Shares
NIO Inc.
Representing 68,000,000 Class A Ordinary Shares

NIO Inc. is offering 68,000,000 American depositary shares, or ADSs. Each ADS represents one Class A ordinary share, par value US$0.00025 per share.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “NIO.” On December 10, 2020, the reported last sale price of the ADSs on the NYSE was $45.22 per ADS.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-14.

PRICE $39.00 PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company
Per ADS	$39.00	$0.5460	$38.4540
Total	$2,652,000,000	$37,128,000	$2,614,872,000

(1)
See “Underwriting” beginning on page S-109 of this prospectus supplement for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 10,200,000 ADSs.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the ADSs to purchasers on or about December 16, 2020.

MORGAN STANLEY	CICC

PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and

i

prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated June 9, 2020 included in the registration statement on Form F-3 (No. 333-239047), which provides more general information.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:
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“ADAS” refers to advanced driver assistance system;

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“ADSs” refer to our American depositary shares, each of which represents one Class A ordinary share;

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“AI” refers to artificial intelligence;

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“BEVs” refer to battery electric passenger vehicles;

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“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement only, Hong Kong, Macau and Taiwan;

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“Class A ordinary shares” refer to our Class A ordinary shares, par value US$0.00025 per share;

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“Class B ordinary shares” refer to our Class B ordinary shares, par value US$0.00025 per share;

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“Class C ordinary shares” refer to our Class C ordinary shares, par value US$0.00025 per share;

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“EVs” refer to electric passenger vehicles;

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“FOTA” refers to firmware over-the-air;

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“ICE” refers to internal combustion engine;

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“NEVs” refer to new energy passenger vehicles;

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“NIO,” “we,” “us,” “our company,” and “our” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

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“Ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share;

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“RMB” or “Renminbi” refers to the legal currency of China; and

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“US$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States.

We have published our consolidated financial statements in RMB. Our business is primarily conducted in China and all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement are made at the rate as of the end of the applicable period, that is, RMB6.7896 to US$1.00, the rate in effect as of September 30, 2020. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
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our goals and growth strategies;

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the COVID-19 pandemic;

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our future business development, financial condition and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry;

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relevant government policies and regulations relating to our industry; and

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assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The electric vehicles industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the electric vehicles industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on the forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially (i) the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2019, or the 2019 Annual Report, (ii) our audited consolidated financial statements for the years ended and as of December 31, 2017, 2018 and 2019 included in the 2019 Annual Report, (iii) our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 10, 2020, and (iv) our current reports on Form 6-K furnished to the SEC on June 9, 2020 and at 6:24 A.M. (Eastern time), June 30, 2020, all of which are incorporated into the accompanying prospectus by reference.
Our Business
Our mission is to shape a joyful lifestyle. We aim to build a community starting with smart electric vehicles to share joy and grow together with our users.
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining the user experience, we provide users with comprehensive and convenient power solutions, the innovative Battery as a Service (BaaS) program and other user-centric services. Our Chinese name is Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of November 30, 2020, we had delivered 29,332 ES8s.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance edition is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the ES6 performance edition boasts an NEDC range of up to 610 km. The ES6 ranked as the No. 1 electric SUV in China as measured by the number of deliveries since October 2019. As of November 30, 2020, we had delivered 36,885 ES6s.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. This new model continues the NIO family design language with its stylish and sporty coupe-style body, and boasts an excellent lightweight design and drag coefficient of only 0.26. Its performance edition is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor and is capable of accelerating from zero to 100 kph in just 4.5 seconds. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the EC6 boasts an NEDC range of up to 615 km. We announced the pre-subsidy price of the EC6 on July 24, 2020 during the 2020 Chengdu Motor Show, and began making deliveries of the EC6 in September 2020. As of November 30, 2020, we had delivered 2,417 EC6s.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home and Power Home Plus, our home charging solutions; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 390,000 charging piles. Furthermore, on August 20, 2020, we introduced the Battery as a Service, or the BaaS model, which allows users to purchase electric vehicles and subscribe the usage of battery packs separately. All users who purchase NIO vehicles are now eligible to place orders with the BaaS model. If users opt to purchase an ES8, ES6 or EC6 model and subscribe to use the 70 kWh battery pack under the BaaS model, they can enjoy an RMB70,000 deduction off the original vehicle purchase price and pay a monthly subscription fee of RMB980 for the battery pack. If users opt to purchase an ES8, ES6 or EC6 and subscribe for the 100kWh battery pack under the BaaS model, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB1,480. Users who currently apply the 70kWh battery pack with the intention to upgrade their batteries can choose to either purchase a 100kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package. Meanwhile, the users will continue to enjoy the existing favorable policies such as purchase tax exemption and government subsidies for electric vehicles. We believe the BaaS model enables our users to benefit from the lower initial purchase prices of our vehicles, flexible battery upgrade options and assurance of battery performance, which will further enhance competitiveness of our products, create more value for our users and promote the conversion of consumer preferences from traditional vehicles to electronic vehicles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We provide servicing both through authorized third party service centers and NIO service centers, both of which provide repair, maintenance and bodywork services. As of October 31, 2020, we had 23 NIO service centers in 19 cities and 146 authorized third party service centers in 110 cities.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. As of October 31, 2020, we had 7,194 full-time employees. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also as clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. As of October 31, 2020, we had 22 NIO Houses and 157 NIO Spaces in 105 cities. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team. For the first ten months of 2020, the average customer referral rate reached approximately 64%, as compared with approximately 52% in 2019. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
Reservations, Production and Delivery
We began making deliveries to users of our first volume manufactured vehicle, the seven-seater ES8, on June 28, 2018, and its variant, the six-seater ES8, in March 2019. In December 2019, we launched the all-new ES8 with more than 180 product improvements, and started deliveries of the all-new ES8s in April 2020. The table below sets forth certain operating data relating to the ES8 (for all three types) in 2020.
	January 2020	February 2020	March 2020	April 2020	May 2020	June 2020	July 2020	August 2020	September 2020	October 2020	November 2020
ES8s produced for the period	100	—	175	200	914	1,263	850	1,213	1,623	1,472	1,553
ES8s delivered for the period	105	36	54	248	751	1,264	923	1,125	1,482	1,477	1,387
Cumulative ES8s delivered	20,585	20,621	20,675	20,923	21,674	22,938	23,861	24,986	26,468	27,945	29,332
We began making deliveries of our second volume manufactured vehicle, the five-seater ES6, to users on June 18, 2019, and deliveries of the ES6 have been generally growing since then. The table below sets forth certain operating data relating to the ES6 in 2020.
	January 2020	February 2020	March 2020	April 2020	May 2020	June 2020	July 2020	August 2020	September 2020	October 2020	November 2020
ES6s produced for the period	1,806	655	1,442	2,808	2,649	2,755	2,825	2,539	3,268	2,495	2,438
ES6s delivered for the period	1,493	671	1,479	2,907	2,685	2,476	2,610	2,840	3,210	2,695	2,386
Cumulative ES6s delivered	12,926	13,597	15,076	17,983	20,668	23,144	25,754	28,594	31,804	34,499	36,885
In December 2019, we launched our third volume manufactured electric vehicle, the EC6, and began making deliveries of the EC6 in September 2020. We delivered 16 EC6s in September, 883 EC6s in October and 1,518 EC6s in November, 2020.
As of November 30, 2020, we had delivered a total of 68,634 vehicles, including the ES8, the ES6 and the EC6.
Cooperation Arrangements in Hefei
In February 2020, we entered into a collaboration framework agreement with the municipal government of Hefei, Anhui province, where our main manufacturing hub is located. From April to June 2020, for investments into NIO Holding Co., Ltd. (previously known as NIO (Anhui) Holding Co., Ltd.), or NIO Holding, the legal entity of NIO China wholly owned by us pre-investment, we entered into an investment agreement, as amended and supplemented by supplemental investment agreements (the “Hefei Investment Agreement”), and a shareholders agreement, as amended and supplemented by supplemental shareholders agreements (the “Hefei Shareholders Agreement”) with Hefei City Construction and Investment Holding (Group) Co., Ltd., CMG-SDIC Capital Co., Ltd. and Anhui Provincial Emerging Industry Investment Co., Ltd., and, as applicable, their respective designated funds, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd. and New Energy Automobile Fund. We refer to the Hefei Investment Agreement and the Hefei Shareholders Agreement collectively as the Hefei Agreements in this prospectus supplement. We refer to Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd. and New Energy Automobile Fund as the Hefei Strategic Investors in this prospectus supplement.
We agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, valued at RMB17.77 billion in total, into NIO China. Further, we agreed to invest RMB4.26 billion in cash into NIO China. The Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO China. Pursuant to the Hefei Shareholders Agreement, upon the completion of the investments, we will hold 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors will collectively hold the remaining 24.115%. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.
By the end of July 2020, NIO Holding had received from the Hefei Strategic Investors RMB5.0 billion of cash investments for the first two installments in full, and we had injected our cash investment of RMB1.278 billion for the first installment and RMB1.278 billion for the second installment. In September, we redeemed 8.612% equity interests in NIO Holding from one of the Hefei Strategic Investors and assumed its capital contribution obligation, and subscribed for certain newly increased registered capital to increase our shareholding in NIO China. Subsequently, we completed all capital contribution obligations in relation to the share redemption and share subscription. As of the date of the prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO Holding, in accordance with the Hefei Agreements. For more information, see “Hefei Strategic Investors” included elsewhere in this prospectus supplement. For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report; (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020; and (iii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission at 6:24 A.M. (Eastern time) on June 30, 2020.
Governmental Subsidies Supporting NEV market in China
In recent years, the Chinese government issued multiple favorable policies encouraging purchase of new energy vehicles and electric vehicle charging infrastructure. Starting from 2015, the regulatory authorities have been providing subsidies to purchasers of new energy vehicles at a standard reviewed and updated on an annual basis. The current 2020 subsidy standard, effective from April 23, 2020, sets subsidies for 2 million vehicles as the upper limit of the annual subsidy scale, and provides that the national subsidy shall only apply to an NEV with the sale price under RMB300,000 or compatible with the battery swapping model. We believe the 2020 subsidy standard encourages purchases of new energy vehicles, especially our vehicles, as they are compatible with the battery swapping model.
From January 2016, the central finance department started to provide certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Certain local governments have also implemented incentive policies for the construction and operation of charging infrastructure. For example, operators of certain non-self-use charging infrastructure may be eligible for subsidies calculated based on electricity output. These incentives have and are expected to facilitate acceleration of development of public charging infrastructure, providing users with comfort in choosing electric vehicles compatible with the battery swapping model.

Our Competitive Strengths
We believe the following strengths contribute to our success:
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pioneer in China’s premium smart EV market;

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redefining EV experience with cutting-edge proprietary technology, visionary engineering and smart connectivity;

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revolutionary and comprehensive charging solutions;

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user enterprise advocating a unique and holistic mobility lifestyle;

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strategic partnerships with global best-in-class technology and industrial leaders; and

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global talent pool, world-class management and well-established corporate governance.

Our Strategies
We are pursuing the following strategies to achieve our mission:
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successfully launch future models timely to target a broader customer base and expand our product lineup;

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expand our infrastructure and service coverage nationwide to improve user experience;

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continue to focus on technological innovations; and

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create more monetization opportunities during the lifetime ownership.

Recent Developments
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NIO China Share Redemption and Share Subscription

Under the definitive agreements with the Hefei Strategic Investors, as amended and supplemented, before NIO Holding is converted into a company limited by shares for the purpose of its qualified IPO, we and our designated parties have the right to redeem 50% of the equity interests in NIO Holding held by the Jianheng New Energy Fund, one of the Hefei Strategic Investors. In addition, before December 31, 2021, we and our designated affiliates have the right to unilaterally subscribe for up to US$600 million of the then newly increased registered capital of NIO Holding, which subscription price is the same as the price of investments by the Hefei Strategic Investors in NIO Holding.
On September 16, 2020, NIO Nextev Limited, or NIO Nextev, on behalf of our company, entered into a share transfer agreement with Jianheng New Energy Fund, pursuant to which NIO Nextev agreed to redeem from Jianheng New Energy Fund 50% of the equity interests in NIO Holding then held by the Jianheng New Energy Fund, which accounted for 8.612% equity interests in NIO Holding (the “Share Redemption”). The total consideration of the Share Redemption was RMB511.5 million, consisting of the actual capital increase payment Jianheng New Energy Fund had made plus prorated interest accrued at an interest rate of 10% per annum. Pursuant to the cash injection schedule in the definitive agreements, the remaining RMB 2 billion payable by Jianheng New Energy in connection with its cash contribution obligation, corresponding to 6.9% of the equity interests in NIO Holding, had yet become due as of the date of the share transfer agreement. We assumed such cash contribution obligation after the share redemption was completed.
On September 25, we, through one of our wholly owned subsidiaries, entered into a definitive agreement to subscribe for newly increased registered capital of NIO Holding at a subscription price of US$600 million (the “Capital Subscription”). In connection with our full exercise of our right in the Capital Subscription, the Hefei Strategic Investors have duly waived their pre-emptive rights.
We applied a portion of the proceeds from our offering of American depositary shares in August 2020 to pay for the Share Redemption and the Capital Subscription, and completed the Share Redemption and the Capital Subscription later in September 2020. As of the date of this prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. In addition, we changed the name of NIO (Anhui) Holding Co., Ltd. to NIO Holding Co., Ltd.

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Deliveries in October 2020 and November 2020

Deliveries of the ES8, ES6 and EC6 were 5,055 vehicles and 5,291 vehicles in October and November 2020, respectively. As of November 30, 2020, cumulative deliveries of the ES8, ES6 and EC6 reached 68,634 vehicles, of which 36,721 were delivered in 2020.
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Launch of 100kWh Battery Pack

On November 6, 2020, we launched the 100kWh battery pack with battery upgrade plans. The 100kWh cell-to-pack battery pack has realized 37% higher energy density than the 70kWh battery. Powered by the 100kWh battery, the NEDC range of the EC6 can reach up to 615 kilometers. The outstanding performance of the 100kWh battery is underpinned by technological advancements including thermal propagation prevention design, highly-integrated architecture, all-climate thermal management and bi-directional cloud battery management system.
If users opt to purchase an ES8, ES6 or EC6 and subscribe for the 100kWh battery pack under the innovative BaaS model, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB1,480. Users of the 70kWh battery pack can choose to either purchase a 100kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package.
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Completion of Redemption of Equity Interests in XPT from Minority Shareholders

In November, we, through our wholly owned subsidiary, completed the full redemption of equity interests in XPT (Jiangsu) Automotive Technology Co., Ltd., or XPT, held by each of its minority shareholders. We redeemed a total of 21.09% equity interests in XPT and now indirectly wholly own XPT. Established in May 2018, XPT mainly designs, develops and manufactures electric motors, battery packs and other smart electric vehicle components.
Corporate History and Structure
We were founded in November 2014, as NextCar Inc., and changed our name to NIO Inc. in July 2017. We conduct our operations through our subsidiaries in China, the United States, Germany and the United Kingdom.
In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd. and Beijing NIO Network Technology Co., Ltd., or our VIEs, and their shareholders, to conduct certain future operations in China. We expect Beijing NIO Network Technology Co., Ltd. or Beijing NIO, will focus on value-added telecommunications services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses.

The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIEs and their respective principal subsidiaries, as of the date of this prospectus supplement:

NIO Inc.
(Cayman)
100%
100%
100%
100%
NIO Nextev (Limited) (Hong Kong)
NIO User Enterprise Limited (Hong Kong)
NIO Power Express Limited (Hong Kong)
XPT Limited (Hong Kong)
XPT INC. (United States)
100%
XPT Technology Limited (Hong Kong)
100%
100%
100%
100%
NIO Performance Engineering Limited
NIO GmbH (Germany)
NIO USA, Inc. (United States)
NIO SPORT LIMITED (Hong Kong)
100%
Offshore
Onshore
63.921%
21.526%
1.029%
NIO Holding Co., Ltd.
100%
100%
100%
100%
100%
NIO Co., Ltd.
Shanghai NIO Sales and Services Co., Ltd.
NIO Energy Investment (Hubei) Co., Ltd.
XPT (Jiangsu) Investment Co., Ltd.
100%
51%
100%
Beijing NIO Network Technology Co., Ltd.
Shanghai Anbin Technology Co., Ltd.
Shanghai NIO Energy Technology Co., Ltd.
Wuhan Energy Co., Ltd.
XPT (Jiangsu) Automotive Technology Co., Ltd.
100%
100%
100%
50%
100%
NIO Technology Co., Ltd.
XPT (Nanjing) E-Powertrain Technology Co., Ltd.
XPT (Nanjing) Energy Storage System Co., Ltd.
XTRONICS (Nanjing) Automotive Intelligent Technologies Co., Ltd.
Shanghai XPT Technology Limited
50%
50%
Shanghai NIO New Energy Automobile Co., Ltd.
Equity interest
Contractual arrangements

In May 2016, we entered into a manufacturing cooperation agreement with JAC, pursuant to which the JAC-NIO Cooperation Project (New Energy Vehicle) officially launched since the signing of the framework agreement. In April 2019 and March 2020, we entered into manufacturing cooperation agreements with JAC with regard to the manufacture of the ES6 and the EC6, respectively.
On September 12, 2018, our ADSs commenced trading on the New York Stock Exchange under the symbol “NIO.” Counting in the ADSs sold upon the exercise of the over-allotment option by our underwriters, we raised from our initial public offering US$1,099.1 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
In February 2019, we issued US$750 million aggregate principal amount of 4.50% convertible senior notes due 2024, or the 2024 Notes. In September 2019, we issued and sold convertible notes in an aggregate principal amount of US$200 million to an affiliate of Tencent Holdings Limited and Mr. Bin Li, our chairman of the board of directors and chief executive officers. In February and March 2020, we issued and sold convertible notes in an aggregate principal amount of US$435 million due 2021, or the 2021 Notes, to several unaffiliated Asia based investment funds.
In April and May 2020, we entered into definitive agreements, as amended and supplemented, with a group of investors in relation to investments into NIO Holding, the legal entity of NIO China wholly owned by us pre-investment. See “Hefei Strategic Investors” included elsewhere in this prospectus supplement.
In June 2020, we completed a registered follow-on offering of our ADSs and raised US$475.1 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
On August 18, 2020, joined by Contemporary Amperex Technology Co., Limited, or CATL, Hubei Science Technology Investment Group Co., Ltd. and a subsidiary of Guotai Junan International Holdings Limited (collectively referred to as the BaaS Partners in this prospectus supplement), we established Wuhan Weineng Battery Asset Co., Ltd., or the Battery Asset Company. We and the BaaS Partners will each invest RMB200 million and hold 25% equity interest in the Battery Asset Company. The Battery Asset Company is dedicated to purchasing and owning the battery assets, and leasing the battery packs to users who subscribe to the BaaS model.
In September 2020, we completed a registered follow-on offering of our ADSs and raised US$1,690.0 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
Summary of Risk Factors
Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the “Risk Factors” section of this prospectus supplement.
Risks Related to Our Business and Industry
Risks and uncertainties related to our business and industry include, but are not limited to, the following:
•
Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is still evolving;

•
We have not been profitable, and have only recently started to generate positive cash flows from operation;

•
Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic;

•
We have a limited operating history and face significant challenges as a new entrant into our industry;

•
Manufacturing in collaboration with partners is subject to risks;

•
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects;

•
Our vehicles may not perform in line with customer expectations;

•
Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business;

•
We may face challenges providing our charging solutions; and

•
Our services may not be generally accepted by our users. If we are unable to provide good customer service, our business and reputation may be materially and adversely affected.

Risks Related to Our Corporate Structure
We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:
•
If the PRC government deems that our contractual arrangements with our variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•
We rely on contractual arrangements with our variable interest entities and their shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control; and

•
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entities’ shareholders may be subject to limitations based on PRC laws and regulations.

Risks Related to Doing Business in China
We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:
•
Changes in China’s political or social conditions or government policies could have a material and adverse effect on our business and results of operations;

•
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us; and

•
The audit report included in our 2019 Annual Report is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Risks Related to Our ADSs and This Offering
In addition to the risks described above, we are subject to risks related to our ADSs and this offering, including, but are not limited to, the following:
•
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors;

•
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline;

•
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial; and
•
It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Corporation Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.
The SEC maintains a website at www. sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.

THE OFFERING
Offering price
US$39.0 per ADS.
ADSs offered by us
68,000,000 ADSs (or 78,2000,000 ADSs if the underwriters exercise the option to purchase additional ADSs in full).
The ADSs
Each ADS represents one Class A ordinary share. See “Description of American Depositary Shares” in the accompanying prospectus.
Class A ordinary shares outstanding immediately after this offering
1,282,112,288 Class A ordinary shares (or 1,292,312,288 Class A ordinary shares if the option to purchase additional ADSs is exercised in full by the underwriters).
Option to purchase additional shares
We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 10,200,000 additional ADSs.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately US$2,613.7 million (or approximately US$3,006.0 million assuming the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us.
We expect to use the net proceeds from this offering mainly for (i) research and development of new products and next generations of autonomous driving technologies; (ii) sales and service network expansion and market penetration; and (iii) general corporate purposes. See “Use of Proceeds” for additional information.
Lock-up
We, our directors, executive officers and certain shareholders have each agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
New York Stock Exchange symbol
NIO.
Payment and settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about December 16, 2020.
Depositary
Deutsche Bank Trust Company Americas.

RISK FACTORS
Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2019 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
Risks Related to Our Business and Industry
Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is still evolving.
Our future business depends in large part on our ability to execute on our plans to develop, manufacture, market and sell our electric vehicles. We plan to manufacture our vehicles in higher volumes than our present production capabilities in strategic collaboration with a Chinese manufacturer.
Our continued development and manufacturing of our manufactured vehicles, the ES8, the ES6 and the EC6, and our future vehicles are and will be subject to risks, including with respect to:
•
our ability to secure necessary funding;

•
the equipment we use being able to accurately manufacture the vehicle within specified design tolerances;

•
compliance with environmental, workplace safety and similar regulations;

•
securing necessary components on acceptable terms and in a timely manner;

•
delays in delivery of final component designs to our suppliers;

•
our ability to attract, recruit, hire and train skilled employees;

•
quality controls;

•
delays or disruptions in our supply chain;

•
our ability to maintain solid partnership with our manufacturing partners and suppliers; and

•
other delays, backlog in manufacturing and research and development of new models, and cost overruns.

We began making deliveries of the seven-seater ES8 in June 2018, the six-seater ES8 in March 2019 and the ES6 in June 2019. In December 2019, we launched our third volume manufactured electric vehicle, the EC6, and the all-new ES8 with more than 180 product improvements. We began making deliveries of the all-new ES8 in April 2020, and making deliveries of the EC6 in September 2020. Our vehicles may not meet customer expectations and our future models may not be commercially viable.
Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. In order to meet these expectations, we may be required to introduce new vehicle models and enhanced versions of existing vehicle models. To date we have limited experience designing, testing, manufacturing, marketing and selling our electric vehicles and therefore cannot assure you that we will be able to meet customer expectations.
Any of the foregoing could have a material adverse effect on our results of operations and growth prospects.
We have not been profitable, and have only recently started to generate positive cash flows from operation.
We have not been profitable since our inception, and have only recently started to generate positive cash flows from operation. We incurred net losses of RMB5,021.2 million, RMB9,639.0 million,

RMB11,295.7 million and RMB3,915.5 million (US$576.7 million) in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. In addition, although we generated positive cash flows from operation in the second and third quarter, we had negative cash flows from operating activities of RMB4,574.7 million, RMB7,911.8 million, RMB8,721.7 million and RMB196.7 million (US$29.0 million) in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. We have made significant up-front investments in research and development, service network, and sales and marketing to rapidly develop and expand our business. We expect to continue to invest significantly in research and development and sales and marketing, to establish and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.
We may not generate sufficient revenues or we may incur substantial losses for a number of reasons, including lack of demand for our vehicles and services, increasing competition, challenging macro-economic environment due to the COVID-19 pandemic, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations. In addition, our continuous operation depends on our capability to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may need to curtail our operations, which could adversely affect our business, results of operations, financial position and cash flows.
Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic.
Since the beginning of 2020, the COVID-19 pandemic has resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China and the world. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included, among others, extending the Chinese New Year holiday, quarantining and otherwise treating individuals in China who had contracted COVID-19, asking residents to remain at home and to avoid gathering in public. While such restrictive measures have been gradually lifted, our business has been and could continue to be adversely impacted by the effects of the COVID-19 pandemic. Although COVID-19 has been largely controlled in China, there have been occasional outbreaks in several cities. To the extent we have service centers and vehicle delivery centers in these locations, we are susceptible to factors adversely affecting one or more of these locations as a result of COVID-19. Our results of operations have been and could continue to be adversely affected to the extent the COVID-19 pandemic or any other epidemic harms the Chinese economy in general. We have experienced and may continue to experience impacts to certain of our customers and/or suppliers as a result of the COVID-19 pandemic occurring in one or more of these locations, which have materially and adversely affected our business, financial condition, results of operations and cash flows. In addition, our operations have experienced and may continue to experience disruptions, such as temporary closure of our offices and/or those of our customers or suppliers and suspension of services, resulting in a reduction of vehicles manufactured and in turn fewer vehicles delivered, which have materially and adversely affected our business, financial condition, results of operations and cash flow. Further, to the extent the COVID-19 pandemic adversely affects our business and financial results, it has and may continue to have the effect of heightening many of the other risks, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
As a result of COVID-19, normal economic life throughout China was sharply curtailed and disruptions to normal operation of businesses in various areas, including the manufacturing and sales of vehicles in China. In addition, the ongoing global pandemic may adversely affect the supply chains, which in turn may materially and adversely affect our business and results of operations. Currently, there is no widely available vaccine or generally recognized anti-viral treatment for COVID-19. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions. As a result, the duration of such business disruption and the resulting financial and operational impact cannot be reasonably estimated at this time. Our business and financial performance have been adversely affected by the COVID-19 pandemic since the beginning of 2020, and this is likely to continue throughout the current year, if not longer. The extent to which the COVID-19 pandemic may further impact our business and financial performance will depend on future developments, which are highly uncertain and largely beyond our control.

Even if the economic impact of COVID-19 gradually recedes, the pandemic will have a lingering, long-term effect on business activities and consumption behavior. There is no assurance that we will be able to adjust our business operations to adapt to these changes and the increasingly complex environment in which we operate.
We have a limited operating history and face significant challenges as a new entrant into our industry.
We were formed in 2014 and began making deliveries to the public of our first volume manufactured vehicle, the seven-seater ES8, in June 2018. We began making deliveries of our second volume manufactured electric vehicle, the ES6, in June 2019. In December 2019, we launched our third volume manufactured electric vehicle, the EC6, and the all-new ES8 with more than 180 product improvements. We began making deliveries of the all-new ES8 in April 2020, and we began making deliveries of the EC6 in September 2020.
You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:
•
design and produce safe, reliable and quality vehicles on an ongoing basis;

•
build a well-recognized and respected brand;

•
establish and expand our customer base;

•
successfully market not just our vehicles but also our other services, including our service package, energy package and other services we provide;

•
properly price our services, including our charging solutions and service package and successfully anticipate the take-rate and usage of such services by users;

•
improve and maintain our operational efficiency;

•
maintain a reliable, secure, high-performance and scalable technology infrastructure;

•
attract, retain and motivate talented employees;

•
anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•
navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.
We have limited experience to date in high volume manufacturing of our electric vehicles. We cannot assure you that we will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required to successfully mass market the ES8, the ES6, the EC6 and future vehicles.
Furthermore, our vehicles are highly technical products that will require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our vehicles from years earlier might encounter difficulties in maintaining their vehicles and obtaining satisfactory support. We also believe that our service offerings, including user confidence in our ability to provide our charging solutions and honor our obligations under our service package will be key factors in marketing our vehicles. As a result, consumers will be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.
Manufacturing in collaboration with partners is subject to risks.
We have entered into an arrangement with Jianghuai Automobile Group Co., Ltd., or JAC, for manufacturing the ES8 for five years starting from 2018. In April 2019 and March 2020, we entered manufacturing cooperation agreements with JAC for the manufacture of the ES6 and the EC6, respectively.

The ES8, ES6 and EC6 are manufactured in partnership with JAC at its Hefei manufacturing plant. JAC is a major state-owned automobile manufacturer in China and it constructed such Hefei manufacturing plant for the production of the ES8 (with a modified production line for the ES6 and EC6) and potentially other future vehicles with us. Pursuant to our arrangement with JAC with respect to the ES8, ES6 and EC6, we pay JAC for each vehicle produced on a per-vehicle basis monthly for the first three years. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside our control. We could experience delays to the extent our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ vehicles. In addition, although we are involved in each step of the supply chain and manufacturing process, given that we also rely on our partners to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.
In addition, for the first 36 months after the start of production, which commenced on April 10, 2018, to the extent the Hefei manufacturing plant incurs any operating losses, we have agreed to compensate JAC for such operating losses. Cooperation after the first 36 months will be subject to further negotiation between the parties. As of September 30, 2020, we had paid JAC a total of RMB973.0 million, including RMB440.2 million as compensation for losses incurred since 2018 and RMB532.8 million for manufacturing and processing fees. If we are obligated to compensate JAC for any losses, our results of operations and financial condition may be materially and adversely affected, particularly if such losses are incurred as a result of lower than anticipated sales volume.
We may be unable to enter into new agreements or extend existing agreements with third-party manufacturing partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects.
Our growth depends significantly on the availability and amounts of government subsidies, economic incentives and government policies that support the growth of new energy vehicles generally and electric vehicles specifically. For example, each qualified purchaser of the ES8, the ES6 and the EC6 is entitled to receive subsidies from China’s central government. In addition, in certain cities, quotas that limit the number of internal combustion engine, or ICE, vehicles do not apply to electric vehicles, making it easier for customers to purchase electric vehicles.
On April 10, 2018, President Xi Jinping vowed to open China’s economy further and lower import tariffs on products, including cars, in a speech during the Boao Forum. Beginning July 1, 2018, the tariff on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15%. As a result, our pricing advantage could be diminished. On June 28, 2018, the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or the MOFCOM, promulgated the Special Administrative Measures for Market Access of Foreign Investment (2018 Version), or the 2018 Negative List, which came into effect on July 28, 2018. Pursuant to the 2018 Negative List, the limits on foreign ownership of auto manufacturers were lifted in 2018 for NEVs and will be lifted by 2022 for ICE vehicles. The same changes were subsequently adopted in the Special Administrative Measures for Market Access of Foreign Investment (2020 Version), which came into effect on July 23, 2020 (as amended and restated from time to time), or the Negative List. As a result, foreign EV competitors could build wholly-owned facilities in China without the need for a domestic joint venture partner. For example, Tesla has started constructing a factory in Shanghai without a joint venture partner. These changes could increase our competition and reduce our pricing advantage.

China’s central government provides subsidies for purchasers of certain NEVs until 2022 and reviews and further adjusts the subsidy standard on an annual basis. The 2019 subsidy standard, effective from March 26, 2019, reduced the amount of national subsidies and canceled local subsidies, resulting in a significant reduction in the total subsidy amount applicable to the ES8 and ES6 as compared to 2018. We believe that our sales performance of ES8 and ES6 in 2019 was negatively affected by the reduction in the subsidy standard. The current 2020 subsidy standard, effective from April 23, 2020, (i) reduces the base subsidy amount in general by 10% for each NEV, (ii) sets subsidies for 2 million vehicles as the upper limit of annual subsidy scale; and (iii) provides that national subsidy shall only apply to an NEV with the sale price under RMB300,000 or compatible with the battery swapping model. Further, the 2021 and the 2022 subsidy standard are expected to be reduced by 20% and 30% respectively as compared to the standard of the immediately preceding year.
Such negative influence and our undermined sales performance resulted therefrom could continue. Furthermore, China’s central government provides certain local governments with funds and subsidies to support the roll-out of a charging infrastructure. See “Item 4. Information on the Company — B. Business Overview — Regulation — Favorable Government Policies Relating to New Energy Vehicles in the PRC” of the 2019 Annual Report. These policies are subject to change and beyond our control. We cannot assure you that any changes would be favorable to our business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.
Our vehicles may not perform in line with customer expectations.
Our vehicles, including the ES8, ES6 and EC6, may not perform in line with customers’ expectations. For example, our vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles on the market. Any product defects or any other failure of our vehicles to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, the range of our vehicles on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her electric vehicle as well as the frequency with which he or she charges the battery can result in additional deterioration of the battery’s ability to hold a charge.
Furthermore, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. We have delivered our vehicles with certain features of our NIO Pilot ADAS system initially disabled, and subsequently turned on some of these features. We activated most of the announced functions of the NIO Pilot in 2019 and 2020, and plan to continue to explore more features of the NIO Pilot system in the remainder of 2020 and 2021. We cannot assure you that our NIO Pilot system will ultimately perform in line with expectations. Our vehicles use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing on our vehicles’ software and hardware systems, we have a limited frame of reference by which to evaluate the long-term performance of our systems and vehicles. There can be no assurance that we will be able to detect and fix any defects in the vehicles prior to their sale to consumers. If any of our vehicles fail to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expense, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations.
Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.
We generally target to launch a new model every year in the near future as we ramp up our business. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models. We are planning to target a broader market with our future vehicles, and to the extent we need to delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. Any delay in the manufacture or launch of the ES8, the ES6, the EC6 or future models, including in the build out of the manufacturing facilities in China for these models or due to any other factors, or in refreshing or performing facelifts to existing models, could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, results of operations and growth prospects.
In addition, to the extent the Hefei manufacturing plant incurs any operating losses, we have agreed to compensate JAC for such operating losses. As of September 30, 2020, we had paid JAC a total of RMB973.0 million, including RMB440.2 million as compensation for losses incurred since 2018 and RMB532.8 million for manufacturing and processing fees. If we are obligated to compensate JAC for any losses, our results of operations and financial condition may be materially and adversely affected, particularly if such losses are incurred as a result of lower than anticipated sales volume. We expect that our sales volume and the ability of the Hefei manufacturing plant to achieve profitability will be significantly affected by our ability to timely bring new vehicles to market.
We may face challenges providing our charging solutions.
We provide our users with comprehensive charging solutions. We install home chargers for users where practicable, and provide other solutions including battery swapping, charging through publicly accessible charging infrastructure and charging using our fast charging trucks. Our users are able to use our NIO Power one-click valet charging service where their vehicles are picked up, charged and then returned. On August 20, 2020, we introduced the BaaS model, which allows users to purchase electric vehicles and subscribe the usage of battery packs separately. If users opt to purchase an ES8, ES6 or EC6 model and subscribe to use the 70 kWh battery pack under the BaaS model, they can enjoy an RMB70,000 deduction off the original vehicle purchase price and pay a monthly subscription fee of RMB980 for the battery pack. On November 6, 2020, we launched the 100kWh battery pack with battery update plans. If users opt to purchase an ES8, ES6 or EC6 and subscribe for the 100kWh battery pack under the BaaS model, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB1,480. Users who currently apply the 70kWh battery pack with the intention to upgrade their batteries can choose to either purchase a 100kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package.
We have very limited experience in the actual provision of our charging solutions to users and providing these services is subject to challenges, including the challenges associated with sorting out the logistics of rolling out our network and teams in appropriate areas, inadequate capacity or over capacity of our services in certain areas, security risks or risk of damage to vehicles during Power Express valet services and the potential for lack of user acceptance of our services. In addition, although the Chinese government has supported the roll-out of a public charging network, the current number of charging infrastructures is generally considered to be insufficient. We also face uncertainties with regard to governmental support and public infrastructure as we roll out our charging solutions, including whether we can obtain and maintain access to sufficient charging infrastructure, whether we can obtain any required permits and land use rights and complete any required filings, and whether the government support in this area may discontinue.
Under the BaaS model, we sell a battery pack to the Battery Asset Company, and the user subscribes to the usage of the battery pack from the Battery Asset Company. The service we provide to our users under the BaaS model relies, in part, on the smooth operation of and stability and quality of service delivered by the Battery Asset Company, which we cannot guarantee. We invested in the Battery Asset Company together with three BaaS Partners, and we only have limited control over its business operations. If the Battery Asset Company fails in providing high-quality services to our users, we will suffer from negative customer reviews and even returns of products or services. If the Battery Asset Company is unable to obtain future financings from the BaaS Partners or other third parties to meet its operational needs, it may not be able to continue purchasing batteries from us and leasing them to our users, or otherwise maintain its healthy and sustainable operations. On the other hand, if the Battery Asset Company bears a significant rate of customer default on its payment obligations, its results of operations and financial performance may be materially impacted, which will in turn reduce the value of our and the BaaS Partners’ investments in the Battery Asset Company. Additionally, in the future, we may sell used vehicles to purchasers under the BaaS model, which is subject to changing market conditions and consumer preferences and relatively complex transaction procedures, and may not be well accepted by our users. The occurrence of any of the above could negatively affect our reputation, brand, business and results of operations.
Furthermore, given our limited experience in providing charging solutions, there could be unanticipated challenges which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our reputation and business may be materially and adversely affected.
Our services may not be generally accepted by our users. If we are unable to provide good customer service, our business and reputation may be materially and adversely affected.
We aim to provide users with a good customer service experience, including by providing our users with access to a full suite of services conveniently through our mobile application and vehicle applications. In addition, we seek to engage with our users on an ongoing basis using online and offline channels, in ways which are non-traditional for automakers. We cannot assure you that our services, including our energy package and service package, or our efforts to engage with our users using both our online and offline channels, will be successful, which could impact our revenues as well as our customer satisfaction and marketing.
Our servicing will primarily be carried out through third parties certified by us. Although such servicing partners may have experience in servicing other vehicles, we and such partners have very limited experience in servicing our vehicles. Servicing electric vehicles is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our service arrangements will adequately address the service requirements of our users to their satisfaction, or that we and our partners will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases.
In addition, if we are unable to roll out and establish a widespread service network, user satisfaction could be adversely affected, which in turn could materially and adversely affect our sales, results of operations and prospects.
We have received only a limited number of reservations for the ES8, the ES6 and the EC6, all of which are subject to cancellation.
Intention orders and reservations for our vehicles are subject to cancellation by the customer until delivery of the vehicle. We have experienced cancellations in the past. Notwithstanding the non-refundable deposits we charge for the reservations, our users may still cancel their reservations for many reasons outside of our control, in certain cases even after they have paid deposits with such reservations. The potentially long wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. If we encounter delays in the introduction of the ES8, ES6, EC6 or future vehicles, we believe that a significant number of reservations may be cancelled. As a result, no assurance can be made that reservations will not be cancelled and will ultimately result in the final purchase, delivery, and sale of the vehicle. Such cancellations could harm our financial condition, business, prospects and operating results.
The automotive market is highly competitive, and we may not be successful in competing in this industry.
The China automotive market is highly competitive. We have strategically entered into this market in the premium EV segment and we expect this segment will become more competitive in the future as additional players enter into this segment. We compete with international competitors, including Tesla. Our vehicles also compete with ICE vehicles in the premium segment. Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and our market share. There can be no assurance that we will be able to compete successfully in our markets. If our competitors introduce new cars or services that successfully compete with or surpass the quality or performance of our cars or services at more competitive prices, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment.
Furthermore, our competitive advantage as the company with the first-to-market and leading premium EV volume-manufactured domestically in China will be severely compromised if our competitors begin making deliveries earlier than expected, or offer more favorable price than we do.
We may also be affected by the growth of the overall China automotive market. While sales of the premium segment of the passenger vehicles in China increased in the first ten months of 2020, overall automobile sales in China declined 10.2% during the period. If demand for automobiles in China continues to decrease, our business, results of operations and financial condition could be materially adversely affected.
Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for our electric vehicles.
We operate in China’s electric vehicle market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.
Furthermore, we may be unable to keep up with changes in electric vehicle technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models in order to provide vehicles with the latest technology, in particular battery cell technology, which could involve substantial costs and lower our return on investment for existing vehicles. There can be no assurance that we will be able to compete effectively with alternative vehicles or source and integrate the latest technology into our vehicles, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.
Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in China, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum based propulsion. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.
We may be unable to adequately control the costs associated with our operations.
We have required significant capital to develop and grow our business, including developing the ES8, the ES6 and the EC6, as well as building our brand. We expect to incur significant costs which will impact our profitability, including research and development expenses as we roll out new models and improve existing models, raw material procurement costs and selling and distribution expenses as we build our brand and market our vehicles. In addition, we may incur significant costs in connection with our services, including providing charging solutions and honoring our commitments under our service package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute and service our vehicles and services, our margins, profitability and prospects will be materially and adversely affected.
We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.
We incur significant costs related to procuring raw materials required to manufacture and assemble our vehicles. We use various raw materials in our vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel as well as cobalt. The prices for these raw materials fluctuate depending on factors beyond our control, including market conditions and global demand for these materials, and could adversely affect our business and operating results. Our business also depends on the continued supply of battery cells for our vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. We are exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells. These risks include:
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the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

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disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

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an increase in the cost of raw materials, such as lithium, nickel and cobalt, used in lithium-ion cells.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased costs in raw materials to us or impact of prospects.
We are dependent on our suppliers, many of whom are our single source suppliers for the components they supply.
The ES8, ES6 and EC6 each uses over 1,500 purchased parts which we source from over 190 suppliers, many of whom are currently our single source suppliers for these components, and we expect that this will be similar for any future vehicle we may produce. The supply chain exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. To date, we have not qualified alternative sources for most of the single sourced components used in our vehicles and we generally do not maintain long-term agreements with our single source suppliers. For example, while several sources of the battery cell we have selected for the ES8 are available, we have fully qualified only one supplier for these cells.
Furthermore, qualifying alternative suppliers or developing our own replacements for certain highly customized components of the ES8, the ES6 and the EC6, such as the air suspension system and the steering system, may be time-consuming and costly. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material. There can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Our business and prospects depend significantly on our ability to build our NIO brand. We may not succeed in continuing to establish, maintain and strengthen the NIO brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.
Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “NIO” brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality vehicles and services and engage with our customers as intended and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the NIO brand will depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with us through our mobile application, NIO Houses, NIO Spaces as well as other branding initiatives such as our annual NIO Day, NIO Formula E Team, or Formula E team, and other automotive shows and events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, including WeChat/Weixin in China, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing or other partners, whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our partners’ vehicles.
In addition, from time to time, our vehicles are evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.
Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.
Our success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, because our electric vehicles are based on a different technology platform than traditional ICE vehicles, individuals with sufficient training in electric vehicles may not be available to hire, and we will need to expend significant time and expense training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.
If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. To the extent permitted by laws, each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable, especially in China, where these executive officers reside, on the ground that we have not provided adequate compensation to them for their non-competition obligations, which is required under relevant PRC laws.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt, electric vehicles.
Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.
Demand for our electric vehicles may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.
In addition, the demand for our vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors.
Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:
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perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other manufacturers;

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perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including electric vehicle and regenerative braking systems;

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the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

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the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

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concerns about electric grid capacity and reliability;

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the availability of new energy vehicles, including plug-in hybrid electric vehicles;

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improvements in the fuel economy of the internal combustion engine;

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the availability of service for electric vehicles;

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the environmental consciousness of consumers;

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access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

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perceptions about and the actual cost of alternative fuel; and

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macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our electric vehicles and use our services. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.
We depend on revenue generated from a limited number of models and in the foreseeable future will be significantly dependent on a limited number of models.
Our business currently depends substantially on the sales and success of a limited number of models that we have launched. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations, we plan in the future to introduce on a regular basis new vehicle models as well as enhance versions of existing vehicle models. To the extent our product variety and cycles do not meet consumer expectations, or cannot be produced on our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future our business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.
We are subject to risks related to customer credit.
We currently provide our users with the option of a battery payment arrangement, where users can make battery payments in installments. For the ES8 ordered before January 15, 2019, there is an RMB100,000 reduction in the purchase price and users adopting this arrangement pay RMB1,280 per month, payable over 78 months. For the ES8 and ES6 ordered between January 16, 2019 and August 19, 2020, there is an RMB100,000 reduction in the purchase price and users adopting this arrangement pay RMB1,660 per month, payable over 60 months. We are exposed to the creditworthiness of our users since we expect them to make monthly payments for vehicle batteries under the battery payment arrangement. To the extent our users fail to make payments on-time, our results of operations may be adversely affected.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in property damage, personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition.
Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.
All vehicles sold must comply with various standards of the market where the vehicles were sold. In China vehicles must meet or exceed all mandated safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with the CCC certification, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. The seven-seater ES8 and the six-seater ES8 received the CCC certification in December 2017 and January 2019, respectively. The ES6, the new-ES8 and the EC6 received the CCC certification in April 2019, December 2019 and August 2020, respectively. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that our certifications fail to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the CCC may be suspended or even revoked. With effect from the date of revocation or during suspension of the CCC, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported or used in any commercial activity. Failure by us to have the ES8, the ES6, the EC6 or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on our business and operating results.
We may be subject to risks associated with autonomous driving technology.
Through NIO Pilot, we provide enhanced Level 2 autonomous driving functionalities, and through our research and development, we continually update and improve our autonomous driving technology.

Autonomous driving technologies are subject to risks and from time to time there have been accidents associated with such technologies. The safety of such technologies depends in part on user interaction and users may not be accustomed to using such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.
We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and financial performance.
Recalls of our vehicles can cause adverse publicity, damage to our brand and liability for costs. In June 2019, we identified problems with certain battery packs on ES8 vehicles following safety incidents occurred in Shanghai and other locations in China. We then voluntarily recalled 4,803 ES8s, and replaced the batteries in the NIO battery swap network equipped with the malfunctioned modules. We undertook to compensate all users who had incurred property losses as a result of incidents caused by battery quality issues. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles, including any systems or parts sourced from our suppliers, prove to be defective or non-compliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.
Our distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult.
Our distribution model is not common in the automotive industry today, particularly in China. We plan to conduct vehicle sales directly to users rather than through dealerships, primarily through our mobile application, NIO Houses and NIO Spaces. Furthermore, generally all vehicles are made to order. This model of vehicle distribution is relatively new and unproven, especially in China, and subjects us to substantial risk as it requires, in the aggregate, significant expenditures and provides for slower expansion of our distribution and sales systems than may be possible by utilizing the traditional dealer franchise system. For example, we will not be able to utilize long established sales channels developed through a franchise system to increase our sales volume. Moreover, we will be competing with companies with well established distribution channels. Our success will depend in large part on our ability to effectively develop our own sales channels and marketing strategies. Implementing our business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and we may not be successful in addressing these challenges.
The lead time in fulfilling our orders could lead to cancelled orders. Our aim for the fulfilling speed is 21 to 28 days from the order placement date to delivery to users. If we are unable to achieve this target, our customer satisfaction could be adversely affected, harming our business and reputation.
Our financial results may vary significantly from period-to-period due to the seasonality of our business and fluctuations in our operating costs.
Our operating results may vary significantly from period-to-period due to many factors, including seasonal factors that may have an effect on the demand for our electric vehicles. Demand for new cars in the automotive industry in general typically declines over the summer season, while sales are generally higher in the fourth quarter and spring time, especially from October to December and from March to April each year. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.
We also expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our electric vehicles and electric powertrain components, build and equip new manufacturing facilities to produce such components, open new NIO Houses and NIO Spaces, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations.
As a result of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our ADSs could fall substantially either suddenly or over time.
If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.
Automobile enthusiasts may seek to “hack” our vehicles to modify their performance which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would negatively affect our brand and harm our business, prospects, financial condition and operating results.
We are subject to risks related to the investment in NIO China.
From April to June 2020, we entered into the Hefei Agreements for investment in NIO China. Under the Hefei Agreements, the Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO Holding Co., Ltd. (previously known as NIO (Anhui) Holding Co., Ltd.), or NIO Holding, the legal entity of NIO China wholly owned by us pre-investment. We agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, valued at RMB17.77 billion in total, into NIO China, and invest RMB4.26 billion in cash into NIO China. For more information, please see “Hefei Strategic Investors.” For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report; (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020; and (iii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission at 6:24 A.M. (Eastern time) on June 30, 2020.
NIO China will establish its headquarters in the Hefei Economic and Technological Development Area, or HETA, where our main manufacturing hub is located, for its business operations, research and development, sales and services, supply chain and manufacturing functions. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.
By the end of July 2020, NIO Holding had received from the Hefei Strategic Investors RMB5.0 billion of cash investments for the first two installments in full, and we had injected our cash investment of RMB1.278 billion for the first installment and RMB1.278 billion for the second installment. In September, we redeemed 8.612% equity interests in NIO Holding from one of the Hefei Strategic Investors and assumed its capital contribution obligation, and subscribed for certain newly increased registered capital to increase our shareholding in NIO China. Subsequently, we completed all capital contribution obligations in relation to the share redemption and share subscription. As of the date of the prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO Holding, in accordance with the Hefei Agreements.
Our collaboration with the Hefei Strategic Investors and HETA and our investment in NIO China are subject to a number of other risks, many of which are beyond our control. If any of the risks materializes, the business of NIO China and our business, results of operations and financial condition may be materially and adversely affected, which could adversely affect the price of our ADSs and the value of your investment. For example, the Hefei Strategic Investors may not make investments in NIO Holding in full according to the payment schedules and other requirements in the Hefei Investment Agreement, or at all. On the other hand, we may not be able to perform our contractual obligations under the Hefei Agreements due to reasons beyond our control. As a result, we may be subject to liabilities and obligations under the Hefei Agreements and may not be able to achieve the expected benefits of the investment. We may need to obtain additional financing to fund our contractual obligations under the Hefei Agreements and such financing may not be available in the amounts or on terms acceptable to us, if at all.
In connection with this investment, NIO Holding granted certain minority shareholders’ rights to the Hefei Strategic Investors, including, among others, the right of first refusal, co-sale right, preemptive right, anti-dilution right, redemption right, liquidation preference and conditional drag-along right. You would not enjoy these preferential rights or treatment through investing in our ADSs and the underlying ordinary shares. Exercise of these preferential rights by the Hefei Strategic Investors may also adversely affect your investment in our Company.
In particular, the Hefei Strategic Investors may require us to redeem the shares of NIO Holding they hold under various circumstances, at a redemption price equal to the total amount of the investment price of the Hefei Strategic Investors plus an investment income calculated at a compound rate of 8.5% per annum if, including, among others, (i) NIO Holding fails to complete a qualified initial public offering (which refers to an initial public offering approved, registered or filed with the China Securities Regulatory Commission, Shanghai Stock Exchange, Shenzhen Stock Exchange or other overseas securities issuance review agencies jointly approved by all shareholders of NIO Holding, and NIO Holding’s shares are issued and listed on the stock exchange market recognized by all shareholders of NIO Holding) within sixty (60) months after NIO Holding receives all investments in installment I from the Hefei Strategic Investors; (ii) NIO Holding fails to submit an application for a qualified initial public offering within forty-eight (48) months after NIO Holding receives all investments in installment I from the Hefei Strategic Investors; (iii) shareholders of our company require us or our controlling person to redeem shares of our company and result in a change of control of our company or NIO Holding; (iv) we fail to inject the Asset Consideration into NIO Holding within one year after the closing of the investments, due to willful misconduct or negligence, or we fail to inject capital into NIO Holding before March 31, 2021; or (v) vehicles sales of NIO Holding fall below 20,000 units for two consecutive years after NIO Holding obtains all investments in installment I from the Hefei Strategic Investors. If any of the triggering events of redemption occurs, we will need substantial capital to redeem the shares of NIO Holding held by the Hefei Strategic Investors. If we do not have adequate cash available or cannot obtain additional financing, or our use of cash is restricted by applicable law, regulations or agreements governing our current or future indebtedness, we may not be able to redeem shares of NIO Holding when required under the Hefei Shareholders Agreement, which would constitute an event of default under the Hefei Shareholders Agreement and subject us to liabilities.
In addition, if the Hefei Strategic Investors exercise their conditional drag-along rights and require us to sell our shares in NIO Holding together with them to a third-party purchaser, we may lose control in NIO Holding, which will materially and adversely affect our operations in China. Moreover, before NIO Holding completes its potential qualified initial public offering, without the prior written consent of the Hefei Strategic Investors, we may not directly or indirectly transfer, pledge or otherwise dispose of NIO Holding’s shares to a third party that may result in our shareholding in NIO Holding falling below 60%. Without the prior written consent of the Hefei Strategic Investors, we have the right to directly or indirectly transfer, pledge or otherwise dispose of no more than 15% of NIO Holding’s shares.
Because we will inject the core businesses and assets into NIO Holding, the Hefei Strategic Investors will have senior claims over the assets of NIO Holding compared to NIO Holding’s other shareholders (i.e. our other subsidiaries) when a liquidation event of NIO Holding occurs. As a result, holders of our ADSs will be structurally subordinated to the Hefei Strategic Investors, which may negatively affect the value of the investment of ADS holders in our company. We may not have sufficient funding to repay our existing debts. Furthermore, the Hefei Strategic Investors will have voting rights with respect to various significant corporate matters of NIO Holding and its consolidated entities, such as change in NIO Holding’s corporate structure, change of its core business and amendment to its articles of association, which may significantly limit our ability to make certain major corporate decisions with regard to NIO Holding. Any of the foregoing could materially adversely affect your investment in our ADSs.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to issue additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.
We will need significant capital to, among other things, conduct research and development and expand our production capacity as well as roll out our charging and servicing network and our NIO Houses and NIO Spaces. As we ramp up our production capacity and operations we may also require significant capital to maintain our property, plant and equipment and such costs may be greater than anticipated. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We plan to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. Our substantial amount of currently outstanding indebtedness may also affect our ability to obtain financing in a timely manner and on reasonable terms.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to issue additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.
We retain certain information about our users and may be subject to various privacy and consumer protection laws.
We use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the driving and riding experience. Our users may object to the use of this data, which may harm our business. Possession and use of our user’s driving behavior and data in conducting our business may subject us to legislative and regulatory burdens in China and other jurisdictions that could require notification of any data breach, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. If users allege that we have improperly released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. If third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems.
Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
We face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. We transmit and store confidential and private information of our car buyers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.
We are required by PRC law to ensure the confidentiality, integrity, availability and authenticity of the information of our users, customers and distributors, which is also essential to maintaining their confidence in our vehicles and services. We have adopted strict information security policies and deployed advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication and diversity of our products and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that we use. If we are unable to protect our systems, and hence the information stored in our systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to our liabilities to the owners of confidential information or even subject us to fines and penalties. In addition, complying with various laws and regulations could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business.
In addition, we may need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S., Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR imposes additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, damage to our reputation and credibility and could have a negative impact on revenues and profits.
Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders we receive.
Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.
For the initial owner of the ES8, ES6 and EC6, we provide an extended warranty, subject to certain conditions. In addition to the warranty required under the relevant PRC law, we also provide (i) a bumper to bumper three-year or 120,000 kilometer warranty, (ii) for critical EV components (battery pack, electrical motors, power electrical unit and vehicle control unit) an eight-year or 120,000 kilometer warranty, and (iii) a two-year or 50,000 kilometer warranty covering vehicle repair, replacement and refund. Our warranty program is similar to other vehicle manufacturer’s warranty programs intended to cover all parts and labor to repair defects in material or workmanship in the body, chassis, suspension, interior, electric systems, battery, powertrain and brake system. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we did not start making deliveries of the ES8 until June 2018, of the ES6 until June 2019 and of the EC6 until September of 2020, we have little experience with warranty claims regarding our vehicles or with estimating warranty reserves. As of September 30, 2020, we had warranty reserves in respect of our vehicles of RMB726.4 million (US$107.0 million). We cannot assure you that such reserves will be sufficient to cover future claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our results of operations, financial condition and prospects.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

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redesign our vehicles or other goods or services; or

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establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.
We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.
Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other countries with more developed intellectual property laws. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.
As of October 31, 2020, we had 2,598 issued patents and 1,457 patent applications pending. For our pending application, we cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
We have limited insurance coverage, which could expose us to significant costs and business disruption.
We have limited liability insurance coverage for our products and business operations. A successful liability claim against us due to injuries suffered by our users could materially and adversely affect our financial condition, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.
We have a significant amount of debt, including our convertible senior notes, that are senior in capital structure and cash flow, respectively, to our shareholders. Satisfying the obligations relating to our debt could adversely affect the amount or timing of distributions to our shareholders or result in dilution.
As of September 30, 2020, we had RMB6,764.9 million (US$996.4 million) in total long-term borrowings outstanding, consisting primarily of (i) our 4.50% convertible senior notes due 2024, or the 2024 Notes; (ii) the convertible senior notes we issued to an affiliate of Tencent Holdings Limited and Mr. Bin Li, our chairman of the board of directors, and chief executive officer, or the Affiliate Notes; and (iii) our long-term bank debt, excluding the current portion of (ii) and (iii) that are due within one year from September 30, 2020. We also issued convertible senior notes due 2021 in February and March 2020 in an aggregate principal amount of US$435 million, or the 2021 Notes. As of the date of this prospectus supplement, all the 2021 Notes had been converted into Class A ordinary shares, and the balances of these convertible notes outstanding were nil.
The 2024 Notes are unsecured debt and are not redeemable by us prior to the maturity date except for certain changes in tax law. In accordance with the indenture governing the 2024 Notes, or the 2024 Notes Indenture, holders of the 2024 Notes may require us to purchase all or any portion of their notes on February 1, 2022 at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest. Holders of the 2024 Notes may also require us, upon a fundamental change (as defined in the 2024 Notes Indenture), to repurchase for cash all or part of their 2024 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest.
Each of an affiliate of Tencent Holdings Limited and Mr. Bin Li, our chairman of the board of directors and chief executive officer, subscribed for US$100 million principal amount of the Affiliate Notes, each in two equally split tranches. The Affiliate Notes issued in the first tranche matured in 360 days after the issue date, bore no interest, and required us to pay a premium at 2% of the principal amount at maturity. The Affiliate Notes issued in the second tranche mature in three years, bear no interest, and require us to pay a premium at 6% of the principal amount at maturity. The 360-day Affiliate Notes were convertible into our Class A ordinary shares at a conversion price of US$2.98 per ADS at the holder’s option from the 15th day immediately prior to maturity, and were converted into Class A ordinary shares on September 7, 2020 and November 16, 2020. The three-year convertible notes are convertible into our Class A ordinary shares (or ADSs) at a conversion price of US$3.12 per ADS at the holder’s option from the first anniversary of the issuance date. The holders of the three-year Affiliate Notes have the right to require us to repurchase for cash all of the convertible notes or any portion thereof on February 1, 2022.
The 2021 Notes bear zero interest and will mature in the first quarter of 2021. Prior to maturity, the holders of the 2021 Notes have the right to convert either all or part of the principal amount of the 2021 Notes into Class A ordinary shares (or ADSs) of our company pursuant to conversion price and conditions as set forth in the respective convertible notes purchase agreements. In accordance with the indenture governing the 2021 Notes, or the 2021 Notes Indenture, holders of the 2021 Notes may require us, upon a fundamental change (as defined in the 2021 Notes Indenture), to repurchase for cash all or part of their 2021 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2021 Notes to be repurchased.
Meanwhile, as of September 30, 2020, we had RMB952.0 million (US$140.2 million) in total short-term borrowings, primarily in connection with the issuances of certain short-term convertible senior notes we issued in 2019 and 2020 with terms of fewer than 365 days. Although certain of these short-term convertible senior notes that were issued and outstanding have been or are expected to be converted into our equity securities, we cannot assure you that all of them will be converted and we may be obligated to repay the indebtedness and the applicable interest at their respective maturities.
Satisfying the obligations of all these indebtedness and interest liabilities could adversely affect the amount or timing of any distributions to our shareholders. We may choose to satisfy, repurchase, or refinance any of these liabilities through public or private equity or debt financings if we deem such financings available on favorable terms. If we do not have adequate cash available or cannot obtain additional financing, or our use of cash is restricted by applicable law, regulations or agreements governing our current or future indebtedness, we may not be able to repurchase any of these notes when required under the respective transaction documents, which would constitute an event of default under the respective transaction documents. An event of default could also lead to a default under other agreements governing our current and future indebtedness, and if the repayment of such other indebtedness were accelerated, we may not have sufficient funds to repay the indebtedness and repurchase any of these notes or make cash payments upon conversion of any of these notes. In addition, the holders of any of these notes may convert their notes to a number of our ADSs in accordance with the respective transaction documents. Any conversion will result in immediate dilution to the ownership interests of existing shareholders and such dilution could be material. Lastly, we are exposed to interest rate risk related to our portfolio of investments in debt securities and the debt that we have issued. Among other things, some of our bank loans carry floating interest, and increases in interest rates would result in a decrease in the fair value of our outstanding debt. In the event that we incur a decrease in the fair value of our outstanding debt, our financial performance will be adversely affected.
We may seek to obtain future financing through the issuance of debt or equity, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.
If we raise funds through the issuance of additional equity or debt, including convertible debt or debt secured by some or all of our assets, holders of any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. The terms of the convertible notes we issued do not restrict our ability to issue additional debt. If additional debt is issued, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of ordinary shares. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute ownership of our current shareholders that do not participate in the issuance. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development, manufacturing and marketing activities, any of which could materially harm our business.
Furthermore, the terms of any additional debt securities we may issue in the future may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital, or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.
The terms of the convertible notes we issued could delay or prevent an attempt to take over our company.
The terms of the 2024 Notes, Affiliate Notes and 2021 Notes require us to repurchase the respective Notes in the event of a fundamental change. A takeover of our company would constitute a fundamental change. This could have the effect of delaying or preventing a takeover of our company that may otherwise be beneficial to our shareholders.

We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
In addition, although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
If we fail to manage our growth effectively, we may not be able to market and sell our vehicles successfully.
We have expanded our operations, and as we ramp up our production, further significant expansion will be required, especially in connection with potential increased sales, providing our users with high-quality servicing, providing charging solutions, expansion of our NIO House and NIO Space network and managing different models of vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:
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managing a larger organization with a greater number of employees in different divisions;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, manufacturing, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes; and

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addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.
We have granted, and may continue to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.
We adopted share incentive plans in 2015, 2016, 2017 and 2018, which we refer to as the 2015 Plan, the 2016 Plan, the 2017 Plan and the 2018 Plan, respectively, in this prospectus supplement, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The 2018 Plan became effective as of January 1, 2019. We recognize expenses in our consolidated statement of income in accordance with U.S. GAAP. Under our share incentive plans, we are authorized to grant options and other types of awards. Under the 2015 Plan, the 2016 Plan and the 2017 Plan, the maximum numbers of Class A ordinary shares which may be issued pursuant to all awards are 46,264,378, 18,000,000 and 33,000,000, respectively. Under the 2018 Plan, a maximum number of 23,000,000 Class A ordinary shares may be issued pursuant to all awards. This amount should automatically increase each year by the number of shares representing 1.5% of the then total issued and outstanding share capital of our company as of the end of each preceding year. As of September 30, 2020, awards to purchase an aggregate amount of 82,217,086 Class A ordinary shares under the 2015 Plan, the 2016 Plan, the 2017 Plan and the 2018 Plan had been granted and were outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. As of September 30, 2020, our unrecognized share-based compensation expenses amounted to RMB311.3 million (US$45.8 million).
We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.
Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.
If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may be unable to accurately report our financial results and the market price of our ADSs may be adversely affected.
We are subject to reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. We were subject to such requirement starting from fiscal year 2019. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of the company’s internal control over financial reporting.
Our internal controls relating to financial reporting have not kept pace with the expansion of our business. Our financial reporting function and system of internal controls are less developed in certain respects than those of similar companies that operate in fewer or more developed markets and may not provide our management with as much or as accurate or timely information. The U.S. Public Company
Accounting Oversight Board, or the PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”
In connection with the preparation and external audit of our consolidated financial statements as of and for the year ended December 31, 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting and concluded that our internal control over financial reporting was ineffective as of December 31, 2019. The material weakness identified was that we do not have sufficient competent financial reporting and accounting personnel with an appropriate understanding of U.S. GAAP to (i) design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and the financial reporting requirements set forth by the Securities and Exchange Commission, or the SEC.
As a result of the identification of this material weakness, we have been taking measures to remedy this control deficiency. However, we can give no assurance that the implementation of these measures will be sufficient to eliminate such material weakness or that material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the ADSs.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.
Our core values, which include developing high quality electric vehicles while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.
Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our electric vehicles if, as a result of such violation, we were to attract negative publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, results of operations and financial condition.
If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.
We and JAC have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment for the product lines where the vehicles are manufactured, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we or JAC may decide to update our manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as our engineering and manufacturing expertise and efficiency increase, we or JAC may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent we own such equipment, our results of operations could be negatively impacted.
The construction and operation of our manufacturing facilities are subject to regulatory approvals or filings and may be subject to changes, delays, cost overruns or may not produce expected benefits.
In 2017, we signed a framework agreement with the Shanghai Jiading government and its authorized investment entity to build and develop our own manufacturing facility in Jiading, Shanghai. In 2019, we agreed with the related contractual parties to cease construction of this planned manufacturing facility and terminate this development project, due to government policies that allow collaborative manufacturing between traditional automotive manufacturers and companies with a focus on research, development and design of new energy vehicles.
In February 2020, we entered into a collaboration framework agreement with the municipal government of Hefei, Anhui province, where our main manufacturing hub is located. Subsequently from April to June 2020, we entered into definitive agreements, as amended and supplemented, for investments in NIO China. Pursuant to the definitive agreements, we will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.
Under PRC law, construction projects are subject to broad and strict government supervision and approval procedures, including but not limited to project approvals and filings, construction land and project planning approvals, environment protection approvals, pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. Some of the construction projects being carried out by us are undergoing necessary approval procedures as required by law. As a result, the relevant entities operating such construction projects may be subject to administrative uncertainty, and construction projects in question may be subject to fines or the suspension of use of such projects. Failure to complete the construction projects on schedule and within budget, and failure to obtain necessary approvals or any incompliance with relevant government supervision could have a material adverse impact on our operations, and we may not be able to find commercially reasonable alternatives.
Our vehicles make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. In June 2019, certain safety incidents resulting from the battery packs on ES8 vehicles occurred in Shanghai and other locations in China. We then voluntarily recalled 4,803 ES8s, and replaced the batteries in the NIO battery swap network equipped with the malfunctioned modules. While we have designed the battery pack to passively contain any single cell’s release of energy without spreading to neighboring cells, and have taken measures to enhance the safety of our battery designs, a field or testing failure of our vehicles or other battery packs that we produce could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business.
In addition, we store a significant number of lithium-ion cells at our facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We aim to provide our users with an innovative suite of services through our mobile application. In addition, our in-car services depend, to a certain extent, on connectivity. The availability and effectiveness of our services depend on the continued operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from, among other adverse effects, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery

Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.
We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.
Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.
Our vehicles contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates from us to improve or update the functionality of our vehicles. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our vehicles and their systems. However, hackers may attempt in the future, to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of, or to change, our vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. Vulnerabilities could be identified in the future and our remediation efforts may not be successful. Any unauthorized access to or control of our vehicles or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, their systems or data, as well as other factors that may result in the perception that our vehicles, their systems or data are capable of being “hacked”, could negatively affect our brand and harm our business, prospects, financial condition and operating results.
We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.
Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. In recent years, there have been outbreaks of epidemics in China and globally. Our business operations could be disrupted if any of our employees are suspected of having epidemics, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general.
We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Our revenues and financial results may be adversely affected by any economic slowdown in China as well as globally.
The success of our business ultimately depends on consumer spending. We derive substantially all of our revenues from China. As a result, our revenues and financial results are impacted to a significant extent by economic conditions in China and globally. The global macroeconomic environment is facing numerous challenges. The growth rate of the Chinese economy has gradually slowed down since 2010 and the trend may continue. Any slowdown could significantly reduce domestic commerce in China, including through the internet generally and through us. In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. In addition, the COVID-19 pandemic has negatively impacted the economies of China, the United States and numerous other countries around the world, and is expected to result in a severe global recession. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.
Sales of high-end and luxury consumer products, such as our performance electric vehicles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our electric vehicles and our results of operations may be materially and adversely affected.
Shutdowns of the U.S. federal government could materially impair our business and financial condition.
Development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the SEC, have had to furlough critical SEC and other government employees and stop critical activities. In our operations as a public company, future government shutdowns could impact our ability to access the public markets, such as through delaying the declaration of effectiveness of registration statements, and obtain necessary capital in order to properly capitalize and continue our operations.
Changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results.
The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. While we intend to sell our vehicles only in China in the near future, tariffs could potentially impact our raw material prices. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition and results of operations.
Recent disruptions in the financial markets and economic conditions could affect our ability to raise capital.
In recent years, the United States and global economies suffered dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.
There are uncertainties relating to our users trust arrangement involving a portion of our chairman’s shareholding in our company.
Mr. Bin Li, our chairman and chief executive officer, has transferred 189,253 Class A ordinary shares and 49,810,747 Class C ordinary shares to a trust after the completion of the initial public offering of our ADSs on the New York Stock Exchange in September 2018. After such share transfer, he continues to retain the voting rights of these shares, but plans to let NIO users discuss and propose how to use the economic interests of these shares at certain points in the future, through certain mechanisms still to be implemented. Mr. Li hopes this trust arrangement will help deepen our relationship with users. However, we are still exploring the appropriate mechanisms for letting NIO users discuss the use of the economic interests of the shares. There is no assurance that such mechanisms will be adopted to our users’ satisfaction, or at all. Furthermore, depending on the proposed use of the economic interests of the shares in the future, there could be accounting implications to us, which implications we cannot presently ascertain.
We and certain of our directors and officers have been named as defendants in several shareholder class action lawsuits, which could have a material adverse impact on our business, financial condition, results of operation, cash flows and reputation.
Several putative shareholder class action lawsuits have been filed against us and certain of our directors and officers. See “Business — Legal Proceedings” for more details. We are currently unable to estimate the potential loss, if any, associated with the resolution of such lawsuits, if they proceed. We anticipate that we will continue to be a target for lawsuits in the future, including putative class action lawsuits brought by shareholders. There can be no assurance that we will be able to prevail in our defense or reverse any unfavorable judgment on appeal, and we may decide to settle lawsuits on unfavorable terms. Any adverse outcome of these cases, including any plaintiffs’ appeal of the judgment in these cases, could result in payments of substantial monetary damages or fines, or changes to our business practices, and thus have a material adverse effect on our business, financial condition, results of operation, cash flows and reputation. In addition, there can be no assurance that our insurance carriers will cover all or part of the defense costs, or any liabilities that may arise from these matters. The litigation process may utilize a significant portion of our cash resources and divert management’s attention from the day-to-day operations of our company, all of which could harm our business. We also may be subject to claims for indemnification related to these matters, and we cannot predict the impact that indemnification claims may have on our business or financial results.
Risks Related to Our Corporate Structure
If the PRC government deems that our contractual arrangements with our variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
According to the Guidance Catalogue of Industries for Foreign Investment promulgated in 2017, or the Catalogue, promulgated by the MOFCOM and the NDRC, foreign ownership of certain areas of businesses is subject to restrictions under current PRC laws and regulations. For example, under the Catalogue, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) or in a vehicle manufacturer which manufactures the whole vehicle. The Catalogue was amended by the 2018 Negative List, which came into effect on July 28, 2018, and was further replaced by the Negative List and contains the same lifting of restrictions on foreign investment in NEVs manufacturers as the 2018 Negative List.
We are a Cayman Islands exempted company and our PRC subsidiaries are considered foreign-invested enterprises. To comply with the Catalogue before it is amended by the 2018 Negative List, we had planned to conduct certain operations that were then subject to restrictions on foreign investment under the Catalogue in China through Shanghai NIO Energy Automobile Co., Ltd., or NIO New Energy. NIO Co., Ltd. owns 50% equity interests in NIO New Energy. Our founders Bin Li and Lihong Qin, through holding equity interests in Shanghai Anbin Technology Co., Ltd. indirectly own 40% and 10%, respectively, of the equity interests in NIO New Energy. With respect to the 50% equity interests of NIO New Energy indirectly held by the founders, we have entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, and its shareholders, which enable us to (i) ultimately exercise effective control over such 50% equity interests of NIO New Energy, (ii) receive 50% of substantially all of the economic benefits and bear the obligation to absorb 50% of substantially all of the losses of NIO New Energy, and (iii) have an exclusive option to purchase all or part of the equity interests in Shanghai Anbin when and to the extent permitted by PRC laws, as a result of which we will indirectly own all or part of such 50% equity interests in NIO New Energy. Because of the ownership of 50% equity interests of NIO New Energy and these contractual arrangements, we are the primary beneficiary of NIO New Energy and hence consolidate its financial results as our variable interest entity under U.S. GAAP. In addition, to comply with the Catalogue (as amended by the 2018 Negative List), we have also entered into a series of contractual arrangements with Beijing NIO Network Technology Co., Ltd., or Beijing NIO, and its shareholders that enable us to hold all the required Internet content provision service, or the ICP, and related licenses in China. For a detailed description of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIEs and their respective shareholders” of the 2019 Annual Report.
In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structures of NIO Co., Ltd. And our variable interest entities in China do not result in any violation of PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our wholly-owned subsidiary NIO Co., Ltd., our variable interest entities and their respective shareholders governed by PRC laws will not result in any violation of PRC laws or regulations currently in effect. However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will take a view that is consistent with the opinion of our PRC legal counsel. See “Item 4. Information on the Company — B. Business Overview — Regulation — PRC Regulations — Foreign Investment Law” and “— Regulation — Regulations on Foreign Investment in China” of the 2019 Annual
Report and “Risk Factors — Risks Related to Doing Business in China — Our business may be significantly affected by the Foreign Investment Law.” It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide.
If the ownership structure, contractual arrangements and businesses of our PRC subsidiaries or our variable interest entities are found to be in violation of any existing or future PRC laws or regulations, or our PRC subsidiaries or our variable interest entities fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:
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revoking the business licenses and/or operating licenses of such entities;

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shutting down our servers or blocking our website, or discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and variable interest entities;

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imposing fines, confiscating the income from our PRC subsidiaries or our variable interest entities, or imposing other requirements with which we or our variable interest entities may not be able to comply;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our variable interest entities and deregistering the equity pledge of our variable interest entities, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our variable interest entities; or

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restricting or prohibiting our use of the proceeds of any financing outside China to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our variable interest entities that most significantly impact their economic performance, and/or our failure to receive the economic benefits from our variable interest entities, we may not be able to consolidate the entities in our consolidated financial statements in accordance with U.S. GAAP.
We rely on contractual arrangements with our variable interest entities and their shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control.
We have relied and expect to continue to rely on contractual arrangements with Shanghai Anbin and Beijing NIO and their respective shareholders to conduct a portion of our operations in China. For a description of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIEs and their respective shareholders” of the 2019 Annual Report. The respective shareholders of Shanghai Anbin and Beijing NIO may not act in the best interests of our company or may not perform their obligations under these contracts. If we had direct ownership of our variable interest entities, or VIEs, we would be able to exercise our rights as a shareholder to control our VIEs to exercise rights of shareholders to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under PRC law for breach of contract in the event that Shanghai Anbin and Beijing NIO and their respective shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as direct ownership in providing us with control over Shanghai Anbin and Beijing NIO.
If Shanghai Anbin or Beijing NIO or their respective shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under PRC laws, including contractual remedies, which may not be sufficient or effective. All of the agreements under our contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or face other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entities, and our ability to conduct our business may be negatively affected. See “Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entities’ shareholders may be subject to limitations based on PRC laws and regulations.
Pursuant to the equity interest pledge agreements between Shanghai Anbin and Beijing NIO, our variable interest entities, and NIO Co., Ltd., our wholly-owned PRC subsidiary, and the respective shareholders of Shanghai Anbin and Beijing NIO, each shareholder of Shanghai Anbin and Beijing NIO agrees to pledge its equity interests in Shanghai Anbin and Beijing NIO to our subsidiary to secure Shanghai Anbin and Beijing NIO’s performance of its obligations under the relevant contractual arrangements. The equity interest pledges of shareholders of each of Beijing NIO and Shanghai Anbin under its equity interests pledge agreement have been registered with the relevant local branch of State Administration for Market Regulation, or the SAMR. In addition, in the registration forms of the local branch of the SAMR for the pledges over the equity interests under the equity interest pledge agreements, the aggregate amount of registered equity interests pledged to NIO Co., Ltd. represents 100% of the registered capital of Shanghai Anbin and Beijing NIO. The equity interest pledge agreements with our variable interest entities’ shareholders provide that the pledged equity interests shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the principal service agreements and the scope of pledge shall not be limited by the amount of the registered capital of that variable interest entity. However, a PRC court may take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity interest pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court as unsecured debt, which typically takes last priority among creditors.
The shareholders of our variable interest entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.
Our founders, Bin Li and Lihong Qin, own 80% and 20%, respectively, of the equity interests in our variable interest entities, Shanghai Anbin and Beijing NIO. As shareholders of Shanghai Anbin and Beijing NIO, they may have potential conflicts of interest with us. These shareholders may breach, or cause our variable interest entities to breach, or refuse to renew, the existing contractual arrangements we have with them and our variable interest entities, which would have a material and adverse effect on our ability to effectively control our variable interest entities and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Shanghai Anbin and Beijing NIO to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.
Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. Each of Bin Li and Lihong Qin is also a director and executive officer of our company. We rely on Bin Li and Lihong Qin to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gain. There is currently no specific and clear guidance under PRC laws that addresses any conflict between PRC laws and the laws of Cayman Islands in respect of any conflict relating to corporate governance. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Shanghai Anbin and Beijing NIO, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
Our contractual arrangements with our variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entities owe additional taxes, which could negatively affect our financial condition.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between NIO Co., Ltd., our wholly-owned subsidiary in China, Shanghai Anbin and Beijing NIO, our variable interest entities in China, and Shanghai Anbin and Beijing NIO’s shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Shanghai Anbin and Beijing NIO’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Anbin and Beijing NIO for PRC tax purposes, which could in turn increase their tax liabilities without reducing NIO Co., Ltd.’s tax expenses. In addition, if NIO Co., Ltd. requests the shareholders of Shanghai Anbin and Beijing NIO to transfer their equity interests in

NIO Co., Ltd. at nominal or no value pursuant to the contractual agreements, such transfer could be viewed as a gift and subject NIO Co., Ltd. to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Shanghai Anbin and Beijing NIO for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if either of our variable interest entities’ tax liabilities increase or if either is required to pay late payment fees and other penalties.
We may lose the ability to use and benefit from assets held by our variable interest entities that are material to the operation of our business if either of our variable interest entities goes bankrupt or becomes subject to dissolution or liquidation proceedings.
As part of our contractual arrangements with our variable interest entities, these entities may in the future hold certain assets that are material to the operation of our business. If either of our variable interest entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our variable interest entities may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If either of our variable interest entities undergoes voluntary or involuntary liquidation proceedings, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.
Risks Related to Doing Business in China
Changes in China’s political or social conditions or government policies could have a material and adverse effect on our business and results of operations.
Substantially all of our revenues are expected to be derived in China in the near future and most of our operations, including all of our manufacturing, is conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.
Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.
From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.
Our business may be significantly affected by the newly enacted Foreign Investment Law.
On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has become effective on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. Since the Foreign Investment Law is newly enacted, uncertainties still exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled via contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. There can be no assurance that our contractual arrangements will not be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.
The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list” to be published. Because the “negative list” has yet been published, it is unclear as to whether it will differ from the Negative List currently in effect. The Foreign Investment Law provides that only foreign invested entities operating in foreign restricted or prohibited industries will require entry clearance and other approvals that are not required by PRC domestic entities or foreign invested entities operating in other industries. In the event that our variable interest entities through which we operate our business are not treated as domestic investment and our operations carried out through such variable interest entities are classified in the “restricted” or “prohibited” industry in the “negative list” under the Foreign Investment Law, such contractual arrangements may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or dispose of such business.
Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In addition, the Foreign Investment Law provides that existing foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law, which means that we may be required to adjust the structure and corporate governance of certain of our PRC entities then. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.
We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by our PRC subsidiaries.
We operate in the automotive and internet industry, both of which are extensively regulated by the PRC government. For example, the PRC government imposes foreign ownership restrictions and licensing and permit requirements for companies in the internet industry. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Investment in China” and “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Value-added Telecommunications Services” of the 2019 Annual Report. The MOFCOM and the NDRC promulgated the Negative List, which lift restrictions on foreign investment on the production of new energy vehicles; and the NDRC promulgated the Provisions on Administration of Investment in Automobile Industry, which became effective on January 10, 2019, to set certain requisite criteria for newly-established pure electric vehicle automakers. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations and Approvals Covering the Manufacturing of Pure Electric Passenger Vehicles” of the 2019 Annual Report. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations and furthermore, we cannot assure you that we have complied or will be able to comply with all applicable laws at all times. Consequently, we could face the risks of being subject to governmental investigations, orders by the competent authorities for rectification, administrative penalties or other legal proceedings.
Currently we rely on the contractual arrangements with Beijing NIO, one of our variable interest entities, to hold an ICP license, and separately own the relevant domain names and trademarks in connection with our internet services and operate our website and mobile application through NIO Co., Ltd. Our internet services may be treated as a value-added telecommunications business. If so, we may be required to transfer the domain names, trademark and the operations of the internet services from NIO Co., Ltd. To Beijing NIO, and we may also be subject to administrative penalties. Further, any challenge to the validity of these arrangements may significantly disrupt our business, subject us to sanctions, compromise enforceability of our contractual arrangements, or have other harmful effects on us. It is uncertain if Beijing NIO or NIO Co., Ltd. will be required to obtain a separate operating license for certain services carried out by us through our mobile application in addition to the valued-added telecommunications business operating licenses for internet content provision services, and if Beijing NIO will be required to supplement our current ICP license in the future.
In addition, our mobile applications are also regulated by the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and effective on August 1, 2016. According to the APP Provisions, the providers of mobile applications shall not create, copy, publish or distribute information and content that is prohibited by laws and regulations. However, we cannot assure that all the information or content displayed on, retrieved from or linked to our mobile applications complies with the requirements of the APP Provisions at all times. If our mobile applications were found to be violating the APP Provisions, we may be subject to administrative penalties, including warning, service suspension or removal of our mobile applications from the relevant mobile application store, which may materially and adversely affect our business and operating results.
The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry, particularly the policies relating to value-added telecommunications services, have created substantial uncertainties regarding the legality of existing and future foreign investments in the businesses and activities of internet businesses in China, including our business.
Several PRC regulatory authorities, such as the SAMR, the NDRC, the Ministry of Industry and Information Technology, or the MIIT, and the MOFCOM, oversee different aspects of our operations, and we are required to obtain a wide range of government approvals, licenses, permits and registrations in connection with our operations. For example, certain filings must be made by automobile dealers through the information system for the national automobile circulation operated by the relevant commerce department within 90 days after the receipt of a business license. Furthermore, the NEV industry is relatively new in China, and the PRC government has not adopted a clear regulatory framework to regulate the industry. As some of the laws, rules and regulations that we may be subject to were primarily enacted with a view toward application to ICE vehicles, or are relatively new, there is significant uncertainty regarding their interpretation and application with respect to our business. For example, it remains unclear under PRC laws whether our charging trucks need to be registered with related local traffic management authorities or obtain transportation operation licenses for their services, and whether we would be required to obtain any particular permit or license to be qualified to provide our charging services in cooperation with third party charging stations. In addition, the PRC government may enact new laws and regulations that require additional licenses, permits, approvals and/or registrations for the operation of any of our existing or future business. As a result. We cannot assure you that we have all the permits, licenses, registrations, approvals and/or business license covering the sufficient scope of business required for our business or that we will be able to obtain, maintain or renew permits, licenses, registrations, approvals and/ or business license covering sufficient scope of business in a timely manner or at all.
We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.
We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. As of September 30, 2020, our variable interest entities had not made appropriations to statutory reserves as our PRC subsidiaries and our variable interest entities reported accumulated loss. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Dividend Distribution” of the 2019 Annual Report. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our variable interest entities in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us. See “— Risks Related to Our Corporate Structure — Our contractual arrangements with our variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entities owe additional taxes, which could negatively affect our financial condition.” In addition, the incurrence of indebtedness by our PRC subsidiaries could result in operating and financing covenants and undertakings to creditors that would restrict the ability of our PRC subsidiaries to pay dividends to us.
Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “— If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”
Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.
China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.
In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees, limitation with respect to utilization of labor dispatching, applying for foreigner work permits, labor protection and labor condition and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In October 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, which came into effect on July 1, 2011. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2002. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to, apply for social insurance registration and housing fund deposit registration within 30 days of their establishment, and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. However, certain of our PRC subsidiaries and VIEs that do not hire any employees and are not a party to any employment agreement, have not applied for and obtained such registration, and instead of paying the social insurance payment on their own for their employees, certain of our PRC subsidiaries and VIEs use third-party agencies to pay in the name of such agency. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.
As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.
Furthermore, in order to control labor costs, we conducted a series of organizational restructuring to cut headcount in 2019, which we believe has negatively affected our reputation, brand image and our ability to retain the remaining qualified staff and skilled employees. We could undertake an organizational restructuring again in the future, the occurrence of which will pose negative implications on our competitive position, cost us qualified employees and subject us to potential employment lawsuits. Any of the above would negatively affect our business, financial condition and results of operations.
Fluctuations in exchange rates could have a material and adverse effect on our results of operations.
The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.
Any significant appreciation or depreciation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into RMB to pay our operating expenses, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.
Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore equity offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Under PRC laws and regulations, we are permitted to utilize the proceeds of any financing outside China to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. For more details, see “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange” of the 2019 Annual Report. These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of any financing outside China to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
On December 26, 2017, the NDRC issued the Management Rules for Overseas Investment by Enterprises, or Order 11. On February 11, 2018, the Catalog on Overseas Investment in Sensitive Industries (2018 Edition), or the Sensitive Industries List was promulgated. Overseas investment governed by Order 11 refers to the investment activities conducted by an enterprise located in the territory of China either directly or via an overseas enterprise under its control through making investment with assets and equities or providing financing or guarantees in order to obtain overseas ownership, control, management rights and other related interests, and overseas investment by a PRC individual through overseas enterprises under his/her control is also subject to Order 11. According to Order 11, before being conducted, any overseas investment in a sensitive industry or any direct investment by a Chinese enterprise in a non-sensitive industry but with an investment amount over US$300 million requires approval from, or filing with, the NDRC, and for those non-sensitive investments indirectly by Chinese investors (including PRC individuals) with investment amounts over US$300 million need to be reported. However uncertainties remain with respect to the interpretation and application of Order 11, we are not sure whether our using of proceeds will be subject to Order 11. If we fail to obtain the approval, complete the filing or report our overseas investment with our proceeds (as the case may be) in a timely manner provided that Order 11 is applicable, we may be forced to suspend or cease our investment, or be subject to penalties or other liabilities, which could materially and adversely affect our business, financial condition and prospects.
Governmental control of currency conversion may limit our ability to utilize our revenues effectively.
The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into a foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange” of the 2019 Annual Report.
Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also restrict access in the future to foreign currencies for current account transactions, at its discretion. We receive substantially all of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.
SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange — Offshore Investment” of the 2019 Annual Report.
If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.
However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.
China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. In addition to the Anti-Monopoly Law itself, these include the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC governmental and regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Employment and Social Welfare — Employee Stock Incentive Plan” of the 2019 Annual Report. We

and our PRC resident employees who participate in our share incentive plans are subject to these regulations since we became a public company listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.
Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.
Our PRC subsidiaries currently benefit from a number of preferential tax treatments. For example, our subsidiary, NIO Co., Ltd., is entitled to enjoy, after completing certain application formalities, a 15% preferential enterprise income tax from 2018 as it has been qualified as a “High New Technology Enterprise” under the PRC Enterprise Income Tax Law and related regulations. The discontinuation of any of the preferential income tax treatment that we currently enjoy could have a material and adverse effect on our result of operations and financial condition. We cannot assure you that we will be able to maintain or lower our current effective tax rate in the future.
In addition, our PRC subsidiaries have received various financial subsidies from PRC local government authorities. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. For example, our subsidiary, XPT (Nanjing) E-Powertrain Technology Co., Ltd., has received subsidies of an aggregate of RMB33.1 million for the phase I construction of the Nanjing Advanced Manufacturing Engineering Center as of December 31, 2019. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.
If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.
We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of our ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of the ADSs or ordinary shares by such holders may be subject to PRC tax at a rate of 20% (which, in the case of interest or dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.
We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.
We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Taxation — People’s Republic of China Taxation.” As of September 30, 2020, our subsidiaries and variable interest entities located in the PRC reported accumulated loss and therefore they had no retained earnings for offshore distribution. In the future, we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.
We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.
In February 2015, the State Administration of Taxation, or the SAT, issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued Circular on Issues of Tax

Withholding regarding Non-PRC Resident Enterprise Income Tax, or Circular 37, which came into effect on December 1, 2017. Circular 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.
We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligations, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Circular 7 and Circular 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.
If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.
Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.
Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries, variable interest entities and their subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiaries, variable interest entities and their subsidiaries are members of our senior management team who have signed employment agreements with us or our PRC subsidiaries, variable interest entities and their subsidiaries under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries, variable interest entities and their subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries, variable interest entities or their subsidiaries, we or our PRC subsidiaries, variable interest entities and their subsidiaries would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.
Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.
Under PRC laws, all lease agreements are required to be registered with the local housing authorities. We presently lease several premises in China, some of which have not completed the registration of the ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.
Some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.
Some of our PRC subsidiaries have incurred or will incur indebtedness and may, in connection therewith, create mortgage, pledge or other lien over substantive operating assets, facilities or equity interests of certain PRC subsidiaries as guarantee to their repayment of indebtedness or as counter guarantee to third-party guarantors which provide guarantee to our PRC subsidiaries’ repayment of indebtedness. In the event that the relevant PRC subsidiaries fail to perform their repayment obligations or such guarantors perform their guarantee obligations, claims may be raised to our substantive operating assets, facilities or equity interests of the PRC subsidiaries in question. If we cannot continue to own or use such assets, facilities or equity interests, our operation may be adversely affected.
The audit report included in our 2019 Annual Report is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.
Our auditor is registered with the Public Company Accounting Oversight Board (United States), or the PCAOB. Pursuant to laws in the United States, the PCAOB has authority to conduct regular inspections over independent registered public accounting firms registered with the PCAOB to assess their compliance with the applicable professional standards. Our auditor is also located in China, a jurisdiction which does not allow the PCAOB to conduct inspections without the approval of the Chinese authorities. As a result, we understand that our auditor is not currently inspected by the PCAOB.
In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which established a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC. The PCAOB continued to discuss with the CSRC and the PRC Ministry of Finance on joint inspections in the PRC of PCAOB-registered audit firms that provide auditing services to Chinese companies that trade on U.S. stock exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting the continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risks of insufficient disclosures from companies in many emerging markets, including China, compared to those from U.S. domestic companies. In discussing the specific issues related to these risks, the statement again highlighted the PCAOB’s inability to inspect audit work and practices of accounting firms in China with respect to U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or the PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms. On August 6, 2020, the PWG released the report. In particular, with respect to jurisdictions that do not grant the PCAOB sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards be applied to companies from NCJs for seeking initial listing and remaining listed on U.S. stock exchanges. Under the enhanced listing standards, if the PCAOB does not have access to work papers of the principal audit firm located in a NCJ for the audit of a U.S.-listed company as a result of governmental restrictions, the U.S.-listed company may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines that it has sufficient access to the firm’s audit work papers and practices to inspect the co-audit. The report recommended a transition period until January 1, 2022 before the new listing standards apply to companies already listed on U.S. stock exchanges. Under the PWG recommendations, if we fail to meet the enhanced listing standards before January 1, 2022, we could face de-listing from the Nasdaq Global Select Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States. There were recent media reports about the SEC’s proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.
This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate auditor reports issued by foreign public accounting firms. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. stock exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Act. The Act was approved by the U.S. House of Representatives on December 2, 2020. It will be presented to the president of the United States for signing into law within the same month. In essence, the Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges or trading “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rule making efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time.
Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.
In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese affiliates of the “big four” accounting firms (including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms’ inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or the CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.
In January 2014, the administrative judge reached an initial decision, or the Initial Decision, that the Chinese affiliates of “big four” accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a petition for review of the Initial Decision, prompting the SEC commissioners to review the Initial Decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms.
In February 2015, the Chinese affiliates of the “big four” accounting firms (including our auditors) each agreed to censure and pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S. listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms’ audit documents via the

CSRC. If they failed to meet the specified criteria during a period of four years starting from the settlement date, the SEC retained authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
In the event the Chinese affiliates of the “big four” become subject to additional legal challenges by the SEC or PCAOB, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected. If our independent registered public accounting firm were denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.
Risks Related to Our ADSs and Trading Market
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors.
The trading price of our ADSs has been volatile and has ranged from a low of US$1.19 to a high of US$20.85 between January 1, 2019 and September 30, 2020. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:
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actual or anticipated fluctuations in our quarterly results of operations and cash flows;

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changes in financial estimates by securities research analysts;

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conditions in automotive markets;

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changes in the operating performance or market valuations of other automotive companies;

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announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

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addition or departure of key personnel;

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fluctuations of exchange rates between RMB and the U.S. dollar;

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litigation, government investigation or other legal or regulatory proceeding;

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release of lock-up and other transfer restrictions on our ADSs, issuance of ADSs or ordinary shares upon conversion of the convertible notes we issued, or any ordinary shares or sales of additional ADSs;

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any actual or alleged illegal acts of our shareholders or management;

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any share repurchase program; and

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general economic or political conditions in China or elsewhere in the world.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.
In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.
The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.
We have adopted a triple-class voting structure such that our ordinary shares consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights other than voting and conversion rights. Each holder of our Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares are automatically and immediately converted into the equal number of Class A ordinary shares.
As of the date of this prospectus supplement, Mr. Bin Li, our chairman and chief executive officer, together with his affiliates, beneficially own all of our issued Class C ordinary shares. The Tencent entities beneficially owned all of our issued Class B ordinary shares. Due to the disparate voting powers associated with our triple classes of ordinary shares, Mr. Li has considerable influence over important corporate matters. As of the date of this prospectus supplement, Mr. Li beneficially owned 41.3% of the aggregate voting power of our company through mobike Global Ltd. and Originalwish Limited, companies wholly owned by Mr. Li, and through NIO Users Limited, a holding company ultimately controlled by Mr. Li, whereas Tencent entities beneficially owned 18.4% of the aggregate voting power of our company through Mount Putuo Investment Limited, Image Frame Investment (HK) Limited, Huang River Investment Limited and an affiliate of Tencent Holding limited. Mr. Li has considerable influence over matters requiring shareholder approval, including electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit the ability of the holders of our Class A ordinary shares and ADSs to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transaction, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price. Moreover, Mr. Li may increase the concentration of his voting power and/or share ownership in the future, which may, among other consequences, decrease the liquidity in our ADSs.
Techniques employed by short sellers may drive down the market price of our ADSs.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our common shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders’ equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.
The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. In addition, certain holders of our existing shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. Registration of these shares under the
Securities Act of 1933, or the Securities Act, would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline.
Because we do not expect to pay dividends in the foreseeable future, the holders of our ADSs must rely on price appreciation of our ADSs for return on their investment.
We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return to ADS holders will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which ADS holders purchased the ADSs. Our ADS holders may not realize a return on their investment in our ADSs and they may even lose their entire investment in our ADSs.
There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.
A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) 75% or more of its gross income for such year consists of certain types of “passive” income; or (2) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). We do not believe we were a PFIC for the taxable year ended December 31, 2019, and based upon our current income and assets, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the nature and composition of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs, which may be volatile. The nature and composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.
Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — U.S. Federal Income Tax Considerations”) holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — U.S. Federal Income Tax Considerations.”
Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.
Our eleventh amended and restated memorandum and articles of association contain provisions that have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.
The capped call and zero-strike call transactions may affect the value of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, we entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions, or the Capped Call Option Counterparties. We entered into additional capped call transactions with the Capped Call Option Counterparties on February 15, 2019 and February 26, 2019, respectively. We used a portion of the net proceeds of the 2024 Notes to pay the cost of such transactions. The cap price of these capped call transactions is initially US$14.92 per ADS, representing a premium of approximately 100% to the closing price on the New York Stock Exchange, or NYSE, of our ADSs on January 30, 2019, which was US$7.46 per ADS, and is subject to adjustment under the terms of the capped call transactions. As part of establishing their initial hedges of the capped call transactions, the Capped Call Option Counterparties or their respective affiliates expect to trade the ADSs and/or enter into various derivative transactions with respect to our ADSs concurrently with, or shortly after, the pricing of the 2024 Notes. This activity could increase (or reduce the size of any decrease in) the market price of the ADSs or the 2024 Notes at that time. However, if any such capped call transactions fail to become effective, the Capped Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Capped Call Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes (and are likely to do so following any conversion of the 2024 Notes, if we exercise the relevant election under the capped call transactions, or repurchase of the 2024 Notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, NIO also entered into privately negotiated zero-strike call option transactions with one or more of the initial purchasers or their respective affiliates, or the Zero-Strike Call Option Counterparties, and used a portion of the net proceeds of the 2024 Notes to pay the aggregate premium under such transactions. Pursuant to the zero-strike call option transactions, we purchased, in the aggregate, approximately 26 8 million ADSs, with delivery thereof (subject to adjustment) by the respective Zero-Strike Call Option Counterparties at settlement shortly after the scheduled maturity date of the 2024 Notes, subject to the ability of each Zero-Strike Call Option Counterparty to elect to settle all or a portion of the respective zero-strike option transaction early. Facilitating investors’ hedge positions by entering into the zero-strike call option transactions, particularly if investors purchase the ADSs on or around the day of the pricing of the 2024 Notes, could increase (or reduce the size of any decrease in) the market price of the ADSs. However, if any zero-strike call option transactions fail to become effective, the respective Zero-Strike Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Zero-Strike Call Option Counterparties or their respective affiliates may modify their respective hedge positions by entering into or unwinding one or more derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions at any time, including following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes. This activity could also cause or avoid an increase or a decrease in the market price of the ADSs.
Our shareholders may face difficulties in protecting their interests, and ability to protect their rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our eleventh amended and restated memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (except for our memorandum and articles of association and our register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the NYSE corporate governance listing standards. However, the NYSE corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.
Pursuant to Sections 303A.01, 303A.04, 303A.05 and 303A.07 of the New York Stock Exchange Listed Company Manual, a company listed on the New York Stock Exchange must have a majority of independent directors, a nominating and corporate governance committee composed entirely of independent directors, a compensation committee composed entirely of independent directors and an audit committee with a minimum of three members. We currently follow our home country practice in lieu of these requirements. We may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.
It may be difficult for overseas regulators to conduct investigations or collect evidence within China.
Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If any of the holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and the majority of our assets are located outside of the United States. The most significant portion of our operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render them unable to enforce a judgment against our assets or the assets of our directors and officers.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and they may not be able to exercise their right to vote their Class A ordinary shares.
Holders of our ADSs will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. If we ask for instructions of ADS holders, then upon receipt of such voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for instructions of ADS holders, the depositary may still vote in accordance with instructions given by holders of ADSs, but it is not required to do so. ADS holders will not be able to directly exercise their right to vote with respect to the underlying shares unless they withdraw the shares. When a general meeting is convened, an ADS holder may not receive sufficient advance notice to withdraw the shares underlying his or her ADSs to allow such holder to vote with respect to any specific matter. If we ask for instructions of holders of ADSs, the depositary will notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to ADS holders. We have agreed to give the depositary at least 30 days’ prior notice of shareholders’ meetings. Nevertheless, we cannot assure you that ADS holders will receive the voting materials in time to ensure that ADS holders can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out ADS holders’ voting instructions. This means that an ADS holder may not be able to exercise the right to vote and may have no legal remedy if the shares underlying his or her ADSs are not voted as such holder requested.
The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying the ADSs if the holders of such ADSs do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect the interests of our ADS holders.
Under the deposit agreement for the ADSs, if any holder of the ADSs does not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying such ADSs at shareholders’ meetings unless:
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we have failed to timely provide the depositary with notice of meeting and related voting materials;

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we have instructed the depositary that we do not wish a discretionary proxy to be given;

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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

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the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if any such holder of the ADSs does not vote at shareholders’ meetings, such holder cannot prevent our Class A ordinary shares underlying such ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement.
Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and a holder of our ADSs, will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, there is uncertainty as to whether a court would enforce this exclusive jurisdiction provision. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.
The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude an ADS holder from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. Furthermore, if an ADS holder is unsuccessful in such arbitration, such holder may be responsible for the fees of the arbitrator and other costs incurred by the parties in connection with such arbitration pursuant to the deposit agreement. Also, we may amend or terminate the deposit agreement without the consent of any ADS holder. If an ADS holder continues to hold its ADSs after an amendment to the deposit agreement, such holder agrees to be bound by the deposit agreement as amended.
Our ADS holders may not receive dividends or other distributions on our Class A ordinary shares and the ADS holders may not receive any value for them, if it is illegal or impractical to make them available to the ADS holders.
The depositary of our ADSs has agreed to pay the ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of Class A ordinary shares the underlying ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, Class A ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that our ADS holders may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to the ADS holders. These restrictions may cause a material decline in the value of our ADSs.
Our ADS holders may experience dilution of their holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.
We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our ADSs (including upon conversion of the notes) could dilute the interests of our shareholders and ADS holders and adversely impact the market price of our ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares or ADSs could adversely affect the price of our ADS.
If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, the market price of our ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the applicable lock-up periods, the prevailing market price for our ADSs could be adversely affected.
In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances.
Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.
Our ADS holders may be subject to limitations on transfer of their ADSs.
Our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We incur increased costs as a result of being a public company.
As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.
In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material and adverse effect on our financial condition and results of operations.

BUSINESS
Business Overview
Our mission is to shape a joyful lifestyle. We aim to build a community starting with smart electric vehicles to share joy and grow together with our users.
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining the user experience, we provide users with comprehensive and convenient power solutions, the innovative Battery as a Service (BaaS) program and other user-centric services. Our Chinese name is Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of November 30, 2020, we had delivered 29,332 ES8s.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance edition is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the ES6 performance edition boasts an NEDC range of up to 610 km. The ES6 ranked as the No. 1 electric SUV in China as measured by the number of deliveries since October 2019. As of November 30, 2020, we had delivered 36,885 ES6s.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. This new model continues the NIO family design language with its stylish and sporty coupe-style body, and boasts an excellent lightweight design and drag coefficient of only 0.26. Its performance edition is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor and is capable of accelerating from zero to 100 kph in just 4.5 seconds. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the EC6 boasts an NEDC range of up to 615 km. We announced the pre-subsidy price of the EC6 on July 24, 2020 during the 2020 Chengdu Auto Show, and began making deliveries of the EC6 in September 2020. As of November 30, 2020, we had delivered 2,417 EC6s.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home and Power Home Plus, our home charging solutions; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 390,000 charging piles. Furthermore, on August 20, 2020, we introduced the Battery as a Service, or the BaaS model, which allows users to purchase electric vehicles and subscribe the usage of battery packs separately. All users who purchase NIO vehicles are now eligible to place orders with the BaaS model. If users opt to purchase an ES8, ES6 or EC6 model and subscribe to use the 70 kWh battery pack under the BaaS model, they can enjoy an RMB70,000 deduction off the original vehicle purchase price and pay a monthly subscription fee of RMB980 for the battery pack. If users opt to purchase an ES8, ES6 or EC6 and subscribe for the 100kWh battery pack under the BaaS model, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB1,480. Users who currently apply the 70kWh battery pack with the intention to upgrade their batteries can choose to either purchase a 100kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package. Meanwhile, the users will continue to enjoy the existing favorable policies such as purchase tax exemption and government subsidies for electric vehicles. We believe the BaaS model enables our users to benefit from the lower initial purchase prices of our vehicles, flexible battery upgrade options and assurance of battery performance, which will further enhance competitiveness of our products, create more value for our users and promote the conversion of consumer preferences from traditional vehicles to electronic vehicles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We provide servicing both through authorized third party service centers and NIO service centers, both of which provide repair, maintenance and bodywork services. As of October 31, 2020, we had 23 NIO service centers in 19 cities and 146 authorized third party service centers in 110 cities.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. As of October 31, 2020, we had 7,194 full-time employees. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also as clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. As of October 31, 2020, we had 22 NIO Houses and 157 NIO Spaces in 105 cities. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team. For the first ten months of 2020, the average customer referral rate reached approximately 64%, as compared with approximately 52% in 2019. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
Our Competitive Strengths
We are focusing on providing smart and connected premium electric vehicles as part of a user-centric mobility lifestyle and we believe the following strengths contribute to our success.
Pioneer in China’s premium smart EV market
We are strategically positioned in China’s premium smart EV market, an attractive market segment in which we currently face very limited competition. Our volume manufactured vehicles, the ES8, ES6 and EC6, are positioned at the intersection of China’s fastest growing SUV and premium segments. They boast best-in-class performance across multiple dimensions including top speed, acceleration, battery range and advanced ADAS and autonomous driving features, all of which clearly differentiate us from our competitors. For both 2019 and 2020, we ranked the highest in quality among all electric vehicle brands in JD Power’s New Energy Vehicle Experience Index Study.
Furthermore, as the company with the first-to-market and only premium EV volume-manufactured domestically in China, we believe we have a multi-year lead time in terms of product delivery ahead of our domestic and international competitors in China’s premium EV segment. In addition, the ES8, ES6 and EC6 are more affordable than the EVs of other imported premium brands as a result of the absence of import and purchasing taxes, lower manufacturing costs, other tax benefits as well as national and local subsidies. As of November 30, 2020, we had delivered a total of 68,634 vehicles, including the ES8, the ES6 and the EC6.
Redefining EV experience with cutting-edge proprietary technology, visionary engineering and smart connectivity
We design EVs that feature cutting-edge proprietary technology and visionary engineering. Our ES8 is a six or seven-seater all-wheel-drive SUV equipped with our in-house developed, dual motor powertrain system, consisting of high-performance e-drive system, high energy density battery pack and highly effective battery management system. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. Our ES6 features a 4.7 second 0-100 km/h acceleration, NEDC range of up to 610 km with the 100-kilowatt-hour battery pack, and 33.9-meter braking distance from 100-0 km/h. The ES6 is also the first SUV featuring a combination of the permanent magnet motor and the induction motor, with a 97% energy conversion rate.
Our EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.26Cd. It is dynamically shaped and equipped with a 2.1 square meter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the EC6 boasts an NEDC range of up to 615 km. Our technological leadership has also been demonstrated by our well-known EP9 supercar, one of the world’s fastest electric vehicles, which has set five world records to date.
We are a pioneer in smart connectivity, artificial intelligence, or AI, and enhanced Level 2 autonomous driving functionality. The ADAS system of ES8, ES6 and EC6 is built for advanced processing and learning capabilities. Our ES8, ES6 and EC6 are equipped with NIO Pilot, a comprehensive enhanced Level 2 ADAS system that will update with new features over time through high-speed FOTA updates. We have the ability to analyze large quantities of driving data to accelerate our autonomous driving technologies and algorithms. Following the release of the NIO OS 2.7.0 via firmware-over-the-air (FOTA) upgrade in October 2020, our users have been able to enjoy the Navigate on Pilot (NoP) feature of NIO Pilot on highways and urban expressways in China. Through fusing the environmental data from the sensor suite with high-definition maps, NoP can guide the vehicle to follow the navigation route, automatically drive from on-ramp to off-ramp, and overtake slower cars.

In addition, we believe we have China’s most advanced in-car AI connected assistant, NOMI, which is capable of deep learning and benefits from our cloud computing network. NOMI is designed to be one of the most advanced AI systems in a production vehicle and through NOMI we aim to revolutionize the relationship between users and their vehicles. Through NOMI, users are able to use voice control to make phone calls, play music and control systems including navigation, opening and closing windows, climate control, controlling the seat massage function, operating in-car media, controlling the in-car camera (including taking pictures), among others, the mobility experience. NOMI learns users’ habits and interests through deep learning algorithms in order to meet their individual needs under different circumstances. We have built flexibility into our system which will allow for new functions and applications to be added through future software updates.
Revolutionary and comprehensive charging solutions
We provide our users with a comprehensive range of charging solutions, alleviating the most critical challenge to EV adoption. We aim to provide charging services in most major cities in China. Our innovative “Power Express,” is expected to provide users with 24-hour on-demand charging services including car pick-up and drop-off. We offer users an energy package where these services are accessible for a fixed monthly or yearly subscription fee. Our charging solutions include:
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“Power Home” and “Power Home Plus” — standard and ultra-speed home chargers where practicable for users;

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“Power Swap” — battery swapping stations offering battery swapping service within minutes. As of October 31, 2020, we had 158 NIO Power Swap stations covering urban areas and expressways across 70 cities;

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Access to the nationwide charging network consisting of over 390,000 publicly accessible charging piles as of October 31, 2020. Our users can locate, navigate to and use these charging piles through our mobile application, NIO APP, and we are able to make use of these when providing our valet power express services;

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“Power Mobile” — charging trucks offering rapid charging for 100km range within 10 minutes. As of October 31, 2020, we had 318 NIO Power Mobile charging trucks; and

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“Power Charger” — reliable fast charging piles located in parking lots and other locations easily accessed by our users for them to locate, use and pay for through our NIO APP. As of October 31, 2020, we had approximately 701 NIO Power Charger piles in operation, covering 52 cities, and provided over 440,000 one-click power services.

Powered by NIO Cloud, real-time data synchronization of our charging and battery swapping network enables us to deploy and deliver charging services faster and more efficiently. In addition, centralized, diagnostics and remote management of batteries allows our users to enjoy better battery performance.
User enterprise advocating a unique and holistic mobility lifestyle
Our “One-click for Service” and “One-click for Power” solutions through a subscription model offer a wide variety of value-added services including 24-hour customer service, technical support advisors, valet charging, car pick-up/drop-off delivery as well as more traditional services such as repair and maintenance and courtesy car. We believe these service offerings provide one-touch convenience and create a seamless experience for our users throughout the vehicle lifecycle. We directly sell our vehicles to users, which we believe allows us to deliver a more consistent, differentiated and compelling user experience, compared to the traditional franchised distribution model used by our competitors in China. We believe that our online and offline direct sales model is more cost efficient by cutting out franchised distribution costs as well as lowering the number of physical locations required and also allows us to expand our sales network effectively and efficiently in China.
We are building an integrated online and offline community, creating, we believe, a unique and interactive mobility lifestyle where users can interact to provide an experience that goes beyond the car. Our mobile application, featuring moment sharing and an online fan shop, has become an active online community. As of October 31, 2020, our mobile application had over 1,500,000 registered users and over

140,000 daily active users, and over 1,700,000 pieces of merchandise had been sold on our mobile application. We believe that our NIO Houses and NIO Spaces will help to cultivate brand loyalty and promote user engagement, serving as an exclusive user club with multiple social functions. Furthermore, our annual NIO Day with new product launches increases our media exposure and attracts prospective users.
In addition, our tech savvy investors provide us with strategic support and long-term funding. For instance, we work with Baidu and Tencent on mapping and cloud services, respectively.
Strategic partnerships with global best-in-class technology and industrial leaders
Our position as a pioneer in our market has attracted global leaders across our supply chain, autonomous driving, infotainment and various value-added services, creating an extensive industry alliance network for us. Our key partners include Tencent, Baidu, Mobileye and CATL. We believe their expertise and know-how broaden our service offering and solidify our technological leadership. For example, we are closely collaborating with Mobileye to develop next generation autonomous driving technology to be used in our vehicles.
In addition, these leading suppliers and partners also allow us to manufacture and deliver our products with high quality standards. In particular, our alliance with JAC to manufacture our ES8, ES6 and EC6 provides us with flexibility, scalability and speed to market, cementing our first mover advantage in the China market, while product design, supply chain management and quality control are managed by us with our engineering team onsite.
In April 2020, we started our collaboration with the investors in connection with investment in NIO China. We believe the collaboration will provide us with substantial funds to support our business development, enhance our leadership in the products and technologies of smart electric vehicles and offer services exceeding users’ expectation. NIO China could enjoy a series of subsidies and support from the Hefei government, including rent subsidies, financial support and preferential tax treatment, if meeting certain performance criteria. Additionally, we believe the launch of NIO China headquarters in Hefei enables us to improve our operational efficiency and to sustain our growth and competitiveness in the long run.
Global talent pool, world-class management and well-established corporate governance
Our success is led by a visionary management team with a unique combination of internet and automotive experience with a start-up mindset. Our founder and Chairman, Mr. Bin Li, is an experienced entrepreneur in China with extensive expertise and a proven track record of creating innovative and disruptive business models in the mobility and internet space.
Our reputation has enabled us to recruit a global talent pool with specialists in China for user interface development and engineering tailored to Chinese users, in Silicon Valley for software and autonomous driving, and in Munich and the UK for vehicle design and engineering. Our global footprint echoes our premium proposition customized for Chinese consumers and delivers best-in-class standards in respective areas.
Our Strategies
We are pursuing the following strategies to achieve our mission:
Successfully launch future models timely to target a broader customer base and expand our product lineup
The successful launches of our future models are critical in capitalizing on our first mover advantage and capturing electric vehicle market opportunities in China. In addition, we are generally targeting to launch a new model every year for the near future. At the same time, we intend to launch mid-cycle facelifts on existing models more frequently than industry standards to meet latest user preferences and drive innovations.
Expand our infrastructure and service coverage nationwide to improve user experience
We intend to expand our users’ access to charging infrastructure nationwide and provide more convenient charging solutions to our users. We plan to offer real-time data on the availability of charging piles by uploading and synchronizing data from our own and third-party charging networks to our cloud. We plan to continue to build our service network mostly through authorized service centers across China and broaden the service coverage and further enhance user experience.
We plan to expand our distribution network by building more NIO Houses, NIO Spaces and delivery centers, supported by nationwide logistic network and regional warehousing facilities, in order to meet increasing demand from prospective buyers, particularly in non-tier-one cities. We plan to operate a total of over 200 NIO Houses and NIO Spaces by the end of 2020.
Continue to focus on technological innovations
We intend to continue to attract talent from the world’s top universities, institutions, technology and automotive companies to expand our talent pool and help us drive technological innovation. Meanwhile, we aim to further advance our proprietary E-powertrain system to achieve better battery performance to increase the driving range and shorten the charging time for our cars. We are also developing our next generation of E-powertrain system with higher efficiency EDS as well as higher capacity fast charging battery packs. In addition, we intend to leverage our cyber-security technology and FOTA platform to build seamless vehicle network and create a mobile living space featuring artificial intelligence and a next-generation digital cockpit and user interface.
Moreover, we plan to develop ADAS with more comprehensive active automated driving, driving support, and alerts and warnings features. We are aiming to launch a model equipped with Level 4 autonomous driving capabilities in the coming years. We intend to further enhance safety and technology features to drive customer satisfaction and interest, which in turn helps expand our market share.
Create more monetization opportunities during the lifetime ownership
We offer an innovative subscription service in the automotive industry consisting of a service package and an energy package to generate recurring revenues beyond the initial car purchase and promote user engagement. We expect to increase the user adoption of these packages by providing more convenient and user-centric services.
In addition, we plan to continue to focus on users’ lifetime engagement to create additional monetization opportunities in every aspect of car ownership, including financing, insurance, repair and maintenance, charging and infotainment. We also plan to establish and develop strategic partnerships with Tencent, JD.com and other technology leaders in our ecosystem to explore more value-added services empowered by big-data and our cloud architecture, such as “mailbox” service, or last mile express delivery service into the car trunk, and in-car entertainment.
Our Vehicles
We design, jointly manufacture and sell our vehicles in China’s smart premium electric vehicle segment. We began making deliveries to the public of our first volume manufactured car, the seven-seater ES8 on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. In addition, we launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. We began making deliveries of the ES6 to users in June 2019. In December 2019, we launched the all-new ES8 with more than 180 product improvements. The all-new ES8 comes with better performance, longer driving range and a more sophisticated and high-tech design, with delivery beginning in April 2020. In addition, in December 2019, we launched our third volume manufactured electric vehicle, the EC6. EC6 is a smart premium electric coupe SUV with a dynamic shape design. We began making deliveries of the EC6 in September 2020. In addition, we plan to begin delivering the 100-kilowatt-hour battery packs in December 2020, which boasts the driving rage of the all-new ES8, ES6 and EC6’s to up to 580km, 610km and 615km, respectively. We plan to leverage the platform technologies from the ES8, the ES6 and EC6 to build our future models.

Our goal is to launch a new vehicle model each year for the near future as we plan to offer our users more choices to suit their preferences and target different segments within the premium electric vehicle market in China. We plan to mainly sell our vehicles in China for the near future.
ES8
The ES8, our first volume manufactured vehicle, is a spacious six or seven-seater high-performance premium electric SUV. The ES8 was officially launched at our NIO Day event on December 16, 2017, following which we began taking reservations. We started making deliveries to the public of the seven-seater ES8 on June 28, 2018 and have ramped up deliveries since launch. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019.
With both front and rear motors (240 kilowatt (kW) each), the ES8 delivers 480 kW of power and 840 units or Newton meters (Nm) of torque to all four wheels. The ES8’s e-propulsion system enables the ES8 to accelerate from zero to 100 kph in just 4.4 seconds. The ES8 is initially equipped with a 70-kilowatt-hour liquid-cooled battery pack comprised of cutting-edge square cell batteries, and we began delivering the ES8 with an 84-kilowatt-hour battery pack, extending its NEDC driving range to 430 kilometers, in September 2019. The battery pack features an energy density of 135 watt hours per kilogram (wh/kg) and provides an approximately 1,200-charge-discharge lifecycle with an 87% capacity retention. The ES8 achieves a NEDC driving range of 355 kilometers.
With 21 active safety features, the ES8 is designed to meet five-star Chinese New Car Assessment Program safety standards developed by the China Automotive Technology Research Center. In addition to standard safety features for a vehicle in its class, ES8 also features or will feature, driver drowsiness detection, lane departure warning, lane change assistance, automatic emergency braking, side door opening warning, and 360-degree high definition surround vision, among other advanced safety measures. The ES8 is also designed to include safety features, such as electric stability program, electric traction control, cornering brake control, hill descent control, hill start assist, rear view camera, front and rear parking sensors, side distance indication system, direct-tire pressure monitoring system, blind spot detection, dynamic wheel torque by brake and roll stability control. In addition, the braking distance of the ES8 from 100 kph to a complete stop is 33.8 meters.
The ES8 is the first car in China to have an all-aluminum alloy body and chassis featuring aerospace grade 7003 series aluminum alloy, enabling torsional stiffness of 44,140 Nm/Deg, and also features the highest amount of aluminum for any mass production car yet. The active air suspension on the ES8 creates, we believe, a comfortable riding experience. The ES8 has a 3,010 millimeter long wheelbase, to create a truly mobile living space. The three-row, seven-seat layout makes full use of the interior space. The innovative “lounge seat” and “child-care mode”, together with the nappa leather wrap, create, we believe, a comfortable atmosphere, redefining the riding experience. The smart air quality system includes an activated carbon and high-efficiency particulate air, or HEPA, filter and negative ion generator.
Together with the launch of the ES8 in 2017, we launched our NIO Pilot system. We have activated most of the features on our NIO Pilot system by December 2019. Our NIO Pilot ADAS, with comprehensive enhanced Level 2 autonomous driving features, is enabled by 23 sensors, including a trifocal front-facing camera, four surround exterior cameras, five millimeter-wave radars, 12 ultrasonic sensors and a driver monitor camera. The ES8 comes equipped with the Mobileye EyeQ®4 ADAS chip which has a computation capacity eight-times more powerful than its predecessor, the Mobileye EyeQ®3.
In addition, the ES8’s sophisticated 4G support and software and hardware suite enable subscribers to enjoy upgraded services through FOTA updates. Each vehicle comes standard with eight gigabytes per month of data. Our remote updates are driven by our centralized connected vehicle gateway which controls all electric control units, or ECUs. The ES8 provides high-speed parallel over-the-air updates, allowing the ES8 to acquire new features from time to time while minimizing downtime.
Together with the launch of the ES8, we launched our NOMI system, an optional feature, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company. Our goal is to provide users with a more natural interaction with the in-car AI system and enhanced safety by further removing the need for users to keep looking at the screen while driving. NOMI combines the ES8’s intelligence and car connectivity functionalities to turn the ES8 into an intuitive companion that can listen to, talk with, and help drivers and passengers along the way. Through NOMI, users are able to use shortcuts and voice control to make phone calls, play music and control systems, including navigation, air-conditioning, opening and closing windows, climate control, controlling the seat massage function, operating in-car media and controlling the in-car camera (including taking pictures), among others. We intend to improve the system and add additional functions through FOTA upgrades.
In December 2019, we launched the all-new ES8 with more than 180 product improvements. With a combination of the permanent magnet motor of 160kW and the induction motor of 240 kW, the all-new ES8 with a 70-kilowatt battery pack reaches a driving range of up to 415 kilometers. It can accelerate from zero to 100 kph in just 4.9 seconds. The new ES8 with a 100-kilowatt battery pack reaches a drive range of up to 580 kilometers. The all-new ES8 features 3,010mm wheelbase, the longest in its class, boasting a spacious and flexible seating layout. The 9.8 inch instrument cluster with ultra-slim frame and 11.3 inch second-generation multi-touch center screen comes as standard. The optional NOMI Mate 2.0 is fitted with the world’s first auto-grade AMOLED full-circular display. The design of the all-new ES8 is more streamlined and dynamic with its front face, side and tail all adorned with chrome accents. With the better performance, longer driving range and the more sophisticated and high-tech design, the all-new ES8 redefines our smart electric flagship SUV.
The seven-seater ES8 and the six-seater ES8 have pre-subsidy starting prices of RMB468,000 and RMB476,000, respectively. Purchasers can purchase additional options that come with the ES8, including nappa luxury interior package (consisting of nappa leather perforated seats, a nappa leather interior wrap and front massage seats), all-season comfort package (heated steering wheel, second row heated seats, and front row ventilated seat), a premium audio system, an enhanced head unit display and additional NIO Pilot functions, different wheel styles, certain exterior colors, NIO Pilot and NOMI, among others. The ES8 also comes equipped with a wireless charging board. We currently provide our users with the option of a battery payment arrangement, where users can make battery payments in installments. For the ES8 ordered before January 15, 2019, there is an RMB100,000 reduction in the purchase price and users adopting this arrangement pay RMB1,280 per month, payable over 78 months. For the ES8 and ES6 ordered between January 16, 2019 and August 19, 2020, there is an RMB100,000 reduction in the purchase price and users adopting this arrangement pay RMB1,660 per month, payable over 60 months. To purchase an ES8, a customer is first required to pay a refundable deposit reserving the car, which for the ES8 is RMB2,000, and prior to the user’s ES8 entering into production, a non-refundable deposit of RMB20,000 must be made (which can include the initial RMB2,000 reservation deposit) and is applied towards the purchase price of the vehicle.
ES6
The ES6 is a five-seater high-performance electric premium SUV launched in December 2018. We started making deliveries to the public of the ES6 in June 2019 and have ramped up deliveries since launch. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. The ES6 currently offers the Sport, Performance and Premier editions with pre-subsidy starting prices of RMB358,000, RMB398,000, and RMB498,000, respectively. Users can pre-order the ES6 through the NIO App.
The ES6 is the world’s first SUV equipped with a combination of the permanent magnet motor (160 kW) and the induction motor (240 kW). The ES6 delivers 400 kW of power and 725 Newton meters of torque to all four wheels with an energy conversion rate of 97%. The ES6 can accelerate from zero to 100 kph in 4.7 seconds. The braking distance of the ES6 from 100 kph to a complete stop is 33.9 meters. The ES6 is initially equipped with a 70-kilowatt-hour liquid-cooled battery pack, and we began delivering the ES6 with an 84-kilowatt-hour battery pack, extending its NEDC driving range to 510 kilometers, in September 2019. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the ES6 boasts an NEDC range of up to 610 km. The ES6 is the first car in China with a hybrid structure of aluminum alloy (91%) and carbon fiber (9%), featuring aircraft grade 7 series aluminum alloy, enabling torsional stiffness of 44,930 Nm/Deg, the highest among any mass production SUV globally. The use of high-strength carbon fiber makes the ES6 lighter but more solid. It features the independent suspension, Continuous

Damping Control (CDC) and the intelligent electric all-wheel-drive system. Users have the option of installing the active air suspension and switching between driving modes, creating a more comfortable riding experience.
The ES6 is equipped with Lion, a high-performance intelligent gateway enabling data exchange and remote upgrading via FOTA. Additionally, the ES6’s Dragon security architecture offers a matrix-like firewall to enhance data security and protect user privacy. In addition, the speech-based interactive NOMI system with a voice-based interactive feature is built into the ES6. The ES6 also has an upgraded head-up display, a digital instrument cluster and an 11.3 inch second-generation multi-touch screen. Moreover, the ES6 has a pre-installed NIO Pilot system with a Mobileye EyeQ®4 and 23 sensors.
EC6
The EC6 is a smart premium electric coupe SUV launched in December 2019. EC6 has an agile coupe design with drag coefficient at only 0.26Cd. It is dynamically shaped and equipped with a 2.1 square meter vault glass roof. The EC6 is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor and is capable of accelerating from zero to 100 kph in just 4.5 seconds. With the 100-kilowatt-hour battery pack to be delivered in December 2020, the EC6 boasts an NEDC range of up to 615 km.
The EC6 is available in three trim levels, the Sport Edition, Performance Edition, and the Signature Edition, all with the 70kWh battery pack included at a pre-subsidy price of RMB 368,000, RMB 408,000 and RMB 468,000 respectively. The EC6’s panoramic moonroof maximizes natural light in the cabin. The laminated glass insulates against 83% of heat and 99.9% of UV rays. Its superior dimensions and long wheelbase of 2.9m offer generous space. The EC6 comes standard with a Microfiber headliner and Nappa leather sports steering wheel. The Microcloud matte finishes to the dashboard and the door panels, adding to the sporty atmosphere of the interior. The EC6 has a full-digital cabin with a 9.8-inch ultra-slim Instrument Cluster, an 11.3-inch HD multi-touch center display and NOMI Mate 2.0, NIO’s unique digital assistant, fitted with an AMOLED full-circular display, creating an immersive user experience.
The EC6 is made of high strength aluminum alloy, equipped with CDC system as standard. Together with optional active air suspension and intelligent sensing of road conditions, it provides an involving and comfortable driving experience. We began making deliveries of the EC6 in September 2020.
Our Power Solutions
Through our NIO Power solutions, we offer a comprehensive and innovative suite of power solutions to address the battery charging needs of our users. We aim to provide power services in most major cities in China, with our solutions being easily accessible through our mobile application. We also offer our users our valet service where we pick up, charge and then return the vehicle. Our goal is to provide the most convenient power solutions to our users. Using our mobile application, our users will be able to monitor battery levels and charging status. The charging status of batteries and the charging solutions available to users are all connected through our cloud, enabling us to assist users in finding the most convenient charging solution available in a given area.
Home Charging (NIO Power Home and Power Home Plus)
Through NIO Power Home, we install chargers at our customers’ homes after the purchase of a new vehicle based on customer request where installation at the customer’s home is feasible. Given the convenience of having a home charger installed, we aim to install a home charger for our users whenever practicable. Our home charger is expected to be the first to have an auto-identification function which enables a vehicle to automatically pair with its exclusively compatible home charger. Charging takes place by simply inserting the charging gun into the vehicle’s charging port. The first NIO Power Home device and basic installation are initially included in the price of the vehicle though there may be charges in certain circumstances. Any user has the option of postponing such installation if installation is not feasible at his or her residence at the time of purchase. Any subsequent installation is subject to charge on a case-by-case basis. Installation is performed by professional third-party contractors engaged by us. Our charging pile design won the “best of best” reddot award in 2018. We also provide the Power Home Plus, an ultra-speed home charger to users at an additional price. The Power Home Plus can charge the vehicles three times faster than the Power Home.

Under normal temperatures and battery conditions, the 70-kilowatt-hour battery pack of the ES8, ES6 and EC6 can be charged from approximately 20% to 90% power level in seven hours using our Power Home, or 2.5 hours using our Power Home Plus.
Power Express and Other Power Solutions
We have tailored our charging solutions to serve the needs of Chinese users. We anticipate that many of our users are likely to live in condominiums or apartment buildings where they are unable to install a home charger. We aim to provide such users with a level of convenience and service with our other power solutions so that they can enjoy a similar level of convenience as our users with home chargers installed. We are also committed to ensuring the high standard of quality and performance of our charging solutions.
To that end, we offer our users our Power Express valet service and other charging solutions, including access to public charging, access to our Power Mobile, charging trucks, battery swapping and Power Charges.
Using our mobile application, a user is able to arrange to have our team pick up his or her vehicle at the user’s designated parking location. The vehicle is driven to a nearby battery charging station or battery swap station or a charging truck is driven to the parking location. The vehicle is returned to the user once battery charging or swapping is completed. Users are able to select “immediate service” which provides the fastest charging option to meet a more urgent charging demand or “reservation service” for scheduled charging services. We also plan to provide “idle charging” which allows users to set an anticipated start time and end time when their vehicle is expected to remain idle, such as overnight, and the threshold of the vehicle’s cruising range when the service will be triggered, as well as a specific location where the vehicle is parked during specific periods. Our one-click charging service will be automatically triggered when the vehicle is idle and parked at the specified location during the specified period. Users are able to monitor their vehicle charging status in real time using our mobile application. We aim to provide users with the fastest charging experience, optimizing convenience to users by identifying the most appropriate charging solution based on the user’s travel habits through cloud-based smart scheduling.
We offer our users our energy package, which provides them with access to our Power Express services and charging solutions, including public charging, access to our Power Mobile charging trucks, and battery swapping for a fixed monthly fee, which is initially set at RMB980 per month if paid monthly, or RMB10,800 annually, for up to 15 charges per month. We currently anticipate that our energy package and Power Express services will primarily be utilized by users without home chargers installed. However, users who do not purchase our energy package are able to access our Power Express services and charging solutions on a pay-per-use basis. The initial price for such services is set at RMB180 per charge for NIO users and RMB280 per charge for others. The price for our mobile charging service to non-NIO users is RMB380 per charge for charging using NIO Power Mobile trucks.
Access to Public Charging
Our users have access to a network of public chargers, which as of October 31, 2020 consisted of approximately 390,000 publicly accessible charging piles. These chargers have been installed by both public and private sectors, including state-owned electricity companies and automotive original equipment manufacturers, or OEMs. Data from over 195,000 public chargers as of October 31, 2020, installed by the third parties, including the State Grid, are synchronized to our cloud so that users can access real-time information on the availability and location of these chargers. These chargers are provided by 35 operators, 15 of which we have achieved real-time connections with. We plan to increase the number of chargers with data synchronized to our cloud. The Chinese government has also set a target of more than 4.8 million charging piles in 2020. Access to these chargers is included in our energy package or can be provided on a pay-per-use basis.
In addition, we have entered into a framework agreement with the State Grid Corporation of China with the aim of expanding the network of publicly accessible charging piles through technology and business model innovations in a collaborative way. Pursuant to the framework agreement, the parties have agreed to cooperate in the following areas: (i) building systematic solutions for electric cars, charging piles and grid network by leveraging each party’s own resources and standardizing electric vehicle charging and battery swap technology; (ii) application of smart vehicle connectivity technology to practice; (iii) innovation in electric vehicle charging and battery swap technology; (iv) the construction and operation of electric vehicle charging and battery swap infrastructure, and (v) the sales, leasing and insurance of or for electric vehicles. While this framework agreement sets forth certain long-term strategic cooperation principles for cooperation between the State Grid Corporation of China and us, the actual implementation of such principles would likely require the parties to enter into supplemental agreements covering specific areas of cooperation.
Fast Charging Trucks (Power Mobile)
Through NIO Power Mobile, we provide charging through charging trucks. We plan to use these charging trucks to supplement our charging network. Users are able to book NIO Power Mobile services in advance conveniently through our mobile application. We own fast charging trucks, which are equipped with our proprietary fast-charging technology.
As of October 31, 2020, we had 318 NIO Power Mobile trucks in operation. We have deployed these trucks in major cities, including Beijing, Shanghai, Guangzhou, Shenzhen, Chengdu, Hangzhou, Nanjing and Suzhou, among others. We plan to enhance the efficiency of these NIO Power Mobile trucks to cater to user demand.
Battery Swapping (Power Swap)
Through Power Swap, we offer our users the ability to arrange for a battery swap for the ES8, ES6 and EC6. Our swap stations are compact stations located in parking lots and other locations. The typical size of a swap station is approximately three parking spaces, or 45 square meters. Swap stations are designed to be fully automated, but for the first and second years of operation we plan to have one staff member at each location to ensure reliability for the initial roll-out. Once a vehicle is parked in the swap station and the driver activates the swap function, battery swapping will take place automatically. Charging of the batteries at swap stations takes place while the batteries are stored at the swap station and their charging status information is sent to our cloud. Our battery swap stations were developed in-house and use chassis replacement technology and apply more than 300 patented technologies to provide precise positioning, rapid disassembly, compact integration, and flexible deployment, allowing battery replacement within minutes.
As of October 31, 2020, we had battery swap stations in 70 cities, including, among others, Beijing, Shanghai, Guangzhou, Shenzhen, Hefei, Chengdu, Nanjing, Suzhou and Hangzhou. We had 35 battery swap stations in total along the three major highways and four other highways in China. The three major highways are G2 highway that connects Beijing and Shenzhen, G4 highway that connects Beijing and Shanghai, and G15 highway that connects Shanghai and Guangzhou. We believe the battery swap service we provide effectively addresses consumers’ concern on charging convenience of electric vehicles, and has become an unduplicated competitive advantage of ours. We plan to further enhance the efficiency of the battery swap stations and to strategically deploy more swap stations in selected geographical areas as the number of our vehicles sold grows to ensure continuous optimal battery swap experience for our users.
Fast Charging Piles (Power Charger)
Through NIO Power Charger, we provide our users a fast and reliable charging solution using our fast charging piles. We plan to expand these charging piles as a supplement to our charging network. Users are able to locate, use and pay for the charging through our mobile application. Our Power Chargers are of a slim design and are located in parking lots and other locations easily accessed by our users, with maximum output power of 105 kilowatt and 250 ampere.
As of October 31, 2020, we had 701 NIO Power Charger piles in operation, covering major cities including, among others, Beijing, among others, Shanghai, Guangzhou, Shenzhen, Chengdu, Hangzhou, Suzhou and Xi’an. We plan to enhance the efficiency of these NIO Power Charger piles to cater to user demand.
Our Other Value-Added Service Offerings
Through one click using our mobile application, our users can access a full suite of innovative services, as part of our strategy of redefining the user experience. In addition to our NIO Power solutions described above, we offer our users our NIO Service, comprised of other value-added services provided primarily through our service package, which can be ordered conveniently through our mobile application.
Service Package
We offer our users a service package, which, at a price initially set at RMB12,600 to RMB14,600 per year, provides statutory and third-party liability and vehicle damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during repair and maintenance lasting more than 24 hours, roadside assistance and an enhanced data package, among other services. As of October 31, 2020, approximately 65% of our individual users had a subscription for our service package.
Through our service package, we aim to provide users with a “worry free” vehicle ownership experience. Using our mobile application, users are able to arrange for vehicle service with a few clicks. At a user’s request, we pick up the car, arrange for maintenance and repair services, and then return the car to users once the services are done. As long as the maintenance and repair is covered under our service package, no additional fee will be invoiced to the service package subscriber. If the user has a car accident, we will also assist the user in engaging with the insurance company and providing necessary repairs.
We provide users who subscribe to this service package with an enhanced Internet data package with an additional 7GB of data per month. We also have agreements with China Taiping Insurance and People’s Insurance Company of China Group, pursuant to which we will procure basic mandatory automobile insurance and vehicle damage insurance for our users as part of the service package. Users are also able to supplement this basic insurance coverage with China Taiping Insurance and People’s Insurance Company of China Group at an additional cost, which will be paid to the insurance provider.
In addition to the regular service package, we started to offer an extra insurance worry-free package on March 1, 2020 at RMB1,680 per year. The extra insurance worry-free package provides competitive maintenance and paint-repair services, courtesy vehicles during repair and maintenance lasting for over 24 hours, roadside assistance, an enhanced data package and other additional services.
Battery as a Service
On August 20, 2020, we introduced the Battery as a Service, or the BaaS model, which allows users to purchase electric vehicles and subscribe the usage of battery packs separately. All users who purchase NIO vehicles are now eligible to place orders with the BaaS model. If users opt to purchase an ES8, ES6 or EC6 model and subscribe to use the 70 kWh battery pack under the BaaS model, they can enjoy an RMB70,000 deduction off the original vehicle purchase price and pay a monthly subscription fee of RMB980 for the battery pack. On November 6, 2020, we launched the 100kWh battery pack with battery update plans. If users opt to purchase an ES8, ES6 or EC6 and subscribe for the 100kWh battery pack under the BaaS model, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB1,480. Users who currently apply the 70kWh battery pack with the intention to upgrade their batteries can choose to either purchase a 100kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package. Meanwhile, the users will continue to enjoy the existing favorable policies such as purchase tax exemption and government subsidies for electric vehicles. Under our BaaS model, when a user purchases a vehicle with the BaaS option, we sell a battery pack to the Battery Asset Company, the company we jointly established with the BaaS Partners, and the user leases the battery and subscribe to the usage of the battery pack from the Battery Asset Company. We believe the BaaS model enables our users to benefit from the lower initial purchase prices of our vehicles, flexible battery upgrade options and assurance of battery performance.
Vehicle Financing and License Plate Registration
We currently have agreements with Bank of China, China Merchants Bank, Ping An Bank, China Industrial Bank and Great China Finance Leasing Co., Ltd. pursuant to which we assist users across China in procuring financing when they purchase our vehicles. We assist our users in their application for financing, making the buying process easier. We also cooperate with China Construction Bank and Agricultural Bank of China to assist users from certain geographical scope in their application for financing.

Through our arrangements with our partner banks, we believe we are able to assist our users in procuring financing on attractive terms. We also apply for license plate registration on behalf of our users at the time of purchase.
Vehicle Engineering and Design
We have significant in-house vehicle engineering capabilities, which cover all major areas of vehicle engineering starting from concept to completion. Our vehicle engineering group consists of: (i) four design groups, namely, body and exterior; chassis; interior, heating and cooling; and electrical and electronics; (ii) two integration groups, namely, mechanical and electrical, which are together responsible for integrating components and systems into a complete vehicle and work with the design groups; and (iii) two advanced engineering groups, namely, vehicle concepts and system concepts, which focus on future products and longer term innovation. We aim to implement industry best practices throughout the engineering and design process.
We have strategically located our vehicle engineering teams based on where we believe the right talent is located. As of October 31, 2020, our vehicle engineering group had 569 employees worldwide, with 482 located in Shanghai, 53 located in Hefei and Nanjing of China and 34 located in Oxford in the United Kingdom. We have significant engineering capabilities at our Shanghai headquarters, which was selected due to its status as a global automotive hub, providing us with a significant talent pool. Our international offices provide us with deeper capabilities in certain areas. Our San Jose and Oxford teams focus on advanced development work with our Oxford team also working on complex computer-aided engineering, and our Munich team focuses on light-weight material development and vehicle design. In addition, our engineering teams in Munich focus on lightweight and e-powertrain engineering and work on the challenges of energy and resource efficiency and design our vehicles, including the interior and exterior.
Our Technology
We believe one of our core technology competencies is our proprietary e-propulsion system. It also has a modular design, allowing future models to incorporate a significant portion of this technology. Our technologies, including battery management system, electric driving system, vehicle control system, and autonomous driving, among others, are cutting-edge and differentiate us from our competitors. The ES8, the ES6 and the EC6 integrate many of these industry-leading technology modules, including our proprietary e-propulsion system, digital cockpit, enhanced level 2 ADAS system, smart data router, security architecture and cloud data platform, to create a comprehensive interactive system for the optimal user experience.
Electric Powertrain (E-propulsion System)
We have developed our own e-propulsion system. The e-propulsion system consists primarily of an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS.
We have developed two integrated EDS systems — the 240kW induction motor, or the 240kW IM EDS, and the 160kW permanent magnet motor, or the 160kW PM EDS. The 240kW IM EDS has a copper rotor induction motor, a motor controller with a unique topology design, and a high-torque gearbox. The combination of high-power and high-torque is expected to provide users with powerful driving force. We possess dual technologies for induction motors and permanent magnet motors. Our 160kW IM EDS was developed in-house. It has higher power density and higher efficiency due to permanent magnet motor applied, providing both longer driving range and strong acceleration boost when paired with the 240kW PM EDS. Our first volume manufactured vehicle, the ES8, is equipped with the 240kW IM EDS, delivering 480 kW of power. Our second volume manufactured vehicle, the ES6, is the world’s first SUV equipped with a combination of the 240kW IM EDS and the 160kW PM EDS, delivering 400 kW of power.
Our lightweight ESS uses high-energy density battery cells and high-strength housing. The ES8 is initially equipped with our proprietary 70-kilowatt-hour liquid-cooled battery pack developed and packaged in-house, bringing a high energy density of 135wh/kg. In October 2019, we began delivering the ES8 and the ES6 with an 84-kilowatt-hour battery pack, extending their NEDC driving range to 430 and 510 kilometers, respectively. Our new 100-kilowatt-hour battery pack with advanced technology and a 24-hour safety monitoring device to ensure battery safety extends the NEDC range of the new ES8, ES6 and EC6 to 580, 610 and 615 kilometers, respectively. Our ESS is high-capacity and has industry-leading thermal management technology and a safety structure design. In addition, our ESS is equipped with a state-of-the-art battery management system, a high-efficiency liquid-cooled design and swapping technology to achieve long-lasting, stable and new energy solutions. In particular, our battery management system provides real-time monitoring of the vehicle insulation status, a comprehensive fault diagnosis mechanism to ensure the safety and reliability of battery pack use. We are able to upgrade the software of our battery management units and cell supervising circuits and switch-boxes through FOTA updates. We conduct extensive testing to ensure safety, performance, durability and reliability. We also possess the module capability of prismatic, pouch and cylindrical cells, with a planned annual production capacity of over seven gigawatts per hour.
Our advanced VIS includes a vehicle control unit, or VCU, electric vehicle controller and ADAS system. A VCU is an intelligent controller, which can control the torque output according to different driver behavior and control region torque according to best energy recovery. It provides optimal torque split between front and rear EDS based on motor efficiency, driver mode selection and vehicle dynamics, and offers the best vehicle drivability with the active damping function to compensate the driveline vibration. The vehicle control system’s network architecture also takes into account functional safety and network security. The intelligent high- and low-voltage energy management system can monitor and adjust the optimized pure electric cruising range in real time and the adaptive cruise control system, or ACC, automatic parking and other functions can meet the requirements of automatic assisted driving. The intelligent thermal management system regulates water coolant system to maintain optimal operating temperature of HV components. The intelligent AC charging controller provides remote charging function safely and conveniently. Our VCUs and ADAS have passed software testing and vehicle calibration and verification, thus bringing a new experience of smart and safe driving.
Immersive Experiences Powered by Artificial Intelligence
Our digital cockpit is an AI driven, scalable and flexible architecture that presents the user with an intelligent and immersive interface which provides, we believe, an industry leading integrated user experience. Each of the ES8, ES6 and EC6 uses NVIDIA DRIVETM for its in-car digital cockpit. It adopts a single highly advanced proprietary controller, supporting a flexible multiple-operating system environment running Android, QNX, and Linux. This in-cabin technology enables a unified user experience across all four interior displays and advanced user interaction through our AI connected assistant, NOMI.
NOMI is designed to be one of the most advanced AI systems in a production vehicle and through NOMI we aim to revolutionize the relationship between users and their vehicles. NOMI learns users’ habits and interests through deep learning algorithms in order to meet their individual needs under different circumstances. We have built flexibility into our system which will allow for new functions and applications to be added through future software updates.
Vehicle Control and Connectivity
Our vehicles are equipped with our proprietary software and hardware, enabling us to control the vehicles’ ECU and BCU modules, including core electric powertrain control software, which allows for an integrated and optimized control over vehicle performance.
We are one of the first automobile manufacturers in China that have both the FOTA and the software over-the-air capabilities. Our FOTA firmware management technology will allow the operating firmware of ECUs in vehicles to be wirelessly updated and upgraded. The vehicle will be connected to our information cloud at all times, and when there is a firmware or software update available, our cloud will push an update message to the vehicle which triggers an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and launched, including updates for firmware, software, operating systems and applications. FOTA updates will enable us to upgrade the operating firmware down to the individual programmable ECU level across the vehicle’s core systems, such as powertrain and ADAS. Since we began to make deliveries of the seven-seater ES8 in June 2018, we had completed 39 FOTA updates, delivering more than 130 new features and optimizing 280 features as of October 31, 2020.

We expect this technology will allow us to fix bugs and remotely install new features and services after a vehicle has already been delivered to customers. As a result, we expect to be able to reduce the cost and time of marketing new feature roll-outs.
Our proprietary software leverages Linux, QNX and Android systems and control systems such as the central digital cockpit, connected gateway, ADAS and cyber security systems. We believe our highly-integrated design allows us to reduce the development time and cost of new technologies and creates an upgradable and flexible system for our next generation of products. The ES8, ES6 and the EC6’s smart data router, or SDR, has, we believe, industry leading connectivity and remote service capabilities with a comprehensive end-to-end security framework. The SDR enables a superior driver experience by tracking vehicle settings, user preferences and offering instant remote vehicle diagnostics with respect to faults, alerts and logs to our service and maintenance team. The SDR also offers a completely integrated vehicle security system enabled by a firewall, an intrusion detection system and machine learning for continuous improvement.
Autonomous Driving
The ES8, ES6 and EC6’s ADAS system is built for advanced processing and learning capabilities.
Our ES8, ES6 and EC6 are equipped with NIO Pilot, a comprehensive enhanced Level 2 ADAS system that will update with new features over time through high-speed FOTA updates. The ES8 is the world’s first vehicle to come equipped with the Mobileye’s EyeQ®4 ADAS processor. The NIO Pilot hardware consists of 23 sensors, including a front-facing trifocal camera, four exterior surround cameras, five millimeter-wave radars, 12 ultrasonic sensors, and an interior driver monitor camera. Our multi-sensor ADAS solution has a reaction time that is many times faster than the average human reaction time.
NIO Pilot also has a built-in algorithm that we expect to source driving data across the entire vehicle fleet of the ES8s, ES6s and EC6s. This allows us to accelerate the enhancement of autonomous driving solutions, without materially impacting driver safety or vehicle operation, before activating these features for users. Our autonomous and assisted driving algorithm development is accelerated by our smart data management system which flags and uploads unusual events (false positives and negative events as well as corner cases) for in-house analysis. We anticipate that as we increase the scale of business and more of our vehicles are on the road, this functionality will enable us to validate algorithms against millions of miles of empirical data in a short period of time.
We rolled out various ADAS features through FOTA updates after undergoing a rigorous and thorough testing of the features. In 2019, we successfully realized and applied various features for NIO Pilot, including front collision warning and automatic emergency braking, park assist, automatic high-beam control, lane changing assistance, lane departure warning, blind spot detection, rear cross-traffic alert, door opening warning. In addition, we rolled out the following new NIO Pilot features through FOTA updates in 2019 and 2020: (i) active ADAS features, such as NoP, adaptive cruise control, traffic jam pilot, and highway autopilot for lateral and longitudinal support in certain conditions; (ii) driving support, including automatic lane keeping assistance, automatic lane change, automatic park assistance, and traffic sign recognition; and (iii) alerts and warnings, including front cross-traffic alerts and side distance indication. We plan to improve the existing functions and roll out more functions of the NIO Pilot going forward.
We have established autonomous driving research and development centers in Shanghai and San Jose. As of October 31, 2020, we had 198 full-time specialized engineers carrying out smart driving system technology projects, such as custom production hardware and sensors, environment awareness, data fusion, route planning, vehicle control, deep learning and car networking, with the aim of developing an intelligent driving system for electric vehicles.
In July 2016, our self-driving car completed a start-function test at the National Autonomous Vehicle Testing Center in Shanghai. The test was intended to improve reliability, detection accuracy, and application scenarios through the deployment of a sensor configuration scheme suitable for mass production, multi-sensor data fusion and target detection tracking technology.
In December 2016, we established a cross-functional team for ADAS system management with core members from project management, autonomous driving development, supply chain, product quality, product planning, manufacturing, logistics and finance. Our ADAS system management team is committed to deploying technology to products tailored for the Chinese market. It collaborates closely with vehicle integration, electric architecture and other engineering teams to ensure successful product rollout.
In February 2017, we set a world record by completing the fastest autonomous lap at the Circuit of the Americas Race Track in Austin, Texas. The NIO EP9 drove autonomously without any interventions, recording a time of two minutes 40.33 seconds at a top speed of 160 mph.
In March 2018, we were in the first batch of companies to obtain a Shanghai Intelligent Connected Vehicle Test Permit to test seventeen items including, among others, obstacles identification and response and automatic emergency braking on the testing roads, traffic sign recognition and lane keeping systems in the testing roads. In April 2018, we were in the first batch of companies to obtain a Beijing Autonomous Driving Test License, to test various items including, among others, perception and compliance with traffic regulations, emergency reaction and manual intervention and integrated driving ability on testing roads.
Cloud Data Platform and Integrated Vehicle Security Solution
Our cloud data platform stores vehicle, sensor and user data in a single data lake to minimize data duplication and cost. We can easily access fleet level data and analytics for diagnostic purposes and autonomous driving development. The NIO cloud data platform is designed to enable rapid development and deployment of new applications across fleet and users.
While other OEMs must use multiple vendors to build their security solutions, we have one comprehensive end-to-end security framework. Our integrated security framework protects vehicle data from end-of-assembly to end-of-life. All external and critical internal communications are protected by on-the-fly encryption. Our cloud-based developer suite for maintenance and analytics enables us to continue improving our security and stay ahead of future threats.
Worldwide Research and Development Footprint
We have strategically located our teams in locations where we believe we will have access to the best talent. Our global engineering office is located at our Shanghai, China headquarters. Our vehicle design headquarters is in Munich, Germany and our software and autonomous driving technology is designed and developed at our North American headquarters in San Jose in the United States.
Shanghai
Our engineering research and development headquarters is in Shanghai, where we had a team of 1,472 research and development personnel as of October 31, 2020. Our team in Shanghai coordinates between each of our other research and development teams globally while also focusing on vehicle integration, electrical engineering and integration, body and interior engineering, chassis engineering and engineering quality and support. In Shanghai we have an advanced research and development center, which provides comprehensive testing and research and development services related to electric and smart vehicles, including vehicle integration, electric engineering and integration, battery, motor, and electrical control, power management and charging devices, customer service and spare parts management. More than half of the patents obtained globally by us originated from our team in Shanghai.
Beijing
We had 153 research and development personnel in Beijing as of October 31, 2020. Our team in Beijing coordinates with other research and development teams globally to deliver world-class in-vehicle AI product, NOMI and award-winning IVI systems in NIO products. The focus of our Beijing research and development team is on full stack AI technologies to power NOMI and design and engineering effort to enable continuous upgrade of digital experience through FOTA. The team is also responsible for the Internet of Vehicles including design, implementation, maintenance and support of the system.
Hefei
We had 232 research and development personnel in Hefei as of October 31, 2020. Our team in Hefei mainly focuses on manufacturing engineering, test and quality.

Silicon Valley
Our San Jose office, located in the heart of Silicon Valley, is our North American headquarters and global advanced technology center. As of October 31, 2020, the San Jose team consisted of 185 employees. Our teams in San Jose focus on innovation in the areas of autonomous driving, digital cockpit, and digital systems and architecture, including digital security.
Munich
Our Munich office is primarily responsible for our product and brand design. As of October 31, 2020, in Munich we had a team with approximately 94 employees, focusing on vehicle interior and exterior design, user interface design, and brand design.
United Kingdom
Our computer-aided engineering and advanced concept engineering teams are based in Oxford, U.K. We had 37 employees focused on vehicle engineering in the U.K. as of October 31, 2020.
Vehicle Servicing and Warranty Terms
Service, Service Centers and Service Vans
We currently provide servicing both through authorized third party service centers and NIO service centers, both of which provide repair, maintenance and bodywork services. For our NIO service centers, we hire qualified employees to provide customer services of high quality. We conduct professional training and tests to our employees. We typically lease the premises used for our NIO service centers. As of October 31, 2020, we had 23 NIO service centers across 19 cities, including Beijing, Shanghai, Guangzhou, Shenzhen, Nanjing, Suzhou, Chengdu, Xi’an, Shijiazhuang, Wuhan, Qingdao, Ningbo, Hangzhou, Zhengzhou, Xiamen, Chongqing, Changsha, Foshan and Hefei.
For authorized third party service centers, we have a network management team to carefully select and bring authorized service centers into our network. Our team selects service centers based on the following criteria: (i) capability of repairing the aluminum alloy body of our vehicles; (ii) experience with servicing high-end branded vehicles, as these typically have more complex features requiring more technical training which would also be useful in servicing our vehicles; and (iii) service-related operational capabilities as determined by our field team during on-site inspections. We enter into agreements with the service centers, pursuant to which a service center first becomes a candidate. Following the purchase of certain required equipment by the candidate service center, including diagnostic equipment and tools and training by our staff, we conduct a review and provided that the review is successful, we certify the service center as an authorized center which will be available to our users through our mobile application. As of October 31, 2020, we had 146 authorized service centers across 110 cities, including, among others, Beijing, Shanghai, Shenzhen, Chengdu, Hefei, Hangzhou, Wuhan, Nanjing, Suzhou and Guangzhou.
In addition to our service centers, by October 31, 2020, we have deployed 220 service vans covering 61 cities which we selected based on user demand. We may selectively expand our service vans coverage in the future. Through our NIO service centers, third party authorized service centers and service vans, we have built a complete chain of process of parts warehousing and logistics. We believe our service capability is among the core competitiveness we possess.
New Vehicle Limited Warranty Policy
For the initial owner of the ES8, ES6 and EC6, we are providing an extended warranty subject to certain conditions, including, among others, that the extended warranty only applies for the original owner of the vehicle and not for any subsequent buyers of the vehicle; the user must service the vehicle only with us or one of our authorized service centers; and the vehicle must not have experienced any major accident. As required under relevant PRC law, we also provide (i) a bumper to bumper three-year or 120,000-km warranty, (ii) for critical EV components (battery pack, electrical motors, power electrical unit and vehicle control unit), an eight-year or 120,000-km warranty, and (iii) a two-year or 50,000-km warranty covering vehicle repair, replacement and refund. See “Risk Factors — Risks Related to Our Business and Industry — Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.”
User Development and Branding
User Development
We aim to engage with users and create an environment conducive for user interaction both online and offline. Our mobile application had approximately 1,500,000 registered users as of October 31, 2020 and over 140,000 daily active users on peak days in 2020.
Mobile Application
Our mobile application, the NIO App, is designed to be a portal not only for selling cars where users can make reservations for the ES8, ES6, EC6 and, in the future, our other vehicles, but also for accessing our other services, including those under our energy package and service package.
The layout of products offered on our mobile application is designed to be intuitive and easy to use. Our mobile application allows customers to order an ES8, ES6 or EC6 and easily check the latest status of an order. Users can also use our mobile application to find charging stations or arrange for charging or battery swap services through NIO Power. Users are also able to monitor battery and charging status using our mobile application.
In order to foster community building, our mobile application allows our users to engage with other users through moment sharing and users can shop for our merchandise and earn NIO Credits (as described below). We also notify users of our events through our mobile application.
Our mobile application also has our product information and information on locations of NIO Houses. Customers can also shop in our online shop for items, such as NIO apparel, accessories, games and children’s items. Using the friend function, our customers can connect with other NIO customers. Our mobile application also keeps our users updated on our latest announcements and activities.
NIO House and NIO Space
We aim to provide our users with experiences that go beyond the car with our NIO Houses and NIO Spaces. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only have showroom functions, but also serve as a living space for our customers and their friends. Potential users can browse our cars and products and go for test drives and interact with our team of user development specialists at NIO Houses and NIO Spaces. If a new user decides to purchase a car, our team walks them through the process and assists the user in completing his or her order through our mobile application.
In November 2017, we opened our first NIO House in Beijing, and as of October 31, 2020, we had 22 NIO Houses in total, three in Shanghai, two in Beijing, and one in each of Nanjing, Guangzhou, Shenzhen, Hangzhou, Suzhou, Chengdu, Xi’an, Hefei, Dongguan, Nantong, Wuxi, Wenzhou, Wuhan, Zhengzhou, Tianjin, Shijiazhuang and Chongqing. The first NIO House, which occupies over 32,000 square feet, has two floors and seven main areas and is Beijing’s largest brand experience center. The features and design of each NIO House may vary based on what we believe to be user preferences in the relevant city or area and we may include larger flagship NIO Houses as well as NIO House in smaller cities. Each NIO House features a gallery showcasing our brand and products, and may also feature a lounge for our users to relax and socialize, forums which consist of a theater and which we intend to be a place for gatherings, meetings or presentations, “labs” which are bookable meeting rooms and workspaces, a library, an open kitchen and a kids joy camp. Although we charge (through cash or NIO Credits) small amounts for the use of certain services at NIO Houses or for certain items, we mainly intend to use NIO Houses to support our vehicle sales and user development activities.
Compared with NIO Houses, NIO Spaces are generally smaller in scale, more delicate and more sales-focused. We opened our first NIO Space in Shanghai in August 2019. We also converted some of the former pop-up NIO Houses to NIO Spaces in 2019. As of October 31, 2020, we had 157 NIO Spaces in

103 cities. Through NIO Spaces, we are able to cost-effectively and meaningfully reach potential users in a wider geographical scope, which in turn helps drive new orders. The introduction of NIO Spaces in 2019 allows more potential users to see, touch, and feel our vehicles, and truly enjoy the superior driving experience our products offer.
Branding
We focus on promoting awareness of our brand generally and in particular as a premium brand with high-quality vehicles and services in China. We aim to engage in cost-effective branding activities taking advantage of social media and to build an online and offline ecosystem of users that will promote awareness of our brand. To a lesser extent, we engage in limited mass-marketing, such as through billboard advertising in airports. Our branding efforts include the following:
NIO Day
We held our first “NIO Day” in December 2017 at the Beijing Wukesong Arena, where we introduced the seven-seater ES8. We launched our second volume manufactured electric vehicle, the ES6, to the public on our second “NIO Day” in December 2018. Our first two NIO Days consisted of presentations by our Chief Executive Officer, Bin Li, who introduced our ES8 and ES6, respectively. The second NIO Day had 150 million views and produced a significant increase in our social media followers, as well as over 5,500 Chinese media reports. The third NIO Day was held in December 2019 in Shenzhen, where we launched our third volume manufactured electric vehicle, the EC6, and the new ES8 to the public. Our users played main roles during the event and we believe the user enterprise concept was well perceived. We plan to hold NIO Day each year on which we introduce our new vehicles and products to users. We expect to hold the fourth NIO Day in January 2021 in Chengdu. We believe that NIO Day gives us an opportunity to interact with our current and prospective users while providing us with more publicity and brand awareness.
Formula E
We had in the past operated the Formula E team, which is a racing team that competes in the Fédération Internationale de l’Automobile, or FIA, Formula E championship electric racing series. In 2019, we sold the business related to Formula E team to Brilliant In Excellence Co., Ltd., a Hong Kong based buyer, and became a sponsor of the team. In September 2019, 333 Racing, a British motorsport racing team, partnered with Formula E team. The Formula E team was renamed as NIO 333 Formula E team thereafter. NIO 333 Formula E team is currently managed and operated by professional motorsport management personnel in China, and will compete in the 2019/2020 racing season with our company as its primary sponsor.
EP9
Our development of the EP9 was part of our brand-building efforts. Through its achievements it brings attention to our capabilities and to our brand. The EP9 is an electric two-seat sports car developed by us. The EP9 has four high-performance inboard motors and four individual gearboxes, the EP9 delivers 1 megawatt of power, equivalent to 1,360PS. The EP9 accelerates from zero to 200 kph in 7.1 seconds and has a top speed of 313 kph. With an interchangeable battery system, the EP9 is designed to be charged in 45 minutes. The EP9 achieved a new lap record at the Nürburgring Nordschliefe where on October 12, 2016, the EP9 lapped the 20.8 km ‘Green Hell’ track in 7 minutes and 5.12 seconds, beating the previous electric vehicle lap record held, marking it out as one of the fastest electric cars in the world. On May 12, 2017, the EP9 lapped the 20.8 km ‘Green Hell’ track in 6 minutes and 45.90 seconds, breaking its own record. Previously, in November 2016, it had set a new electric vehicle record at Circuit Paul Ricard in France, recording a time of 1 minute 52.78 seconds, surpassing the previous record of 2 minutes and 40 seconds. We believe these achievements, along with the media attention we have received, have boosted our reputation and awareness of our brand.
Other Branding Activities
We also participate in events, including displaying our cars and technology at automotive shows, such as Shanghai’s 17th International Automobile Industry Exhibition, where we unveiled the ES8 and showcased the EP9 as well as our vision concept car, the NIO EVE. We also showcased the NIO EVE at the South by

Southwest festival in Austin, Texas. We also conduct many other smaller events at our NIO Houses and NIO Spaces. In April 2019, we participated in the 18th Shanghai International Automobile Industry Exhibition, demonstrated our swap station on the booth for the first time, and attracted over 285,000 viewers. In November 2019, we participated in the 17th Guangzhou International Automobile Exhibition. In July 2020, we participated in the 2020 Chengdu Auto Show, announced the pre-subsidy price of the EC6 and began taking production orders.
We also have NIO Life, which includes an online store where users, accessing our mobile application, can purchase NIO merchandise, including NIO sweaters, miniature cars, phone cases, tote bags and calendars, among others. Since we launched our online store in December, 2016, over 1,720,000 pieces of merchandise have been sold or awarded to our users online and offline. We also provide users with NIO Credits to encourage user engagement and for certain positive behavior, including a clean safety record for the year. NIO Credits are earned, among other things, through frequent sign-ins to our mobile application, sharing articles from our mobile application on users’ own social media, through a welcome package upon the purchase of a vehicle, and referrals of test drives and new vehicle purchasers. NIO Credits can be used both at our online store and at our NIO Houses and some of the NIO Spaces to purchase merchandise.
Manufacturing, Supply Chain and Quality Control
We view the manufacturers and suppliers we work with as key partners in our vehicle development process. We aim to leverage our partners’ industry expertise to ensure that each vehicle we produce meets our strict quality standards.
Manufacturing
Nanjing Advanced Manufacturing Engineering Center
Our Nanjing Advanced Manufacturing Technology and Engineering Center, or Nanjing AMTEC, houses our trial production, or pilot line, which is mainly used to test engineering prototypes and is also used by our research and development department to develop and verify new processes, materials and products. We believe that our use of this line advances production time by six months to eight months. All of our new models are first tested at the Nanjing AMTEC. Nanjing AMTEC pilot line covers the three processes of bodywork, painting and general assembly.
We also use Nanjing AMTEC to train employees for the JAC-NIO manufacturing base.
Partnership with JAC
We entered into an arrangement with Jianghuai Automobile Group Co., Ltd., or JAC, a major state-owned automobile manufacturer in China, for manufacturing the ES8 for five years starting from May 2016, which may be renewed as agreed by JAC and us. In April 2019, we entered into a manufacturing cooperating agreement with JAC for the manufacture of ES6, which is a supplement to the arrangement we entered into with JAC in May 2016. In March 2020, we entered into a manufacturing cooperating agreement with JAC for the manufacture of EC6.
JAC has a 50-year history of automotive manufacturing and annual sales of nearly 420,000 vehicles, including passenger and commercial vehicles. JAC has in-house development, manufacturing, and testing systems for new energy vehicles, and is an established player in China’s new energy vehicle market. In addition, JAC has a joint venture partnership with Volkswagen for the manufacturing of electric cars. We also expect our partnership with JAC will allow us to bring our vehicles to the market at an accelerated pace by taking advantage of JAC’s capacity and through its capital investment and support. JAC has invested more than RMB2.2 billion to the construction of a brand-new world-class factory for the production of the ES8, ES6 and EC6, and potentially other future vehicles with us. This factory has the capability of conducting stamping, body in white assembly, painting and general assembly, and is equipped with testing tracks, a quality inspection center and a utility power and sewage treatment center. Given its advances in new energy vehicle manufacturing, JAC has contributed to our ability to bring the ES8, ES6 and EC6 to the market more quickly and helps us to meet our production requirements.

We exercise significant control in the manufacturing partnership with JAC in order to ensure high quality standards. We conduct product development, provide supply chain systems, set production technique standards, and put in place quality management systems. We developed a manufacturing process development platform for digital process lifecycle to reduce defect in process development to the extent possible. We apply the NIO lean manufacturing system in the JAC-NIO plant to improve execution efficiency and quality. We take a number of steps throughout the entire manufacturing process to help ensure that our vehicles are manufactured in accordance with our standards. These steps include: (x) at the procurement stage, our being responsible for procuring all third-party components for our vehicles and applying our quality assurance procedures with respect to suppliers; and (y) at the manufacturing stage, our taking additional measures, including: (i) processing and owning the key tooling equipment, including stamping dye, body jointing equipment, body connection equipment and inspection tools at the factory; and (ii) our training certain key supervisory personnel at Nanjing AMTEC. We have implemented operational policies and guidelines as well as quality inspection measures, conducting inspections of both parts and completed vehicles.
Pursuant to our agreements with JAC, we pay JAC on a per-vehicle basis monthly for the first three years starting from 2018, which allows us greater cost flexibility as we ramp up our operations. The factory covers an area of 138 acres. The factory has a high-speed, fully automated and five-sequence pressing machine line. It uses fully automated assembly, real-time monitoring and alarm connection parameters to ensure reliable connection quality, while a total body online vision system is also equipped on the line to monitor the dimensional accuracy of the vehicle body. The factory has state-of-the-art production facilities and techniques, and also applies environmentally friendly techniques and uses renewable energy. Photovoltaic panels on top of the factory are expected to be installed to make use of solar energy and ground-source heat pumps have been used in the assembly area to provide a temperate working environment. In addition, we and JAC have put together a high-quality workforce, consisting of experienced management and supervisors from us and JAC and thousands of front-line employees selected from JAC. Our employees at the factory take on key management and supervisory roles in production, quality control and training. We believe that the manpower is sufficient for an annual production capacity of 120,000 vehicles based on running three shifts per day.
Powertrain and Battery Pack
We manufacture our powertrain, or e-propulsion system, our battery pack and electric drive system. We established AMTEC, in Nanjing for pilot production, motors, e-propulsion system and energy storage systems, and in Changshu for energy storage systems.
Nanjing AMTEC is located in the Nanjing Economic and Technological Development Zone. Nanjing AMTEC Phase I was completed in August 2016, and Phase II was competed in 2019. The plant and ancillary facilities of Nanjing AMTEC Phase I have a building area of 64,000 square meters and mainly produce motor and electric driving products with a planned capacity to make up to 300,000 motors annually. It is equipped with an intelligent information management system which is able to trace real-time performance of labor, equipment and materials, and technique parameters, quality and final products. Nanjing AMTEC has advanced equipment sourced from reputable international suppliers, including ABB, DMG, and TRUMF. The Nanjing AMTEC Phase II has a building area of 42,800 square meters and production facilities for both electric drive system and energy storage system. Its production lines are highly automated and highly flexible with advanced MES systems and AGVs, and were put into operation in June 2019. The joint venture we established with Nanjing Punch Powertrain Automatic Transmission Co., Ltd. has started production of the gearbox of our 160kW electric drive system.
Meanwhile, Nanjing AMTEC has passed the ISO 16949 audit, which audit is used to certify as to technical specification aimed at the development of a quality management system prepared by the International Automotive Task Force and the “Technical Committee” of the International Organization for Standardization.
In addition, in Changshu, we have a joint venture with Zhengli Investment Co., Ltd. for the production of pure electric automobile energy storage systems.

Our Suppliers
We have a “global brand, locally build” strategy where, to the extent practicable, we seek to partner with reputable international brands which have operations in China. The ES8, ES6 and EC6 each uses over 1,500 purchased parts which we source from over 190 suppliers. The majority of our supply base is located in China (including a significant portion of our suppliers which are global suppliers with a Chinese footprint), which we believe is beneficial as it enables us to acquire supplies more quickly and reduces risk of delays related to shipping and importing. We expect that as our scale increases we will be able to better take advantage of economies of scale with respect to pricing.
We have developed close relationships with several key suppliers. These include: Mobileye B.V., which provides its Mobileye EyeQ®4 ADAS processor used in the ES8, ES6 and EC6; CATL, which provides battery cells used in the battery pack of the ES8, ES6 and EC6; Continental, which provides its air suspension system; Bosch, which provides its iBooster (vacuum-independent electromechanical brake booster, a key component for electromobility and driver assistance systems) and ADAS hardware (sensors and radars) used in the ES8, ES6 and EC6; Brembo, which provides four-piston all-aluminum brake calipers used in the ES8, ES6 and EC6; and Novelis, which provides aluminum coils used in the aluminum body panel of the ES8, ES6 and EC6. Our electric driving systems and energy storage systems are developed in-house. We believe we have strong relationships with our suppliers. Despite our limited operating history, many of our suppliers have been willing to support our business. For example, we believe we are one of the first brands using the Bosch iBooster braking system in China.
We obtain systems, components, raw materials, parts, manufacturing equipment and other supplies and services from suppliers which we believe to be reputable and reliable. Similar to other global major automobile manufacturers, we follow our internal process to source suppliers taking into account quality, cost and timing. We have a parts quality management team which is responsible for managing and ensuring that supplies meet quality standards. Our quality standards are guided by industry standards, including AIAG (Automotive Industry Action Group) APQP (Advanced Product Quality Planning) and PPAP (Production Part Approval Process) procedures, which were developed by the U.S. automotive industry.
Our method for sourcing suppliers depends on the nature of the supplies needed. For general parts which are widely available, we seek proposals from multiple suppliers and choose based on quality and price competitiveness, among other factors. For parts requiring special designs, we solicit design proposals and choose largely based on design-related factors. However, in certain cases we have limited choices given our scale, such as for aluminum and battery cell packages, so in such circumstances we typically partner with suppliers that we believe to be well-positioned to meet our needs.
We enter into strategic framework agreements with key suppliers. These agreements typically cover the life cycle of a particular model of vehicle. We use various raw materials in our business, including aluminum, steel, carbon fiber, other non-ferrous metals such as copper, as well as cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials. For certain raw materials, such as aluminum, our pricing is set within pricing bands which shift with respect to market prices.
While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. Eventually we plan to implement a multi-source volume purchasing strategy in order to reduce our reliance on sole source suppliers. We believe that will also help us to increase our ability to obtain quality components with better cost competitiveness.
Quality Assurance
We aim to deliver high-quality products and services to our users in line with our core values and commitments. We believe that our quality assurance systems are the key to ensuring the delivery of high-quality products and services, and to minimize waste and to maximize efficiency. We strongly emphasize quality management across all business functions, including product development, manufacturing, supplier quality management, procurement, charging solutions, user experience, servicing and logistics. Our quality management groups are responsible for our overall quality strategy, quality systems and processes, quality culture, and general quality management implementation.

During product development, many phases of testing vehicles are built to verify our design and production processes. For example, we built more than 250 ES8 and 210 ES6 testing vehicles in order to conduct a wide range of function and durability tests. The durability test runs for more than an aggregate of three million kilometers for each ES8 and ES6 model.
The ES8, ES6 and EC6 are manufactured at a new plant which is operated jointly by JAC and us with quality standards implemented by our team. All lines including stamping, body, painting, and general assembly are developed in accordance with industry standards with a high degree of automation. The manufacturing process failure mode effect analysis, control plans, and standard operation sheet are developed and audited carefully by us. We apply advanced product quality planning (APQP), which is a framework of procedures and techniques utilized in the global automotive industry, across all phases of product development and supplier quality management. Through our factory automated system, we monitor manufacturing process parameters and parts information for process control and traceability.
Other Partnerships
We have partnered with other strategic partners including Baidu for its iQIYI online video streaming and map data and technology; Tencent for its Tencent Cloud and QQ music; and Keen Lab for NOMI text to speech function.
Certain Other Cooperation Arrangements
We have entered into arrangements with Guangzhou Automobile Group Co., Ltd, or GAC, and Chongqing Changan Automobile Co Ltd, or Changan in order to take advantage of market opportunities in the entry and mid-range segments of the Chinese EV market, reduce supply chain costs through potential joint procurement and jointly conduct research and development activities. Any vehicles developed and sold under these arrangements will be marketed and sold using GAC’s, Changan’s, or other jointly developed brands.
GAC
In April 2018, (i) we, (ii) an entity associated with our founder Bin Li, Hubei Changjiang Weilai New Energy Industry Development Fund Partnership (Limited Partnership), or NIO Capital, (iii) Guangqi New
Energy Automobile Co., Ltd., and (iv) GAC, jointly established a joint venture company, GAC-NIO New Energy Vehicle Technology Co., Ltd., or GAC JV, to mainly engage in electric vehicle and parts development, sales and services. On May 20, 2019, GAC JV announced its new brand, Hycan He Chuang. GAC is a Chinese state-owned automaker headquartered in Guangzhou, Guangdong and listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange. Pursuant to the joint venture agreement entered into on December 28, 2017, we have agreed to invest 22.5% of the registered capital of the joint venture and unless otherwise unanimously approved by the board of directors of GAC JV, no dividend distribution will be made among shareholders prior to a qualified initial public offering of GAC JV. The joint venture agreement is valid for 20 years and can be renewed as agreed by the joint venture parties. The total registered capital of the joint venture is RMB500 million. With respect to governance rights, the parties have agreed that the board of directors will have five directors, with one appointed by each party and the remaining director appointed by all the parties together. On December 27, 2019, GAC JV released HYCAN 007, a pure electric SUV expected to be officially launch and delivered in 2020.
Changan
In January 2018, we and Changan entered into a joint venture agreement and a supplemental agreement agreeing to set up a joint venture, Changan NIO Renewable Automobile Co., Ltd., with a total registered capital of RMB98 million of which RMB49 million will be contributed by us. The joint venture agreement is valid for 20 years and can be renewed as agreed by Changan and us. In July 2018, Changan NIO Renewable Automobile Co., Ltd., or the Changan JV, was established. We expect to receive distribution of profits, if any, after deducting required reserves under PRC law, in proportion to the respective actual capital contributions to be made by Changan and us. Changan is a state-owned Chinese automaker headquartered in Chongqing, China and listed on the Shenzhen Stock Exchange. The joint venture may provide services, such as design or development of vehicle or components, sales and after-sale service, sales of automotive parts and EV-related technology services. Pursuant to the joint venture agreement, any vehicles produced by the joint venture may use a Changan trademark and the joint venture will enter into a separate trademark license agreement with Changan. In April 2020, we entered into a set of transaction documents with Changan and the Changan JV, pursuant to which we transferred to Changan a portion of the equity interests we held in the Changan JV and Changan itself subscribed for the newly increased share capital of the Changan JV. After the completion of the transaction in April 2020, we held 4.62% of the equity interests in the Changan JV.
Mobileye
In November 2019, we entered into a strategic collaboration with Mobileye on the development of highly automated and autonomous vehicles (AV) for consumer markets in China and other major territories. Pursuant to the collaboration arrangement, we would engineer and manufacture a self-driving system designed by Mobileye, building on Mobileye’s level-4 (L4) AV kit. This self-driving system will likely be the first of its kind, targeting consumer autonomy, engineered for automotive qualification standards, quality, cost and scale. We would mass-produce the system for Mobileye and also integrate the technology into its electric vehicle lines for consumer markets and for Mobileye’s driverless ride-hailing services in China and global markets.
Hefei Strategic Investors
From April to June 2020, for investments into NIO Holding, we entered into the Hefei Agreements with Hefei City Construction and Investment Holding (Group) Co., Ltd., CMG-SDIC Capital Co., Ltd. and Anhui Provincial Emerging Industry Investment Co., Ltd., and, as applicable, their respective designated funds, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd. and New Energy Automobile Fund. We refer to these designated funds as the Hefei Strategic Investors in this prospectus supplement.
Under the Hefei Agreements, we agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, valued at RMB17.77 billion in total, into NIO China. Further, we agreed to invest RMB4.26 billion in cash into NIO China. The Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO China. Pursuant to the Hefei Shareholders Agreement, upon the completion of the investments, we will hold 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors will collectively hold the remaining 24.115%.
By the end of July 2020, NIO Holding had received from the Hefei Strategic Investors RMB5.0 billion of cash investments for the first two installments in full, and we had injected our cash investment of RMB1.278 billion for the first installment and RMB1.278 billion for the second installment. In September, we redeemed 8.612% equity interests in NIO Holding from one of the Hefei Strategic Investors and assumed its capital contribution obligation, and subscribed for certain newly increased registered capital to increase our shareholding in NIO China. Subsequently, we completed all capital contribution obligations in relation to the share redemption and share subscription. As of the date of the prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO Holding, in accordance with the Hefei Agreements.
For more information, see “Hefei Strategic Investors” included elsewhere in this prospectus supplement. For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report; (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020; and (iii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission at 6:24 A.M. (Eastern time) on June 30, 2020.
BaaS Partners
On August 18, 2020, we and the BaaS Partners jointly established Wuhan Weineng Battery Asset Co., Ltd., or the Battery Asset Company. We and the BaaS Partners will each invest RMB200 million and hold

25% equity interest in the Battery Asset Company. The Battery Asset Company is dedicated to purchasing and owning the battery assets, and leasing the battery packs to users who subscribe to the BaaS model. We and the Baas Partners will jointly provide comprehensive support to the development of the Battery Asset Company in user operations, technologies, funding and infrastructure.
Sales and Delivery of Vehicles
We directly sell our vehicles to users, which we believe allows us to provide a more consistent, differentiated and compelling user experience, compared to the traditional franchised distribution model used by our competitors in China. Vehicle purchases are placed through our mobile application, which provides an easy to follow and interactive vehicle shopping experience to our users. This also provides us with real-time information on demand for our vehicles, allowing us to plan our production more efficiently and reducing inventory needs. At our NIO Houses and NIO Spaces, users are able to purchase vehicles using our mobile application, assisted by our sales representatives. Users purchasing outside of our NIO Houses and NIO Spaces typically purchase through our mobile application and use our hotline for assistance with the purchase. We believe that our online and offline direct sales model is more cost-efficient by cutting out franchised distribution costs as well as lowering the number of physical locations required and also allows us to expand our sales network effectively and efficiently in China.
We have set up vehicle delivery centers in cities including Shanghai, Beijing, Guangzhou, Shenzhen, Chengdu, Nanjing, Suzhou, Wuhan, Xi’an, Shijiazhuang, Tianjin, Qingdao, Zhengzhou, Hefei, Hangzhou, Ningbo, Chongqing, Changsha, Foshan and Xiamen.
Competition
Competition in the automotive industry is intense and evolving. We believe the impact of new regulatory requirements for occupant safety and vehicle emissions, technological advances in powertrain and consumer electronic components, and shifting customer needs and expectations are causing the industry to evolve in the direction of electric-based vehicles. We believe the primary competitive factors in our markets are:
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pricing;

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technological innovation;

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vehicle performance, quality and safety;

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service and charging options;

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user experience;

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design and styling; and

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manufacturing efficiency.

The China automotive market is generally competitive. We have strategically entered into this market in the premium smart EV segment in which there is limited competition relative to other segments. However, we expect this segment will become more competitive in the future. We also expect that we will compete with international competitors, including Tesla. Our vehicles also compete with ICE vehicles in the premium segment. Given the quality and performance of the ES8, the ES6 and the EC6, and their attractive pricing, we believe that we are strategically positioned in China’s premium smart electric vehicle market.
Intellectual Property
We have significant capabilities in the areas of vehicle engineering, development and design. As a result, we have developed a number of proprietary systems and technologies. As a result, our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications and trade secrets, including employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. As of October 31, 2020, we had 2,598 issued patents and 1,457 pending patent applications, 3,312 registered trademarks and 731 pending trademark applications in the United States, China, Europe and other jurisdictions. As of

October 31, 2020, we also held or otherwise had the legal right to use 100 registered copyrights for software or works of art and 686 registered domain names, including www.nio.io. We intend to continue to file additional patent applications with respect to our technology.
Legal Proceedings
From time to time, we may be involved in legal proceedings in the ordinary course of our business. Between March and July 2019, several putative securities class action lawsuits were filed against us, certain of our directors and officers, our underwriters in the IPO and our process agent. Some of these actions have been withdrawn, transferred or consolidated. Currently, three securities class actions remain pending in the U.S. District Court for the Eastern District of New York (E.D.N.Y.), Supreme Court of the State of New York, New York County (N.Y. County), and Supreme Court of the State of New York, County of Kings (Kings County) respectively. In the E.D.N.Y. action, In re NIO, Inc. Securities Litigation, 1:19-cv-01424, the Court issued an order to appoint the lead plaintiff on March 3, 2020. The plaintiffs filed their Second Amended Complaint on September 18, 2020. The company and other defendants filed their Motion to Dismiss on October, 19, 2020. Briefing on the Motion to Dismiss was completed on December 4, 2020. The Court’s decision on the Motion to Dismiss is pending. In the New York county action, In re NIO Inc. Securities Litigation, Index No. 653422/2019, the plaintiffs filed a consolidated amended complaint on October 25, 2019. On December 13, 2019, the Court granted the defendants’ motion to stay the case in favor of the federal E.D.N.Y. action. On May 29, 2020, the plaintiffs filed a motion that seeks to lift the stay of the case. The Company and other defendants opposed the motion. On August 21, 2020, the Court denied the plaintiffs’ motion. The plaintiffs are currently appealing the decision. The company does not need to respond to the complaint until and unless the stay is lifted. In the Kings County action, Sumit Agarwal v. NIO Inc. et al., Index No. 505647/2019, the complaint was filed on March 14, 2019. The judge has yet to be assigned and there has not been any major development. The plaintiffs in these cases allege, in sum and substance, that our statements in the Registration Statement and/or other public statements were false or misleading and in violation of the U.S. federal securities laws. These actions remain in their preliminary stages. We are currently unable to estimate the potential loss, if any, associated with the resolution of such lawsuits. We believe these cases are without merit and we are defending the actions vigorously.
For risks and uncertainties relating to the pending cases against us, please see “Risk Factors — Risks Related to Our Business — We and certain of our directors and officers have been named as defendants in several shareholder class action lawsuits, which could have a material adverse impact on our business, financial condition, results of operation, cash flows and reputation.”

HEFEI STRATEGIC INVESTORS
On April 29, 2020, we entered into an investment agreement and a shareholders agreement, or the initial agreements, for investments into NIO Holding Co., Ltd. (previously known as NIO (Anhui) Holding Co., Ltd.), or NIO Holding, the legal entity of NIO China wholly owned by us pre-investment, with Hefei City Construction and Investment Holding (Group) Co., Ltd. (“Hefei Construction Co.”), CMG-SDIC Capital Co., Ltd. (“SDIC”) and Anhui Provincial Emerging Industry Investment Co., Ltd. (“Anhui High-tech Co.”).
Pursuant to the initial agreements, each investor may designate a fund managed by it or a third party, as applicable, to perform the investment obligations and assume other rights and obligations under the initial agreements. Accordingly, on May 30, 2020, we entered into respective supplemental agreements I to the initial agreements with the investors and their respective designated funds, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund and New Energy Automobile Fund. Under the supplemental agreements I, (i) Hefei Construction Co. designated Jianheng New Energy Fund to assume all of its rights and obligations under the initial agreements, (ii) SDIC designated Advanced Manufacturing Industry Investment Fund to assume all of its rights and obligations under the initial agreements, (iii) Anhui High-tech Co. designated New Energy Automobile Fund to perform a portion of its investment obligations under the investment agreement and assume the corresponding rights and obligations under the initial agreements, and (iv) Anhui High-tech Co. will continue to perform the remaining of its investment and other obligations not assigned to New Energy Automobile Fund and enjoy its rights under the initial agreements. On June 5, 2020, NIO Holding updated its Industrial and Commercial Registration to reflect, among others, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui High-tech Co. and New Energy Automobile Fund as NIO Holding’s investors. On June 18, 2020, we entered into respective supplemental agreements II with the parties to the supplemental agreements I and Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd., another designated fund of Anhui High-tech Co. under the supplemental agreements II, Anhui High-tech Co. designated Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd. to assume its remaining rights and obligations under the initial agreements that had not been assigned to New Energy Automobile Fund pursuant to the supplemental agreements I.
Under the Hefei Investment Agreement, the Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO China. We agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, into NIO China. The Asset Consideration is valued at RMB17.77 billion, as calculated based on 85% of the market value of our company (calculated based on our average ADS trading price over the thirty public trading days preceding April 21, 2020). Further, we agreed to invest RMB4.26 billion in cash into NIO China. Pursuant to the Hefei Shareholders Agreement, upon the completion of the investments, we will hold 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors will collectively hold the remaining 24.115%.
Pursuant to the Hefei Investment Agreement, the Hefei Strategic Investors and we agreed to each inject cash into NIO China in five installments:
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Installment I:   RMB3.5 billion by the Hefei Strategic Investors and RMB1.278 billion by us, within five business days of the satisfaction of closing conditions set forth under the Hefei Investment Agreement and, with respect to Jianheng New Energy Fund, on or prior to June 30, 2020, with respect to Anhui High-tech Co. and New Energy Automobile Fund, no later than September 30, 2020;

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Installment II:   RMB1.5 billion by the Jianheng New Energy Fund and RMB1.278 billion by us, on or prior to June 30, 2020;

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Installment III:   RMB1 billion by the Jianheng New Energy Fund and RMB0.852 billion by us, on or prior to September 30, 2020;

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Installment IV:   RMB0.5 billion by the Jianheng New Energy Fund and RMB0.426 billion by us, on or prior to December 31, 2020; and

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Installment V:   RMB0.5 billion by the Jianheng New Energy Fund and RMB0.426 billion by us on or prior to March 31, 2021.

Moreover, the Asset Consideration will be injected into NIO China in several phases, with the last phase to be injected within one year of closing, subject to certain post-closing price adjustment mechanism.
NIO China will establish its headquarters in the Hefei Economic and Technological Development Area, or the HETA, where our main manufacturing hub is located, for its business operation, research and development, sales and services, supply chain and manufacturing functions. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future. In addition, NIO Holding could enjoy a series of subsidies and support from HETA, including rent subsidies, financial support and preferential tax treatment, when NIO Holding meets certain performance criteria, such as targets for manufacturing capacity, procurement amount and vehicle sales.
Pursuant to the Hefei Shareholders Agreement, the Hefei Strategic Investors have certain minority shareholder rights, including, among others, the right of first refusal, co-sale right, preemptive right, anti-dilution right, redemption right, liquidation preference and conditional drag-along right. In particular, the following rights, among others, directly relate to obligations of NIO Inc.:
Redemption right.   The Hefei Strategic Investors may require us or our Hong Kong holding vehicles to redeem all or a portion of the shares of NIO Holding held by the Hefei Strategic Investors at a redemption price of the total amount of the investment price equal to the Hefei Strategic Investors plus an investment income calculated at a compound rate of 8.5% per annum if, among others: (i) NIO Holding fails to complete a qualified initial public offering within sixty (60) months after NIO Holding receives all initial investments in installment I from the Hefei Strategic Investors; (ii) NIO Holding fails to submit an application for a qualified initial public offering within forty-eight (48) months after NIO Holding receives all initial investments in installment I from the Hefei Strategic Investors; (iii) shareholders of our company require us or our controlling person to redeem shares of our company and result in a change of control of our company or NIO Holding; (iv) we fail to inject the Asset Consideration into NIO Holding within one year after the closing of investments in installment I, due to willful misconduct or negligence, or we fail to inject capital into NIO Holding before March 31, 2021; or (v) vehicle sales of NIO Holding fall below 20,000 units for two consecutive years after NIO Holding obtains all initial investments in installment I from the Hefei Strategic Investors.
In addition, before the reorganization of NIO Holding prior to its potential qualified initial public offering, we and/or our designated third party have the right to redeem half of the shares Jianheng New Energy Fund acquired through this investment, at a mutually agreed redemption price. A qualified initial public offering refers to an initial public offering approved, registered or filed with the China Securities Regulatory Commission, Shanghai Stock Exchange, Shenzhen Stock Exchange or other overseas securities issuance review agencies jointly approved by all shareholders of NIO Holding, and NIO Holding’s shares are issued and listed on the stock exchange market recognized by all shareholders of NIO Holding. Furthermore, from the execution date of the Hefei Shareholders Agreement to December 31, 2021, we or our designated affiliate have the right to subscribe for newly issued shares of NIO Holding at the price of this investment for an aggregate of no more than US$600 million, while the Hefei Strategic Investors unconditionally and irrevocably waive their respective preemptive rights with regard to investment in such newly issued shares.
Share transfer restriction.   Before NIO Holding completes its potential qualified initial public offering, without the prior written consent of the Hefei Strategic Investors, we may not directly or indirectly transfer, pledge or otherwise dispose of NIO Holding’s shares to a third party that may result in our shareholding in NIO Holding fall below 60%. Without the prior written consent of the Hefei Strategic Investors, we have the right to directly or indirectly transfer, pledge or otherwise dispose of no more than 15% of NIO Holding’s shares.
Pursuant to the shareholders agreement we entered into with the Hefei Strategic Investors and other parties thereto, dated April 29, 2020, we are entitled to increase our shareholding in NIO Holding within certain periods as provided in the agreement, by purchasing shares of NIO Holding from the Hefei Strategic Investors or subscribing for the newly increased share capital of NIO Holding.
NIO Parties’ Redemption Right.   Before NIO Holding is converted into a company limited by shares for the purpose of its qualified IPO, we and parties designated by us have the right to redeem half of the equity interests in NIO Holding held by the Jianheng New Energy Fund after its investment in NIO Holding. The redemption price will be the higher of the following (a) the amount of the total paid-in capital increase price in respect of the equity interests to be purchased by us or our designated parties, plus investment income calculated at a simple interest rate of 10% per annum; and (b) the value of the equity interests to be redeemed by us or our designated parties determined based on the valuation of NIO Holding in the most recent round of financing.
NIO’s Capital Increase right.   Before December 31, 2021, we and our affiliates designated by us have the right to unilaterally subscribe for up to US$600 million purchase price of the then newly increased registered capital of NIO Holding, at the same subscription price at which the Hefei Strategic Investors invested in Anhui pursuant to the transactional documents dated April 29, 2020. With respect to such up to US$600 million purchase price of NIO Holding’s registered capital, the Hefei Strategic Investors unconditionally and irrevocably waive any pre-emptive rights to which they are legally or contractually entitled.
By the end of July 2020, NIO Holding had received from the Hefei Strategic Investors RMB5.0 billion of cash investments for the first two installments in full, and we had injected our cash investment of RMB1.278 billion for the first installment and RMB1.278 billion for the second installment. In September, we redeemed 8.612% equity interests in NIO Holding from one of the Hefei Strategic Investors and assumed its capital contribution obligation, and subscribed for certain newly increased registered capital to increase our shareholding in NIO China. Subsequently, we completed all capital contribution obligations in relation to the share redemption and share subscription. As of the date of the prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO Holding, in accordance with the Hefei Agreements.
On September 16, 2020, NIO Nextev, on behalf of our company, entered into a share transfer agreement with Jianheng New Energy Fund, pursuant to which NIO Nextev agreed to redeem from Jianheng New Energy Fund 50% of the equity interests in NIO Holding then held by the Jianheng New Energy Fund, which accounted for 8.612% equity interests in NIO Holding (the “Share Redemption”). The total consideration of the Share Redemption was RMB511.5 million, consisting of the actual capital increase payment Jianheng New Energy Fund had made plus prorated interest accrued at an interest rate of 10% per annum. Pursuant to the cash injection schedule in the definitive agreements, the remaining RMB 2 billion payable by Jianheng New Energy in connection with its cash contribution obligation, corresponding to 6.9% of the equity interests in NIO Holding, had yet become due as of the date of the share transfer agreement. We assumed such cash contribution obligation after the share redemption was completed.
On September 25, we, through one of our wholly owned subsidiaries, entered into a definitive agreement to subscribe for newly increased registered capital of NIO Holding at a subscription price of US$600 million (the “Capital Subscription”). In connection with our full exercise of our right in the Capital Subscription, the Hefei Strategic Investors have duly waived their pre-emptive rights.
We applied a portion of the proceeds from our offering of American depositary shares in August 2020 to pay for the Share Redemption and the Capital Subscription, and completed the Share Redemption and the Capital Subscription later in September 2020. As of the date of this prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO Holding, in accordance with the Hefei Agreements. In addition, we changed the name of NIO (Anhui) Holding Co., Ltd. to NIO Holding Co., Ltd.
For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report; (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020; and (iii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission at 6:24 A.M. (Eastern time) on June 30, 2020.

CERTAIN FINANCIAL DATA
The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019 and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included in our 2019 Annual Report, which is incorporated into the accompanying prospectus by reference. The following selected consolidated statements of comprehensive loss data for the year ended December 31, 2016, the selected consolidated balance sheet data as of December 31, 2016 and 2017, and the selected consolidated cash flow data for the year ended December 31, 2016 have been derived from our audited consolidated financial statements that are not included or incorporated by reference into this prospectus supplement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.
The consolidated statements of comprehensive loss data and cash flow data presented below for the nine months ended September 30, 2019 and 2020 and the consolidated balance sheets data as of September 30, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 that are included in the Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 10, 2020, which are incorporated by reference in this prospectus supplement. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.
The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2019 and as of December 31, 2017, 2018 and 2019 and related notes, “Item 5. Operating and Financial Review and Prospects” in our 2019 Annual Report and our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 and related notes that are included in the Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 10, 2020, which are incorporated by reference in this prospectus supplement. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.

Summary Consolidated Statements of Comprehensive Loss:
	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Revenues(1)
Vehicle sales	—	—	4,852,470	7,367,113	1,085,058	4,683,192	9,008,474	1,326,805
Other sales	—	—	98,701	457,791	67,425	293,383	608,368	89,603
Total revenues	—	—	4,951,171	7,824,904	1,152,483	4,976,575	9,616,842	1,416,408
Cost of sales:(2)
Vehicle sales	—	—	(4,930,135)	(8,096,035)	(1,192,417)	(5,251,149)	(8,146,439)	(1,199,841)
Other sales	—	—	(276,912)	(927,691)	(136,634)	(670,495)	(738,929)	(108,832)
Total cost of sales	—	—	(5,207,047)	(9,023,726)	(1,329,051)	(5,921,644)	(8,885,368)	(1,308,673)
Gross (loss)/profit	—	—	(255,876)	(1,198,822)	(176,568)	(945,069)	731,474	107,735
Operating expenses:
Research and development(2)	(1,465,353)	(2,602,889)	(3,997,942)	(4,428,580)	(652,259)	(3,402,172)	(1,658,327)	(244,245)
Selling, general and administrative	(1,137,187)	(2,350,707)	(5,341,790)	(5,451,787)	(802,961)	(3,905,772)	(2,725,465)	(401,418)
Other operating loss, net	—	—	—	—	—	—	(23,941)	(3,526)
Total operating expenses	(2,602,540)	(4,953,596)	(9,339,732)	(9,880,367)	(1,455,220)	(7,307,944)	(4,407,733)	(649,189)
Loss from operations	(2,602,540)	(4,953,596)	(9,595,608)	(11,079,189)	(1,631,788)	(8,253,013)	(3,676,259)	(541,454)
Interest income	27,556	18,970	133,384	160,279	23,607	137,926	89,885	13,239
Interest expenses	(55)	(18,084)	(123,643)	(370,536)	(54,574)	(268,213)	(332,174)	(48,924)
Shares of losses of equity investee	—	(5,375)	(9,722)	(64,478)	(9,497)	(64,521)	(32,061)	(4,722)
Investment income	2,670	3,498	—	—	—	—	—	—
Other income/(loss), net	3,429	(58,681)	(21,346)	66,160	9,744	22,343	39,854	5,870
Loss before income tax expenses	(2,568,940)	(5,013,268)	(9,616,935)	(11,287,764)	(1,662,508)	(8,425,478)	(3,910,755)	(575,991)
Income tax expenses	(4,314)	(7,906)	(22,044)	(7,888)	(1,162)	(5,556)	(4,704)	(693)
Net loss	(2,573,254)	(5,021,174)	(9,638,979)	(11,295,652)	(1,663,670)	(8,431,034)	(3,915,459)	(576,684)
Accretion on convertible redeemable preferred value	(981,233)	(2,576,935)	(13,667,291)	—	—	—	—	—
Accretion on redeemable non-controlling interests to redemption value	—	—	(63,297)	(126,590)	(18,645)	(94,682)	(205,864)	(30,320)
Net loss attributable to non-controlling interests	36,938	36,440	41,705	9,141	1,346	6,416	2,703	398
Net loss attributable to ordinary
shareholders of NIO Inc	(3,517,549)	(7,561,669)	(23,327,862)	(11,413,101)	(1,680,969)	(8,519,300)	(4,118,620)	(606,606)
Net loss	(2,573,254)	(5,021,174)	(9,638,979)	(11,295,652)	(1,663,670)	(8,431,034)	(3,915,459)	(576,684)
Other comprehensive income/ (loss)
Foreign currency translation adjustments, net of nil tax	55,493	(124,374)	(20,786)	(168,340)	(24,794)	(260,129)	104,920	15,453
Total other comprehensive income/(loss)	55,493	(124,374)	(20,786)	(168,340)	(24,794)	(260,129)	104,920	15,453
Total comprehensive loss	(2,517,761)	(5,145,548)	(9,659,765)	(11,463,992)	(1,688,464)	(8,691,163)	(3,810,539)	(561,231)
Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(13,667,291)	—	—	—	—	—
Accretion on redeemable non-controlling interests to redemption value	—	—	(63,297)	(126,590)	(18,645)	(94,682)	(205,864)	(30,320)
Net loss attributable to non-controlling interests	36,938	36,440	41,705	9,141	1,346	6,416	2,703	398
Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,462,056)	(7,686,043)	(23,348,648)	(11,581,441)	(1,705,763)	(8,779,429)	(4,013,700)	(591,153)
Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	16,697,527	21,801,525	332,153,211	1,029,931,705	1,029,931,705	1,029,950,645	1,100,928,485	1,100,928,485
Net loss per share attributable to ordinary shareholders
Basic and diluted	(210.66)	(346.84)	(70.23)	(11.08)	(1.63)	(8.27)	(3.74)	(0.55)

Notes:
(1)
We began generating revenues in June 2018, when we began making deliveries and sales of the ES8. We currently generate revenues from vehicle sales and other sales.

(2)
Share-based compensation expenses were allocated in cost of sales and operating expenses as follows:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
			(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Cost of Sales	—	—	9,289	9,763	1,438	7,586	3,575	527
Research and development expenses	14,484	23,210	109,124	82,680	12,177	70,643	32,595	4,801
Selling, general and administrative expenses	62,200	67,086	561,055	241,052	35,503	204,038	90,725	13,362
Total	76,684	90,296	679,468	333,495	49,118	282,267	126,895	18,690
The following table presents our summary consolidated balance sheet data as of the dates indicated.
Summary Consolidated Balance Sheet Data:
			As of December 31,			As of September 30,
	2016	2017	2018	2019		2020
	RMB	RMB	RMB	RMB	US$	RMB	US$
			(in thousands, except for share data)			(unaudited)	(unaudited)
Cash and cash equivalents	581,296	7,505,954	3,133,847	862,839	127,082	19,327,717	2,846,665
Restricted cash	—	10,606	57,012	82,507	12,152	184,244	27,136
Long-term restricted cash	15,335	14,293	33,528	44,523	6,558	43,623	6,425
Property, plant and equipment, net	833,004	1,911,013	4,853,157	5,533,064	814,932	5,132,587	755,948
Total assets	1,770,478	10,468,034	18,842,552	14,582,029	2,147,701	34,393,110	5,065,559
Total liabilities	825,264	2,402,028	10,692,210	19,403,841	2,857,877	20,220,920	2,978,220
Total mezzanine equity	4,861,574	19,657,786	1,329,197	1,455,787	214,414	6,145,538	905,140
Ordinary shares	52	60	1,809	1,827	269	2,414	356
Total shareholders’ (deficit)/ equity	(3,916,360)	(11,591,780)	6,821,145	(6,277,599)	(924,590)	8,026,652	1,182,199
Total shares outstanding	17,773,459	23,850,343	1,050,799,032	1,064,472,660	1,064,472,660	1,405,365,548	1,405,365,548

The following table presents our summary consolidated cash flow data for the years indicated.
Summary Consolidated Cash Flow Data:
		For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
				(in thousands)		(unaudited)	(unaudited)	(unaudited)
Net cash used in operating activities	(2,201,564)	(4,574,719)	(7,911,768)	(8,721,706)	(1,284,568)	(8,253,523)	(196,712)	(28,972)
Net cash provided by/(used in) investing activities	117,843	(1,190,273)	(7,940,843)	3,382,069	498,125	2,849,861	(3,661,405)	(539,267)
Net cash provided by financing activities	2,292,704	12,867,334	11,603,092	3,094,953	455,837	3,365,477	22,515,102	3,316,116
Effects of exchange rate changes on cash, cash equivalents and restricted cash	40,539	(168,120)	(56,947)	10,166	1,497	11,403	(91,270)	(13,443)
Net increase/ (decrease) in cash, cash equivalents and restricted cash	249,522	6,934,222	(4,306,466)	(2,234,518)	(329,109)	(2,026,782)	18,565,715	2,734,434
Cash and cash equivalents and restricted cash at the beginning of period	347,109	596,631	7,530,853	3,224,387	474,901	3,224,387	989,869	145,792
Cash and cash equivalents and restricted cash at the end of period	596,631	7,530,853	3,224,387	989,869	145,792	1,197,605	19,555,584	2,880,226
Impact of COVID-19 on Our Operations
The majority of our revenues are derived from sales of our vehicles in China. Our results of operations and financial condition in 2020 have been and will continue to be affected by the spread of COVID-19. The COVID-19 pandemic has impact on China’s auto industry in general and the production and delivery of vehicles of our company. The extent to which COVID-19 impacts our financial position, results of operations and cash flows in 2020 will depend on the future developments of the pandemic, including new information concerning the global severity of and actions taken to contain the pandemic, which are highly uncertain and unpredictable. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the pandemic harms the Chinese economy in general.
In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having contracted COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China. We have taken a series of measures in response to the pandemic, including, among others, remote working arrangements for our employees and temporary shutdown of some of our premises and facilities in early 2020. We have followed and are continuing to follow all legal directions and safety guidelines with respect to our premises and facilities in operation. These measures, if taken again in the future, could reduce the capacity and efficiency of our operations, which in turn could negatively affect our results of operations. Although COVID-19 has been largely controlled in China, there have been occasional outbreaks in several cities. To the extent we have service centers and vehicle delivery centers in these locations, we are susceptible to factors adversely affecting one or more of these locations as a result of COVID-19.
We have been working closely with JAC, the manufacturer of the ES8, ES6 and EC6, to resume productions and minimize the impact of COVID-19 on our manufacturing capabilities. As a result, our manufacturing and delivery capacities recovered to the level prior to the COVID-19 pandemic by the second quarter of 2020. In addition, we strive to expand our traffic channels, integrate our online and offline sales efforts and offer high-quality services to bring business and operation back to normal. We will pay close attention to the development of the COVID-19 pandemic, perform further assessment of its impact and take relevant measures to minimize the impact. Although our vehicle deliveries in the first quarter of 2020 was negatively impacted as a result of the COVID-19 pandemic, we achieved satisfactory delivery results in the second and third quarter of 2020. The total number of vehicles we delivered in the second quarter of 2020 was 10,331, showing an increase by 169.2% from the first quarter of 2020, and an increase by 190.8% from the second quarter of 2019. The total number of vehicles we delivered in the third quarter of 2020 was 12,206, showing an increase by 18.1% from the second quarter of 2020, and an increase by 154.3% from the third quarter of 2019. We will continue to monitor and evaluate the financial impact to our financial condition, results of operations and cash flows for subsequent periods.
Results of Operations for First Nine Months of 2020
Set forth below is a discussion of our unaudited statements of comprehensive loss data for the nine months ended September 30, 2019 and 2020. The discussion of our audited financial information for the three years ended December 31, 2019 and as of December 31, 2017, 2018 and 2019 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2019 Annual Report, which is incorporated by reference into the accompanying prospectus.
Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
Revenues
Our revenues increased by 93.2% from RMB4,976.6 million for the nine months ended September 30, 2019 to RMB9,616.8 million (US$1,416.4 million) for the nine months ended September 30, 2020, primarily attributable to (i) an increase in the number of vehicles sold in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, and (ii) an increase in the incremental revenue recognized from user rights and service packages, which was in line with the growth of our vehicle sales.
Cost of sales
Our cost of sales increased by 50.0% from RMB5,921.6 million for the nine months ended September 30, 2019 to RMB8,885.4 million (US$1,308.7 million) for the nine months ended September 30, 2020, mainly due to the increase of delivery volume of the ES6, the ES8, and the EC6 in the nine months ended September 30, 2020.
Research and Development Expenses
Research and development expenses decreased by 51.3% from RMB3,402.2 million for the nine months ended September 30, 2019 to RMB1,658.3 million (US$244.2 million) for the nine months ended September 30, 2020, primarily due to (i) a 70.3% decrease in design and development expense, which decreased from RMB1,525.4 million for the nine months ended September 30, 2019 to RMB452.8 million (US$66.7 million) for the nine months ended September 30, 2020 primarily due to higher design and development expenses incurred before the launch of the ES6 and the all-new ES8 in 2019, as well as reduced design and development activities as a result of the COVID-19 pandemic in the nine months ended September 30, 2020; and (ii) a 37.5% decrease in employee compensation for our research and development employees, which decreased from RMB1,587.4 million for the nine months ended September 30, 2019 to RMB991.3 million (US$146.0 million) for the nine months ended September 30, 2020 primarily due to decrease in the number of our research and development employees (including employees of our product and software development teams) attributable to our continuous cost control efforts.
Selling, General and Administrative Expenses
Selling, general and administrative expenses decreased by 30.2% from RMB3,905.8 million for the nine months ended September 30, 2019 to RMB2,725.5 million (US$401.4 million) for the nine months ended September 30, 2020, primarily due to (i) a 32.9% decrease in employee compensation, which decreased from RMB1,753.5 million for the nine months ended September 30, 2019 to RMB1,176.4 million (US$173.3 million) for the nine months ended September 30, 2020, due to a decrease in the number of our administrative employees attributable to our continuous cost control efforts; and (ii) a 31.6% decrease in marketing and promotional expenses, which decreased from RMB588.1 million for the nine months ended September 30, 2019 to RMB401.8 million (US$59.2 million) for the nine months ended September 30, 2020, primarily due to a decrease in offline marketing and promotional activities as a result of the COVID-19 pandemic.
Loss from Operations
As a result of the foregoing, we incurred a loss from operations of RMB3,676.3 million (US$541.5 million) for the nine months ended September 30, 2020, as compared to a loss of RMB8,253.0 million for the nine months ended September 30, 2019.
Interest Income
For the nine months ended September 30, 2020, we recorded interest income of RMB89.9 million (US$13.2 million), as compared to RMB137.9 million for the nine months ended September 30, 2019, primarily due to the interest income received on lower average balance of time deposits in the nine months ended September 30, 2020.
Interest Expense
For the nine months ended September 30, 2020, we recorded interest expense of RMB332.2 million (US$48.9 million), as compared to interest expense of RMB268.2 million for the nine months ended September 30, 2019, primarily because the principal amount of convertible notes outstanding was higher in the nine months ended September 30, 2020 due to the issuance of the Affiliate Notes and the 2021 Notes, and to a lesser extent, the interest-bearing period of our long-term convertible notes issued in February 2019 was shorter in the nine months ended September 30, 2019 than in the nine months ended September 30, 2020.
Share of Losses of Equity Investees
We recorded share of losses of equity investees of RMB32.1 million (US$4.7 million) for the nine months ended September 30, 2020, as compared with share of losses of equity investee of RMB64.5 million for the nine months ended September 30, 2019.
Other Income, Net
We recorded other income of RMB39.9 million (US$5.9 million) for the nine months ended September 30, 2020, as compared to other income of RMB22.3 million for the nine months ended September 30, 2019, primarily due to the offsetting effect of commission return and foreign exchange adjustments in connection with the movements between the U.S. dollar and the Renminbi.
Income Tax Expense
For the nine months ended September 30, 2020, our income tax expense was RMB4.7 million (US$0.7 million), as compared to RMB5.6 million for the nine months ended September 30, 2019.
Net Loss
As a result of the foregoing, we incurred a net loss of RMB3,915.5 million (US$576.7 million) for the nine months ended September 30, 2020, as compared to a net loss of RMB8,431.0 million for the nine months ended September 30, 2019.
Cash Flows and Working Capital
As of September 30, 2020, we had a total of RMB19.6 billion (US$2.9 billion) in cash and cash equivalents and restricted cash. As of September 30, 2020, 76.7% of our cash and cash equivalents and restricted cash were denominated in U.S. dollars and held in PRC, Hong Kong and United States, and the other cash and cash equivalents and restricted cash were mainly denominated in Renminbi and held in the PRC. Our cash and cash equivalents consist primarily of cash on hand, time deposits and highly-liquid investments placed with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.
As of September 30, 2020, the total size of our bank facilities was RMB13,140 million (US$1,935.3 million), of which RMB1,110.3 million (US$163.5 million), RMB1.4 million (US$0.2 million) and RMB1,511.5 million (US$222.6 million) were utilized for borrowing, letters of credit and bankers’ acceptance, respectively. As of September 30, 2020, we had RMB6,764.9 million (US$996.4 million) in total long-term borrowings outstanding, consisting primarily of convertible notes and our long-term bank debt.
We operate with continuous loss and negative operating cash flow. As of the date of the prospectus, the cash contribution obligations of us and the Hefei Strategic Partners have all been fulfilled, and we hold 86.476% controlling equity interests in NIO China. For details on the cash investment installments, please see “Hefei Strategic Investors.” We believe that our current cash and cash equivalents, short-term investment and cash generated from operations will be sufficient to support our continuous operations and to meet our payment obligations when liabilities fall due for the next 12 months from the date of this prospectus supplement. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional capital and finance funding, including this offering. The issuance and sale of additional equity, including this offering, would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations.
The following table sets forth a summary of our cash flows for the periods indicated.
	Nine Months Ended September 30,
	2019	2020
	RMB	RMB	US$
	(in thousands, unaudited)
Summary of Consolidated Cash Flow Data:
Net cash used in operating activities	(8,253,523)	(196,712)	(28,972)
Net cash provided by/(used in) investing activities	2,849,861	(3,661,405)	(539,267)
Net cash provided by financing activities	3,365,477	22,515,102	3,316,116
Effects of exchange rate changes on, cash equivalents and restricted cash	11,403	(91,270)	(13,443)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,026,782)	18,565,715	2,734,434
Cash, cash equivalents and restricted cash at beginning of the period	3,224,387	989,869	145,792
Cash, cash equivalents and restricted cash at end of the period	1,197,605	19,555,584	2,880,226
Net cash used in operating activities was RMB196.7 million (US$29.0 million) in the nine months ended September 30, 2020, primarily attributable to a net loss of RMB3,915.5 million (US$576.7 million), adjusted for (i) non-cash items of RMB1,409.3 million (US$207.6 million), which primarily consisted of depreciation and amortization of RMB764.8 million (US$112.6 million), amortization of right-of-use assets of RMB349.4 million (US$51.5 million), share-based compensation expenses of RMB126.9 million (US$18.7 million) and foreign exchange loss of RMB75.9 million (US$11.2 million), (ii) a net increase in operating assets and liabilities by RMB 2,309.4 million (US$340.1 million), which was primarily attributable to an increase in trade payable of RMB1,860.6 million (US$274.0 million), a decrease in other non-current assets of RMB738.7 million (US$108.8 million), primarily consisting of long-term deposit and receivables of installment payments for battery, which was partially offset by, among others, a decrease in operating lease liabilities of RMB323.3 million (US$47.6 million), an increase in inventory of RMB151.7 million (US$22.4 million) and an increase in trade receivable of RMB137.6 million (US$20.3 million), primarily consisting of receivable for national subsidy and local subsidy.

Net cash used in investing activities was RMB3,661.4 million (US$539.3 million) in the nine months ended September 30, 2020, primarily attributable to (i) purchases of short-term investments of RMB2,967.6 million (US$437.1 million), and (ii) purchase of property, plant and equipment and intangible assets of RMB952.4 million (US$140.3 million), partially offset by (i) proceeds from sale of short-term investments of RMB353.0 million (US$52.0 million), and (ii) proceeds from disposal of property and equipment of RMB163.1 million (US$24.0 million).
Net cash provided by financing activities was RMB22.5 billion (US$3.3 billion) in the nine months ended September 30, 2020, primarily attributable to (i) proceeds from issuance of ordinary shares, net of RMB14,943.8 million (US$2,201.0 million), (ii) capital injection from redeemable non-controlling interests of RMB5,000.0 million (US$736.4 million), (iii) proceeds from issuance of convertible promissory note of RMB3,105.1 million (US$457.3 million), and (iv) proceeds from borrowings of RMB645.5 million (US$95.1 million), partially offset by (i) repayments of borrowings of RMB721.2 million (US$106.2 million), and (ii) repurchase of redeemable non-controlling interests of RMB511.5 million (US$75.3 million).
Capital Expenditures
We made capital expenditures of RMB952.4 million (US$140.3 million) in the nine months ended September 30, 2020. In the nine months ended September 30, 2020, our capital expenditures were mainly used for the acquisition of property, plant and equipment and intangible assets which consisted primarily of mold and tooling, IT equipment, research and development equipment, leasehold improvements, consisting primarily of office space, NIO Houses and laboratory improvements as well as the roll-out of our power solutions. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of the securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately US$2,613.7 million (or approximately US$3,006.0 million assuming the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us.
We expect to use the net proceeds from this offering as follows:
(i)
approximately 60% for research and development of new products and next generations of autonomous driving technologies;

(ii)
approximately 30% for sales and service network expansion and market penetration; and

(iii)
the remaining 10% for general corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2020:
•
on an actual basis;

•
on a pro forma as adjusted basis to give effect to the issuance and sale by us of 68,000,000 Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement and the accompanying prospectus, resulting in estimated net proceeds of US$2,613.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the options to purchase additional ADSs.

The pro forma as adjusted information is illustrative only. You should read this table in conjunction with our consolidated financial statements and related notes included and “Item 5. Operating and Financial Review and Prospects” in our 2019 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of September 30, 2020
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands) (unaudited)
Current Assets
Cash and cash equivalents	19,327,717	2,846,665	37,090,655	5,462,863
Restricted cash	184,244	27,136	184,244	27,136
Short-term investments	2,718,303	400,363	2,718,303	400,363
Shareholders’ Equity:
Class A ordinary shares	1,934	286	2,049	303
Class B ordinary shares	226	33	226	33
Class C ordinary shares	254	37	254	37
Treasury shares	—	—	—	—
Additional paid-in capital	58,380,028	8,598,449	76,136,074	11,213,632
Accumulated other comprehensive loss	(98,128)	(14,453)	(98,128)	(14,453)
Accumulated deficit	(50,262,046)	(7,402,799)	(50,263,046)	(7,402,946)
Total NIO Inc. Shareholders’ Equity	8,022,268	1,181,553	25,777,429	3,796,606
Noncontrolling interests	4,384	646	4,384	646
Total Shareholders’ Equity	8,026,652	1,182,199	25,781,813	3,797,252
Total Capitalization	20,937,093	3,083,702	38,692,254	5,698,755

PRINCIPAL SHAREHOLDERS
As of the date of this prospectus supplement, our authorized share capital consists of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 1,214,112,288 of which are issued and outstanding, (ii) 128,293,932 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025, of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus supplement, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after the date of this prospectus, by each of our directors, officers and principal shareholders, as well as the number of ordinary shares represented by ADSs to be issued by us in this offering for purpose of calculating beneficial ownership after the offering, assuming underwriters do not exercise their right to purchase additional ADSs from us.
	Ordinary Shares Beneficially Owned Prior to This Offering						Ordinary Shares Beneficially Owned After This Offering
	Class A	Class B	Class C
	ordinary shares beneficially owned	ordinary shares beneficially owned	ordinary shares beneficially owned	Total ordinary shares beneficially owned	% of beneficial ownership	% of aggregate voting power	% of beneficial ownership	% of aggregate voting power
Directors and Executive Officers**:
Bin Li(1)	22,967,776	—	148,500,000	171,467,776	11.5	41.3	11.0	40.4
Lihong Qin	*	—	—	*	*	*	*	*
Feng Shen	*	—	—	*	*	*	*	*
Xin Zhou	*	—	—	*	*	*	*	*
Wei Feng	*	—	—	*	*	*	*	*
Ganesh V. Iyer(2)	*	—	—	*	*	*	*	*
Hai Wu(3)	*	—	—	*	*	*	*	*
Denny Ting Bun Lee(4)	*	—	—	*	*	*	*	*
James Gordon Mitchell(5)	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	37,586,208	—	148,500,000	186,086,208	12.4	41.8	11.9	40.8
Principal Shareholders:
Founder vehicles(6)	16,967,776	—	148,500,000	165,467,776	11.1	41.3	10.6	40.4
Tencent entities(7)	43,028,990	132,030,222	—	175,059,212	11.5	18.4	11.0	17.9
Baillie Gifford & Co(8)	101,370,431	—	—	101,370,431	6.8	3.5	6.5	3.4

*
Less than 1% of our total outstanding shares.

**
Except where otherwise disclosed in the footnotes below, the business address of all the directors and executive officers is Building 16, 20 and 22, No. 56 AnTuo Road, Anting Town, Jiading District, Shanghai 201804, People’s Republic of China.

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.
(1)
Represents (i) 6,000,000 Class A ordinary shares issuable to Mr. Bin Li upon exercise of options within 60 days after the date of this prospectus, (ii) 4,778,523 Class A ordinary shares and 84,234,928 Class C ordinary shares held by Originalwish Limited, a British Virgin Islands company wholly owned by Mr. Bin Li, (iii) 26,454,325 Class C ordinary shares held by mobike Global Ltd., a British Virgin Islands company wholly owned by Mr. Bin Li, and (iv) 12,189,253 Class A ordinary shares and 37,810,747 Class C ordinary shares held by NIO Users Limited, a holding company controlled by NIO Users Trust, which is under the control of Mr. Bin Li.

(2)
The business address of Mr. Iyer is 3200 North First Street, San Jose, CA 95134.

(3)
The business address of Mr. Hai Wu is No. 53, Gaoyou Road, Xuhui District, Shanghai, People’s Republic of China.

(4)
The business address of Mr. Lee is No. 4 Dianthus Road, Yau Yat Chuen, Kowloon, Hong Kong.

(5)
The business address of Mr. Mitchell is Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.

(6)
Represents (i) 4,778,523 Class A ordinary shares and 84,234,928 Class C ordinary shares held by Originalwish Limited, (ii) 26,454,325 Class C ordinary shares held by mobike Global Ltd., and (iii) 12,189,253 Class A ordinary shares and 37,810,747 Class C ordinary shares held by NIO Users Limited, which are collectively referred to in this prospectus supplement as Founder Vehicles. Each of Originalwish Limited and mobike Global Ltd. is a company incorporated in the British Virgin Islands and beneficially owned by Mr. Bin Li. NIO Users Limited is a holding company controlled by NIO Users Trust, which is under the control of Mr. Bin Li. The registered address of Originalwish Limited and mobike Global Ltd. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. The registered address of NIO Users Limited is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(7)
Based on the statement on Schedule 13D/A filed on July 13, 2020 jointly by (i) Tencent Holdings Limited, (ii) Image Frame Investment (HK) Limited, (iii) Mount Putuo Investment Limited, and (iv) Huang River Investment Limited, pursuant to which Mount Putuo Investment Limited holds 40,905,125 Class B ordinary shares, Image Frame Investment (HK) Limited holds 87,388,807 Class B ordinary shares, an affiliate of Tencent Holdings Limited holds 3,736,290 Class B ordinary shares, and Huang River Investment Limited holds 43,028,990 Class A ordinary shares, which includes (i) 7,070,749 Class A ordinary shares represented by 7,070,749 ADSs held by Huang River Investment Limited, and (ii) 3,154,077 Class A ordinary shares issuable upon conversion of the 2024 Notes within 60 days from the date thereof based on the initial conversion price, 16,778,523 Class A ordinary shares issuable upon conversion of the Affiliate Notes due 2020 within 60 days from the date thereof based on the initial conversion price and 16,025,641 Class A ordinary shares issuable upon conversion of the Affiliate Notes due 2022 within 60 days from the date thereof based on the initial conversion price. Mount Putuo Investment Limited, Image Frame Investment (HK) Limited and Huang River Investment Limited are collectively referred to in this prospectus supplement as the Tencent entities. Mount Putuo Investment Limited and Huang River Investment Limited are companies incorporated in the British Virgin Islands, and Image Frame Investment (HK) Limited is a company incorporated in Hong Kong. Each of Image Frame Investment (HK) Limited, Mount Putuo Investment Limited and Huang River Investment Limited is beneficially owned and controlled by Tencent Holdings Limited. The registered office of Huang River Investment Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Image Frame Investment (HK) Limited is 29/F Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The registered address of Mount Putuo Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(8)
Based on the statement on Schedule 13G/A filed on January 17, 2020 by Baillie Gifford & Co., Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries own 101,370,431 ADSs representing 101,370,431 Class A ordinary shares. The registered address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

DIVIDEND POLICY
The payment of dividends is at the discretion of our board of directors, subject to our eleventh amended and restated memorandum and articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or the share premium account, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
We are a holding company incorporated in the Cayman Islands. We may rely on dividends paid by our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and China International Capital Corporation Hong Kong Securities Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:
Name	Number of ADSs
Morgan Stanley & Co. LLC	54,400,000
China International Capital Corporation Hong Kong Securities Limited	13,600,000
Total:	68,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions, such as lack of material adverse change, or any development involving a prospective material adverse change, in the business, financial condition and results of operations of the Company. The underwriters are obligated, severally but not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.
The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 10,200,000 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.
The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 10,200,000 ADSs.
Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$39.00	US$2,652,000,000	US$3,049,800,000
Underwriting discounts and commissions to be paid by us	US$0.54600	US$37,128,000	US$42,697,200
Proceeds, before expenses, to us	US$38.4540	US$2,614,872,000	US$3,007,102,800
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$1.1 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$0.1 million.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.
Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC. Therefore, to the extent China International Capital

Corporation Hong Kong Securities Limited intends to make any offers or sales of ADSs in the United States, it will do so only through one or more SEC-registered broker-dealers in compliance with the applicable securities laws and regulations.
The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.
The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036, United States of America. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.
Our ADSs are listed on the New York Stock Exchange under the trading symbol “NIO”.
We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement, or the restricted period:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of our Class A ordinary shares or ADSs or such other securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph do not apply to:
•
the sale of our Class A ordinary shares or ADSs to the underwriters; or

•
the issuance by the Company of our Class A ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our Class A ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of our Class A ordinary shares or ADSs during the restricted period and (ii) no public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of us regarding the establishment of such plan.

Our directors, executive officers and certain existing shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the restricted period:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of our Class A ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any of our

Class A ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs.
The restrictions described in the immediately preceding paragraph are subject to certain exceptions, including, among others:
•
transactions relating to our Class A ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; provided that no filing under the Exchange Act or other public announcement is required or voluntarily made in connection with subsequent sales of our Class A ordinary shares or ADSs or other securities acquired in such open market transactions;

•
transfers of our Class A ordinary shares or ADSs or any security convertible into our Class A ordinary shares or ADSs as a bona fide gift;

•
transfers or distributions of our Class A ordinary shares or ADSs or any security convertible into our Class A ordinary shares or ADSs to affiliates, limited partners or shareholders of the such person;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our Class A ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of our Class A ordinary shares or ADSs during the restricted period and (ii) no public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of us regarding the establishment of such plan; or

•
transactions by operation of law, including pursuant to an order of a court (including a domestic order or a negotiated divorce settlement) or regulatory agency, provided that no public announcement shall be required or made voluntarily during the restricted period in connection with such transaction.

The representatives, in their sole discretion, may release our Class A ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs pursuant to Regulation M of the Securities Act of 1933. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs. The underwriters may also sell ADSs in excess of the option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time. If the representatives of the underwriters purchase the ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
This prospectus supplement and the accompanying prospectus in electric format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
Dubai International Financial Center
This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France
Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Germany
This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.
Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.
This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong
The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Israel
This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus supplement.
Italy
The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus supplement or any other documents relating to the ADSs may not be distributed in Italy except:
•
to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended, or Regulation No. 16190, pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended, or Regulation No. 11971; or

•
in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or any other documents relating to the ADSs in the Republic of Italy must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•
in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•
in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.
Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.
Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.
Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
PRC
This prospectus supplement has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar
The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar, or Qatar, in a manner that would constitute a public offering. This prospectus supplement has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus supplement is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore, or the MAS. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:
(1)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law;

(4)
as specified in Section 276(7) of the SFA; or

(5)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under Section 309B(1)(c) of the SFA: We have determined that the ADSs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.
Taiwan
The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.
United Arab Emirates (Excluding the Dubai International Financial Center)
The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.
The information contained in this prospectus supplement does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

TAXATION
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over, and overall management of, the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
•
banks and other financial institutions;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
traders that elect to use a mark-to-market method of accounting;

•
certain former U.S. citizens or long-term residents;

•
tax-exempt entities (including private foundations);

•
holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•
investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•
investors that have a functional currency other than the U.S. dollar;

•
persons that actually or constructively own 10% or more of our stock (by vote or value); or

•
partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a

U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based upon our current income and assets, we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market. For those purposes, our ADSs, but not our Class A ordinary shares, are treated as traded on a qualified exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election technically cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.
This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.
We incorporate by reference the documents listed below in this prospectus supplement:
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Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on May 14, 2020;

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Our current report on Form 6-K furnished on June 9, 2020;

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Our current report on Form 6-K furnished at 6:24 A.M. (Eastern time) on June 30, 2020;

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Our current report on Form 6-K furnished on December 10, 2020;

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The description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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With respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Shanghai, 201804, People’s Republic of China
Tel: (86 21) 21 6908 2018
Attention: Investor Relations Department

PROSPECTUS
NIO Inc.
CLASS A ORDINARY SHARES
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. The selling shareholders may sell shares of our Class A ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “NIO.” On June 8, 2020, the last reported sale price of the ADSs on the New York Stock Exchange was US$5.97 per ADS.
Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 9, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:
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the terms “we,” “us,” “our company,” “our” and “NIO” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

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“shares” and “ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share, “Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.00025 per share, “Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.00025 per share, and “Class C ordinary shares” refers to our Class C ordinary shares, par value US$0.00025 per share;

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“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

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“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

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all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:
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our goals and growth strategies;

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the outbreak of COVID-19;

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our future business development, financial conditions and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry;

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relevant government policies and regulations relating to our industry; and

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assumptions underlying or related to any of the foregoing.

Although we believe that our expectations expressed in the forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. These forward-looking statements are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus, any prospectus supplement and the documents incorporated by reference with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of December 31, 2019, we had delivered 20,480 ES8s to customers in more than 270 cities.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance version is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the ES6 performance version boasts an NEDC range of up to 610 km. As of December 31, 2019, we had delivered 11,433 ES6s to customers in more than 250 cities.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 squaremeter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Users can pre-order the EC6 through the NIO App and we expect to begin making deliveries of the EC6 in September 2020.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home, our home charging solution; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 270,000 charging piles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third- party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team.
For more information about our company, please see “Item 4. Information on the Company” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain our website at https://ir.nio.com/. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS
Please see the factors set forth in “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).
The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our current eleventh amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital US$1,000,000 is divided into 4,000,000,000 shares comprising of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 831,928,082 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following are summaries of material provisions of our eleventh amended and restated memorandum and articles of association, which became effective upon the completion of the initial public offering of our ADSs in September 2018, and the Companies Law insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our entire eleventh amended and restated memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference. For information on how to obtain copies of our eleventh amended and restated memorandum and articles of association, see “Where You Can Find More Information About Us.”
Ordinary Shares
General.   Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the holders of ordinary shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our eleventh amended and restated memorandum and articles of association, our company may not issue bearer shares.
Conversion.   Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Each Class C ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares or Class C ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share or Class C ordinary share by a shareholder to any person who is not an affiliate of such shareholder, or upon a change of ultimate beneficial ownership of any Class B ordinary share or Class C ordinary share to any person who is not an affiliate of the registered shareholder of such share, each such Class B ordinary share and Class C ordinary share, as applicable, shall be automatically and immediately converted into one (1) Class A ordinary share.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our eleventh amended and restated memorandum articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, under the laws of the Cayman Islands, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our eleventh amended and restated memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating all or any of our share capital into shares of larger amount than our existing shares, sub-dividing our shares or any of them into shares of an amount smaller than that fixed by our eleventh amended and restated memorandum and articles of association, and cancelling any unissued shares. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our eleventh amended and restated memorandum and articles of association.
Appointment and Removal of Directors.   Our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board. Directors may be appointed or removed by ordinary resolution of our shareholders.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our eleventh amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our eleventh amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions in our eleventh amended and restated memorandum and articles of association set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.
Liquidation.   On the winding-up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding-up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares.   Our eleventh amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our eleventh amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.
Anti-Takeover Provisions.   Some provisions of our eleventh amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our eleventh amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies, ordinary non-resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident/non-resident company except that an exempted company:
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does not have to file an annual return detailing its shareholders with the Registrar of Companies of the Cayman Islands;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. Under our eleventh amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our eleventh amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our eleventh amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our eleventh amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our eleventh amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our eleventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our eleventh amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our eleventh amended and restated articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our eleventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our eleventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our eleventh amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our eleventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our eleventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of securities issuances by us in the past three years.
Ordinary Shares
On August 1, 2018, we issued 1,541,667 ordinary shares to Prime Hubs Limited for nil consideration. The ordinary shares were converted into Class A ordinary shares upon the completion of our initial public offering.
On September 12, 2018, we completed our initial public offering of 160,000,000 American depositary shares, each representing one Class A ordinary share. Subsequently on October 12, 2018, the associated over-allotment option were fully exercised by our underwriters for our initial public offering and an additional 24,000,000 American depositary shares, each representing one Class A ordinary share, were issued. The offering and the over-allotment option were completed at an issuance price of $6.26 per ADS.
Preferred Shares
On July 6, 2017, we issued an aggregate of 24,466,024 series C preferred shares for aggregate consideration of US$95,050,500.0 to Tea Leaf Limited, BLISSFUL DAYS HOLDINGS LIMITED, Guangfa Xinde Capital Management Limited, Bluefuture Fund L.P., UBS AG, London Branch, KEEN EAGLE CAPITAL INVESTMENT LIMITED and China Oceanwide International Asset Management Limited.

On July 20, 2017, we issued 1,287,001 series C preferred shares for consideration of US$5,000,000.0 to CMFHK Fortune 100 SPC.
On November 10, 2017, we issued an aggregate of 196,211,257 series D preferred shares for aggregate consideration of US$1,050,300,000.0 to Image Frame Investment (HK) Limited, MORESPARK LIMITED, LEAP PROSPECT LIMITED, Serenity WL Holdings Ltd, SCOTTISH MORTGAGE INVESTMENT TRUST PLC, PACIFIC HORIZON INVESTMENT TRUST PLC, Myriad Opportunities Master Fund Limited, LONE SPRUCE, L.P., Lone Cypress, LTD., ULTRA RESULT HOLDINGS LIMITED, AL NAHDHA INVESTMENT LLC, Al Beed Group, Oldbridge Invest L.L.C., AC Limited, BEST CASTLE LIMITED, HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED, WP NIO Investment Partnership, LP, Lezmenia Assets Limited, LAPATHIA HOLDINGS LIMITED, PV Vision Limited, Silver Ridge Fund I Limited Partnership, The Mabel Chan 2012 Family Trust, Magic Stone Special Opportunity Fund IV L.P., Mega Treasure Investment Limited, Tanzanite Gem Holdings Limited, SCC Growth IV Holdco A, Ltd., Joy Next Investment Management Limited, Anderson Investments Pte. Ltd., HH DYU Holdings Limited, TPG Growth III SF Pte. Ltd., Bluestone Company Limited, Bright Sky II, L.P, Diamond Division Limited, WEST CITY ASIA LIMITED, Haixia NEV International Limited Partnership, Palace Investments Pte. Ltd. and KEEN EAGLE CAPITAL INVESTMENT LIMITED.
On November 24, 2017, we issued an aggregate of 11,769,312 series D preferred shares for aggregate consideration of US$63,000,000.0 to Caitong Funds SPC — New Technology Fund Segregated Portfolio, CICC Ehealthcare Investment Limited, CapThrone Investment Limited Partnership and HCM VI Limited.
On December 1, 2017, we issued 4,670,362 series D preferred shares for a consideration of US$25,000,000.0 to STAR AZURE INTERNATIONAL LIMITED.
On December 15, 2017, we issued 934,072 series D preferred shares for consideration of US$5,000,000.0 to Oceanwide Sigma Limited.
On February 24, 2018, we forfeited 937,160 series C preferred shares from CEG Smart Travel Co., Limited.
All preferred shares were converted into Class A, Class B or Class C ordinary shares upon the completion of our initial public offering.
Option and Restricted Share Grants
We have granted options, restricted shares and other awards to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information About Us.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.
If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees
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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

If we:	Then:
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees of the arbitrator and other costs incurred by the parties in connection with such arbitration shall be paid by the party or parties that is (are) unsuccessful in such arbitration. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims arising under the Securities Act or the Exchange Act in state or federal courts. The arbitration provision of the deposit agreement shall not relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act and is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

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when you owe money to pay fees, taxes and similar charges;

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

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other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy of the Cayman Islands). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
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banks and other financial institutions;

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insurance companies;

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pension plans;

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cooperatives;

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regulated investment companies;

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real estate investment trusts;

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broker-dealers;

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traders that elect to use a mark-to-market method of accounting;

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certain former U.S. citizens or long-term residents;

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tax-exempt entities (including private foundations);

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holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

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investors that have a functional currency other than the U.S. dollar;

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investors required to accelerate the recognition of any item of gross income with respect to ADSs or Class A ordinary shares “as a result of such income being recognized on an applicable financial statement”;

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persons that actually or constructively own 10% or more of our stock (by vote or value); or

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partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based on our current and expected composition of income and assets and the value of our assets (and taking into account our current market capitalization), we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement.
Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NIO Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We also maintain a website at http://ir.nio.com/, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement
As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
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our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020;

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our current report on Form 6-K furnished on June 9, 2020;

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the description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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with respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Anting Town, Jiading District, Shanghai 201804
People’s Republic of China
Tel: +86 21 6908-3681
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.